Exhibit 10.1

Senior First Lien Credit Facilities

CREDIT AGREEMENT

dated as of July 17, 2012,

as amended by

the First Amendment, dated as of April 1, 2013,

the Second Amendment, dated as of November 27, 2013,

the Third Amendment, dated as of May 21, 2015,

the Fourth Amendment, dated as of July 1, 2015,

the Fifth Amendment, dated as of May 11, 2016, and

the Sixth Amendment, dated as of August 19, 2016

among

WIDEOPENWEST FINANCE, LLC,
as Borrower,

RACECAR ACQUISITION, LLC and

WIDEOPENWEST KITE INC.,
as Parent Guarantors,

The Several Lenders
from Time to Time Parties Hereto

and

CREDIT SUISSE AG,
as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.

and

CREDIT SUISSE SECURITIES (USA), LLC

as the Sixth Amendment Lead Arrangers

i

SCHEDULES

Schedule 1.1(a)	Mortgaged Properties
Schedule 1.1(b)	Revolving Credit Commitments and Term Loan Commitments
Schedule 1.1(c)	Existing Letters of Credit
Schedule 1.1(d)	Existing Specified Hedge Agreements
Schedule 8.12	Subsidiaries
Schedule 8.16(b)	UCC Filing Jurisdictions
Schedule 8.16(c)	Mortgage Recording Jurisdictions
Schedule 9.20	Post-Closing Covenants
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Guarantee Agreement
Exhibit C-1	Form of Security Agreement
Exhibit C-2	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Mortgage (Real Property)
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Letter of Credit Request
Exhibit H-1	Form of Pari Passu Intercreditor Agreement
Exhibit H-2	Form of Second Lien Intercreditor Agreement
Exhibit I	Form of U.S. Tax Compliance Certificate
Exhibit J-1	Form of Borrower Closing Certificate
Exhibit J-2	Form of Credit Party Closing Certificate
Exhibit K-1	Form of Promissory Note (Term Loans)
Exhibit K-2	Form of Promissory Note (Revolving Credit Loans)
Exhibit L	Form of Solvency Certificate

v

CREDIT AGREEMENT, dated as of July 17, 2012, as amended by the First Amendment, dated as of April 1, 2013, the Second Amendment, dated as of November 27, 2013, the Third Amendment, dated as of May 21, 2015, the Fourth Amendment, dated as of July 1, 2015, the Fifth Amendment, dated as of May 11, 2016, and the Sixth Amendment, dated as of August 19, 2016 among WIDEOPENWEST FINANCE, LLC, a Delaware limited liability company (the “Borrower”), RACECAR ACQUISITION, LLC, a Delaware limited liability company (“Holdings”), WIDEOPENWEST KITE INC., a Delaware corporation (including as successor by merger to WIDEOPENWEST CLEVELAND, INC., WIDEOPENWEST ILLINOIS, INC., WIDEOPENWEST NETWORKS, INC., WIDEOPENWEST OHIO, INC. and WOW SIGECOM, INC.) (“WOW Knology Parent”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), and CREDIT SUISSE AG, as Administrative Agent.

The Borrower, Kingston Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Knology, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger dated as of April 18, 2012 (the “Merger Agreement”), pursuant to which the Borrower has agreed to acquire (the “Acquisition”) the Company. In connection with the Acquisition, on the Closing Date, the Company will be merged (the “Merger”) with and into Merger Sub, with the Company surviving as a direct wholly owned Subsidiary of the Borrower.

In connection with the Acquisition and the refinancing of the Existing Credit Facilities (this and other capitalized terms used herein having the meanings given to them in Section 1.1 below), the Borrower has requested the Lenders to extend credit in the form of (a) Term Loans, in an initial aggregate principal amount of $1,920,000,000 and (b) Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the applicable Maturity Date, in an initial aggregate principal amount outstanding at any time prior to the Non-Extended Revolving Credit Maturity Date not in excess of $200,000,000 less the aggregate Letters of Credit Outstanding at such time. The Borrower has requested the Letter of Credit Issuer to issue Letters of Credit at any time and from time to time prior to the L/C Maturity Date, in an aggregate face amount at any time outstanding not in excess of the Letter of Credit Commitment.

The proceeds of the Term Loans, together with the proceeds of the Equity Contribution and the proceeds of the Senior Unsecured Notes and the Senior Subordinated Notes issued on the Closing Date, will be used by the Borrower solely to effect the Refinancing Transactions and the Acquisition and to pay Transaction Expenses. Proceeds of Revolving Credit Loans will be used solely for general corporate purposes of Holdings, the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions, capital expenditures and repayments of Indebtedness not prohibited hereunder) and to pay Transaction Expenses to the extent permitted herein. Letters of Credit will be used by the Borrower for general corporate purposes.

The parties hereto hereby agree as follows:

SECTION 1.                            Definitions.

1.1                               Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0%, (c) the Adjusted LIBO Rate applicable for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, solely for purposes of determining the Adjusted LIBO Rate for purposes of the foregoing, the LIBO Rate for any day shall be based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates), and (d) with respect to Term Loans only, 2.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations or offers in accordance with the terms of the respective definitions thereof, the ABR shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. Notwithstanding the foregoing, if the “ABR” as otherwise determined pursuant to this definition shall be less than (a) with respect to Term Loans only, 1.00%, then such rate shall be deemed 1.00% for the purposes of this Agreement and (b) with respect to Revolving Credit Loans only, 0.00%, then such rate shall be deemed 0.00% for the purposes of this Agreement.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR.

“Acceptable Price” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Accepting Lenders” shall have the meaning provided in Section 2.18(a).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Acquired Entity”), for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Acquired Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Acquired Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Acquired Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition” shall have the meaning provided in the preamble to this Agreement.

“Additional Lender” shall have the meaning provided in Section 2.17(a).

“Additional Revolving Credit Commitments” shall have the meaning provided in Section 2.17(a).

“Adjusted LIBO Rate” shall mean, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (a) (i) with respect to Term Loans only, 1.00% per annum and (ii) with respect to Revolving Credit Loans only, 0.00% per annum, and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) the Statutory Reserve Rate.

“Administrative Agent” shall mean Credit Suisse AG, as the administrative agent under this Agreement and the other Credit Documents, together with any of its successors in such capacity.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at Eleven Madison Avenue, New York, New York 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Class” shall have the meaning provided in Section 2.18(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person (other than an individual) if the first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Secured Party shall be considered an Affiliate of any Credit Party.

“Affiliated Investment Fund” shall mean an Affiliate of the Sponsor (other than any Parent Guarantor, the Borrower or any of their respective Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

“Affiliated Lender” shall mean a Lender that is the Sponsor or an Affiliate of the Sponsor, other than any Parent Guarantor, the Borrower and their respective Subsidiaries or any natural Person.

“Agents” shall mean the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents, the Documentation Agent and the Amendment Agents.

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amendment Agents” shall mean, collectively, the First Amendment Agents, the Second Amendment Lead Arranger, the Third Amendment Lead Arranger, the Fourth Amendment Lead Arranger, the Fifth Amendment Lead Arrangers and the Sixth Amendment Lead Arrangers.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, (a) with respect to each ABR Loan that is a Term Loan, (i) prior to the First Amendment Effective Date, 4.00% per annum, (ii) on and after the First Amendment Effective Date and prior to the Third Amendment Effective Date, with respect to each ABR Loan that is a Term B Loan, (x) if the Senior Secured Leverage Ratio as of the most recent Calculation Date is greater than 5.00 to 1.00, 3.00% per annum, and (y) if the Senior Secured Leverage Ratio as of the most recent Calculation Date is less than or equal to 5.00 to 1.00, 2.75% per annum, and (iii) on and after the Third Amendment Effective Date and prior to the Sixth Amendment Effective Date, with respect to each ABR Loan that is a Term B Loan, 2.50% per annum and (iv) on and after the Sixth Amendment Effective Date, with respect to each ABR Loan that is a Term B Loan, 2.50% per annum and (b) with respect to each ABR Loan that is a Revolving Credit Loan, 2.50% per annum.

Each change in the Applicable ABR Margin resulting from a change in the Senior Secured Leverage Ratio as of any Calculation Date after the Initial Financial Statement Delivery Date shall be effective with respect to all Revolving Credit Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the Section 9.1 Financials indicating such change until the date immediately preceding the next date of delivery of Section 9.1 Financials indicating another such change.

Anything contained herein to the contrary notwithstanding, in the event that any financial statement or Compliance Certificate delivered hereunder is discovered to be inaccurate within one year of delivery (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable ABR Margin for any period (an “Applicable ABR Margin Period”) than the Applicable ABR Margin applied for such Applicable ABR Margin Period, then (1) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable ABR Margin Period, (2) the Applicable ABR Margin shall be determined based on the corrected Compliance Certificate for such Applicable ABR Margin Period, and (3) the Borrower shall promptly pay to the Administrative Agent, for the account of the applicable Lenders, the accrued additional interest and Letter of Credit Fees owing as a result of such increased Applicable ABR Margin for such Applicable ABR Margin Period.

None of the foregoing shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.8(c) or Section 11.

“Applicable Amount” shall mean on any date (the “Reference Date”):

(A) the sum of, without duplication, (i) for purposes of Section 10.5(g)(ii), the proviso to Section 10.5(h), Section 10.5(i), Section 10.6(c) and Section 10.7(a)(x), $50,000,000, and (ii) plus (A) 100% of the cumulative Consolidated EBITDA (without giving effect to any adjustments based on Acquired EBITDA or Disposed EBITDA) for the period (treated as one accounting period) from July 1, 2012, to the end of the most recent fiscal quarter ending immediately prior to the Reference Date for which Section 9.1 Financials have been delivered (or, if such cumulative Consolidated EBITDA for such period is a deficit, minus 100% of such deficit) less (B) 1.4 times cumulative Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for the same period; provided that, (1) in the case of Section 10.5(g)(ii), the proviso to Section 10.5(h), Section 10.5(i), Section 10.6(c) and Section 10.7(a)(x), the amounts in clauses (i) and (ii) above shall only be available if the Borrower shall be in compliance with, on a Pro Forma Basis (which, for the avoidance of doubt, shall be determined after giving effect to any investment or dividend actually made pursuant to Section 10.5(g)(ii), the proviso to Section 10.5(h), Section 10.5(i), Section 10.6(c) or Section 10.7(a)(x) and to the incurrence of any Indebtedness or utilization of cash or cash equivalents in connection therewith), with the Financial Performance Covenant, as such covenant is recomputed as at the most recent Calculation Date for which Section 9.1 Financials have been provided or were required to be provided, (2) in the case of Section 10.7(a)(x) only, the amounts in clauses (i) and (ii) above shall only be available if the Senior Secured Leverage Ratio as of the applicable Reference Date is equal to or less than 3.50 to 1.00, determined on a Pro Forma Basis (which, for the avoidance of doubt, shall be determined after giving effect to any dividend actually made  pursuant to Section 10.6(c) and to the incurrence of any Indebtedness or utilization of cash or cash equivalents in connection therewith), (3) in the case of Section 10.6(c) only, the amounts in clauses (i) and (ii) above shall only be available (x) beginning on November 21, 2017 and (y) subsequent to such date referred to in the preceding clause (x), if the Senior Secured Leverage Ratio as of the applicable Reference Date is equal to or less than 3.00 to 1.00, determined on a Pro Forma Basis (which, for the avoidance of doubt, shall be determined after giving effect to any dividend actually made pursuant to Section 10.6(c) and to the incurrence of any Indebtedness or utilization of cash or cash equivalents in connection therewith), plus

(B) the amount of net cash proceeds received by Holdings from capital contributions and the net cash proceeds received by Holdings from the issuance of its Qualified Capital Stock (other than any capital contribution or issuance of Qualified Capital Stock to the extent utilized in connection with other transactions permitted pursuant to Section 10.5 or 10.6 or to the extent utilized in connection with the exercise of the Cure Right) (to the extent contributed by Holdings (directly or through other Parent Companies) as Qualified Capital Stock to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, minus

(C) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 10.5(g)(ii), the proviso to Section 10.5(h) and Section 10.5(i), (ii) the aggregate amount of dividends made since the Closing Date pursuant to Section 10.6(c) and (iii) the aggregate amount of prepayments, repurchases and redemptions made since the Closing Date pursuant to Section 10.7(a)(x)

; provided that the Applicable Amount shall only be available for any purpose under this Agreement so long as (i) no Event of Default has occurred and is continuing at the Reference Date or would result therefrom and (ii) with respect to any Investment made pursuant to Section 10(g)(ii), the proviso to Section 10.5(h) or Section 10.5(i), or any dividend made pursuant to Section 10.6(c) or any prepayments, repurchases and redemptions made pursuant to Section 10.7(a)(x), in the event the amount of such Investment, dividend or repayment, repurchase or redemption exceeds $25,000,000, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount as at such Reference Date and the amount of such Investment, dividend, repayment, repurchase or redemption, together with all relevant financial information reasonably requested by the Administrative Agent.

“Applicable Discount” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable LIBOR Margin” shall mean at any date, (a) with respect to each LIBOR Loan that is a Term Loan, (i) prior to the First Amendment Effective Date, 5.00% per annum, (ii) on and after the First Amendment Effective Date and prior to the Third Amendment Effective Date, with respect to each LIBOR Loan that is a Term B Loan, (x) if the Senior Secured Leverage Ratio as of the most recent Calculation Date is greater than 5.00 to 1.00, 4.00% per annum, and (y) if the Senior Secured Leverage Ratio as of the most recent Calculation Date is less than or equal to 5.00 to 1.00, 3.75% per annum, (iii) on and after the Third Amendment Effective Date and prior to the Sixth Amendment Effective Date, with respect to each LIBOR Loan that is a Term B Loan, 3.50% per annum and (iv) on and after the Sixth Amendment Effective Date, with respect to each LIBOR Loan that is a Term B Loan, 3.50% per annum and (b) with respect to each LIBOR Loan that is a Revolving Credit Loan, 3.50% per annum.

Each change in the Applicable LIBOR Margin resulting from a change in the Senior Secured Leverage Ratio as of any Calculation Date after the Initial Financial Statement Delivery Date shall be effective with respect to all Revolving Credit Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the Section 9.1 Financials indicating such change until the date immediately preceding the next date of delivery of Section 9.1 Financials indicating another such change.

Anything contained herein to the contrary notwithstanding, in the event that any financial statement or Compliance Certificate delivered hereunder is discovered to be inaccurate within one year of delivery (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable LIBOR Margin for any period (an “Applicable LIBOR Margin Period”) than the Applicable LIBOR Margin applied for such Applicable LIBOR Margin Period, then (1) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable LIBOR Margin Period, (2) the Applicable LIBOR Margin shall be determined based on the corrected Compliance Certificate for such Applicable LIBOR Margin Period, and (3) the Borrower shall promptly pay to the Administrative Agent, for the account of the applicable Lenders, the accrued additional interest and Letter of Credit Fees owing as a result of such increased Applicable LIBOR Margin for such Applicable LIBOR Margin Period.

None of the foregoing shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.8(c) or Section 11.

“Approved Fund” shall have the meaning provided in Section 13.6(b).

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business unit, asset or other property of the Borrower, any Parent Guarantor or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any Capital Stock of any Subsidiary of a Parent Guarantor or the Borrower owned by a Parent Guarantor or the Borrower or a Restricted Subsidiary, including any sale or issuance of any Capital Stock of any Subsidiary of a Parent Guarantor). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b), (e) and (g).

“Asset Swap” shall mean any transaction or transactions involving the disposition to one or more Persons of assets owned by one or more of the Borrower or any of its Restricted Subsidiaries comprising one or more cable television systems, or portions thereof, and related assets, and within three months of such disposition, the acquisition by one or more of the Borrower and/or any of the Subsidiary Guarantors (or any Restricted Subsidiary that is not a Subsidiary Guarantor so long as the related disposition was not a disposition of assets of the Borrower or a Subsidiary Guarantor), of assets comprising one or more other cable television systems, or portions thereof, and related assets, owned by such other Person or Persons, which assets acquired (in the aggregate with any other such assets acquired within such period) have a fair market value not less than the fair market value of the assets disposed of.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Purchase pursuant to Section 13.6(d) or (e); provided that the Borrower shall not designate the Administrative Agent or any other Person as the Auction Agent without the written consent of the Administrative Agent or such other Person (it being understood that neither the Administrative Agent nor any other Person shall be under any obligation to agree to act as the Auction Agent); provided, further, that Affiliated Lenders, Holdings and its Subsidiaries, and their respective Affiliates may not act as the Auction Agent.

“Auction Purchase” shall mean a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Purchasing Borrower Party, in accordance with the provisions of Section 13.6(e) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 13.6(d).

“Authorized Officer” shall mean the Chief Executive Officer, President, Executive Vice President, Chief Operating Officer or Chief Financial Officer of the applicable Credit Party or any other senior officer of the applicable Credit Party designated as such in writing to the Administrative Agent by the applicable Credit Party.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Avista” shall mean Avista Capital Holdings, LP or any of its Control Investment Affiliates.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Historical Audited Financial Statements” shall mean the audited financial statements of the Borrower and its consolidated subsidiaries for the fiscal years of the Borrower ended December 31, 2009, December 31, 2010 and December 31, 2011, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Borrower Historical Unaudited Financial Statements” shall mean the unaudited financial statements of the Borrower and its consolidated subsidiaries for the fiscal quarter of the Borrower ended March 31, 2012, prepared in accordance with GAAP consistently applied.

“Borrower Materials” shall have the meaning provided in Section 13.2(c).

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however, that when used in connection with a LIBOR Loan or an ABR Loan based on the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Calculation Date” means the last day of any fiscal quarter.

“Cancellation” shall mean the cancellation, termination and forgiveness by Purchasing Borrower Party of all Loans, Commitments and related Obligations acquired in connection with an

Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 13.6(e).

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale or (d) amounts expended for Permitted Acquisitions.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereof, the determination of whether a lease is to be treated as a capital lease shall be made without giving effect to any change in accounting for leases under GAAP after the Closing Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, common stock, preferred stock, partnership interests (general and limited) and membership and limited liability company interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that for all purposes hereof, the determination of whether a lease is to be treated as a capital lease shall be made without giving effect to any change in accounting for leases under GAAP after the Closing Date.

“Cash Collateral Agreement” shall have the meaning provided in Section 5.2(b).

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for the Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of the Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Bank” shall mean any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it provides any Cash Management Services or that is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it entered into an agreement to provide Cash Management Services; provided that such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.3.

“Cash Management Obligations” shall mean obligations owed by any Credit Party to any Cash Management Bank in respect of any overdraft and related liabilities arising from Cash Management Services.

“Cash Management Services” shall mean treasury, depository and cash management services and any automated clearing house fund transfer services

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives casualty insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, regulatory authority or quasi-regulatory authority (including any self-regulatory authority, such as the such as the National Association of Insurance Commissioners) or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) prior to a Qualified IPO, (x) the Permitted Investors shall at any time not beneficially own (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in the aggregate at least 50.1% of the voting power of the outstanding Voting Stock of Holdings and/or (y) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds the percentage of the voting power of the Voting Stock of Holdings then beneficially owned, in the aggregate, by the Permitted Investors, unless, in the case of either clause (x) or (y) above, the Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or appoint at least a majority of the Board of Directors (or similar governing body) of Holdings, or (ii) after a Qualified IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than the Permitted Investors shall at any time have acquired direct or indirect beneficial ownership of more than 35% of the voting power of the outstanding Voting Stock of Holdings and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Voting Stock held by the Permitted Investors, unless the Permitted Investors otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate or appoint (and do so designate or appoint) a majority of the Board of Directors of Holdings; and/or (b) at any time, Holdings and/or the Parent Companies shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of the Borrower; and/or (c) at any time, Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of each Parent Company then in existence.

“Class” (i) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are a particular tranche of Revolving Credit Loans or a particular tranche of Term Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment in respect of any particular tranche of Revolving Credit Loans or a Term Loan Commitment in respect of any particular tranche of Term Loans and (iii) when used in reference to Lenders, refers to whether such Lenders are Lenders in respect of any particular Class of Loans, Borrowings or Commitments. For the avoidance of doubt, (a) any Term Loans having the same terms and conditions as an Existing Class of Term Loans may specify that such Term Loans are of the same Class, but otherwise any Term Loans incurred pursuant to an Incremental Amendment, Refinancing Amendment or Loan Modification Offer shall be deemed to constitute a separate Class of Term Loans, and (b) any Revolving Credit Commitments having the same terms and conditions as an Existing Class of Revolving Credit Commitments may specify that such Revolving Credit Commitments are of the same Class, but otherwise any Revolving Credit Commitments incurred pursuant to an Incremental Amendment, Refinancing Amendment or Loan Modification Offer shall be deemed to constitute a separate Class of Revolving Credit Commitments.

“Closing Date” shall mean the date of the initial Borrowing hereunder, which date is July 17, 2012.

“Closing Date Representations” shall mean (a) such of the representations and warranties made by Company with respect to the Company or its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that any of Merger Sub, the Borrower or any of their respective Affiliates have the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, and (b) the representations and warranties contained in Sections 8.1(a) (but only with respect to the Borrower and the Guarantors), 8.2(a) and (b), 8.3(c) (but only as it relates to the entering into and performance of the Credit Documents), 8.5, 8.7, 8.16, 8.17 and 8.18.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Syndication Agent” shall mean each of Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets and SunTrust Bank, each together with its affiliates, as co-syndication agent under this Agreement and the other Credit Documents.

“Collateral” shall have the meaning provided in the Security Agreement, the Pledge Agreement, any Mortgage or any other Security Document, as applicable, and shall also include all assets or property pledged or secured (or purported to be pledged or secured) under any Security Document.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, if the Senior Secured Leverage Ratio as of the most recent Calculation Date is greater than 3.50 to 1.00, 0.50% per annum, and (ii) if the Senior Secured Leverage Ratio as of the most recent Calculation Date is less than or equal to 3.50 to 1.00, 0.375% per annum.

Each change in the Commitment Fee Rate resulting from a change in the Senior Secured Leverage Ratio as of any Calculation Date after the Initial Financial Statement Delivery Date shall be effective on and after the date of delivery to the Administrative Agent of the Section 9.1 Financials

indicating such change until the date immediately preceding the next date of delivery of Section 9.1 Financials indicating another such change.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term B Loan Commitment, New Term B Loan Commitment or Revolving Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.2(c).

“Compliance Certificate” shall have the meaning provided in Section 9.1(d).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Company Historical Audited Financial Statements” shall mean the audited financial statements of the Company and its consolidated subsidiaries for the fiscal years of the Company ended December 31, 2009, December 31, 2010, and December 31, 2011, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Company Historical Unaudited Financial Statements” shall mean the unaudited financial statements of the Company and its consolidated subsidiaries for the fiscal quarter of the Company ended March 31, 2012, prepared in accordance with GAAP consistently applied.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated June 2012 delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of the Borrower and the Restricted Subsidiaries, excluding (a) extraordinary items for such period, and (b) the cumulative effect of a change in accounting principles during such period.

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of:

(a)                                 Consolidated Earnings plus

(b)                                 to the extent already deducted in arriving at Consolidated Earnings, the following:

(i)                                     interest expense (net of interest income),

(ii)                                  depreciation expense,

(iii)                               amortization expense (including non-cash amortization of debt discount or deferred financing costs),

(iv)                              extraordinary, unusual or non-recurring losses and charges (including severance, relocation costs, one-time compensation charges and one time telephony switch transition costs),

(v)                                 non-cash charges (including non-cash charges related to stock compensation expense) (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi)                              losses on asset sales (other than asset sales in the ordinary course of business),

(vii)                           restructuring charges or reserves (including costs related to acquisitions after the date hereof and to closure/consolidation of facilities),

(viii)                        Transaction Expenses,

(ix)                              any expenses or charges (or any amortization thereof) incurred in connection with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument,

(x)                                 any fees and expenses (or any amortization thereof) related to Permitted Acquisitions (or proposed Permitted Acquisitions Investment or disposition) or any other permitted Investment or permitted disposition of assets,

(xi)                              the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,

(xii)                           any impairment charge or asset write-off pursuant to Financial Accounting Standards Accounting Standards Codification No. 350 and 360 and any amortization of intangibles arising pursuant Financial Accounting Standards Accounting Standards Codification No. 805,

(xiii)                        foreign withholding taxes paid or accrued in such period,

(xiv)                       expenses (including of internal software development costs) that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP,

(xv)                          loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

(xvi)                       any deductions attributable to minority interests,

(xvii)                    costs of surety bonds incurred during such period in connection with financing activities,

(xviii)                 letter of credit fees,

(xix)                       to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or a Permitted Acquisition,

(xx)                          to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,

(xxi)                       mark-to-market losses recognized pursuant to Financial Accounting Standards Accounting Standards Codification No. 815 or any successor thereof,

(xxii)                    payments in respect of purchase price adjustments, earn-outs and similar contingent payments in connection with Permitted Acquisitions and Permitted Investments pursuant to Section 10.5(i), and

(c)                                  the amount of “run rate” cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken on or prior to the last day of the applicable Test Period and which are expected to be realized within 12 months thereafter in connection with the Transactions, future dispositions, discontinued operations and cost saving, restructuring and other similar initiatives (which cost savings shall be added to Consolidated EBITDA until fully realized (but, in no event, for more than four fiscal quarters) and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant Test Period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such cost savings are reasonably identifiable and factually supportable, (ii) no cost savings shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges relating to such cost savings that are added to Consolidated Earnings pursuant to clause (b) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) the Administrative Agent shall have received a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the Borrower setting forth the calculation of such cost savings; provided, further, that (x) the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) (other than any cost savings in connection with the Transactions that are reflected in the Confidential Information Memorandum, which shall not exceed the amounts referenced therein) shall not exceed 10.0% of Consolidated EBITDA for such test period (calculated prior to giving effect to any adjustment pursuant to this clause (c)), and (y) cost savings added back pursuant to this clause (c) shall not include any cost savings that would otherwise constitute a Pro Forma Adjustment, less, to the extent included in arriving at Consolidated Earnings, the sum of the following amounts for such period of:

(a)                                 extraordinary gains, unusual gains and non-recurring gains,

(b)                                 non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) (also, for the avoidance of doubt, non-cash income and/or gains resulting from the amortization of deferred incentives and credits from upfront payments received in a prior period shall be excluded),

(c)                                  gains on asset sales (other than asset sales in the ordinary course of business),

(d)                                 any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(e) mark-to-market gains recognized pursuant to Financial Accounting Standards Board Statement No. 133 or any successor thereof,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that:

(i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings (as utilized in determining Consolidated EBITDA) for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions,

(ii) there shall be excluded from Consolidated Earnings (as utilized in determining Consolidated EBITDA) for any period the income from continuing operations before income taxes and extraordinary items of each Joint Venture for such period in accordance with GAAP,

(iii) there shall be excluded from Consolidated Earnings (as utilized in determining Consolidated EBITDA) for any period the purchase accounting effects of adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof, and there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(iv) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 2.17, 10.1(vi), 10.1(xiv), 10.4(b) and 10.9, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), and

(v) there shall be excluded from Consolidated Earnings and the determination of Consolidated EBITDA for any period the effects of adjustments in component amounts required or permitted by the Financial Accounting Standards Accounting Standards Codification No. 805 and 350 and related authoritative pronouncements, as a result of the Transactions, any acquisition consummated prior to the Closing Date or Permitted Acquisitions or the amortization or write-off of any amounts in connection with any thereof and related financings of any thereof.

Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $110,392,000 for the fiscal quarter ended on March 31, 2012, $114,165,000 for the fiscal quarter ended on December 31, 2011, $110,419,000 for the fiscal quarter ended on September 30, 2011, and $115,813,000 for the fiscal quarter ended on June 30, 2011; it being understood that each of such amounts include $6,586,000 of cost savings in connection with the Transactions that are reflected in the Confidential Information Memorandum, and such amounts to the extent included in any Test Period shall reduce the amount that may be added back pursuant to clause (c) above in connection with the Transactions.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP) (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedge Agreements or other derivative instruments pursuant to GAAP), of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates, but excluding, however, upfront fees and amortization of deferred financing costs and any other amounts of non-cash interest, (including as a result of the effects of purchase accounting), fees and expenses associated with the consummation of the Transactions and annual agency fees paid to the Administrative Agent, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Debt” shall mean, as of any date of determination (without duplication), (a) the sum of (i) all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money (which, for the avoidance of doubt, does not include letters of credit and similar instruments and unpaid drawings as of such date in respect of all letters of credit and bankers’ acceptances issued for the account of the Borrower and the Restricted Subsidiaries) outstanding on such date, (ii) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, and (iii) unpaid drawings as of such date in respect of all letters of credit and bankers’ acceptances issued for the account of the Borrower or any Restricted Subsidiary, all calculated on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of unrestricted cash and cash equivalents (in each case free and clear of all Liens, other than Permitted Liens that do not restrict the application of such cash and cash equivalents to the repayment of the Obligations) included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date, to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean the assets and properties of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person (including, to the extent that such person is an individual, due to the fact that they are an officer of such other Person), whether by contract or otherwise.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Refinancing Revolving Credit Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, any Class of existing Term Loans, or, in the case of clause (d), outstanding Revolving Credit Loans or (in the case of Refinancing Revolving Credit Commitments obtained pursuant to a Refinancing Amendment) Revolving Credit Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments or Refinancing Revolving Credit Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other fees and expenses (including upfront fees and original issue discount) paid in connection therewith, (ii) such Indebtedness has the same or a later maturity and, except in the case of Refinancing Revolving Credit Commitments, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Credit Commitments or Refinancing Revolving Credit Commitments (or Revolving Credit Loans or Refinancing Revolving Credit Loans incurred pursuant to any Revolving Credit Commitments or Refinancing Credit Revolving Credit Commitments), such Revolving Credit Commitments or Refinancing Revolving Credit Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Bid” means to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Collateral, in which any of the Obligations owing to the Lenders or any other Secured Party under this Agreement is used and applied as a credit on account of the purchase price.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit, each Incremental Amendment, Loan Modification Agreement, Refinancing Amendment and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean the Guarantors and the Borrower.

“Cure Amount” shall have the meaning provided in Section 11.12(a).

“Cure Period” shall have the meaning provided in Section 11.12(a).

“Cure Right” shall have the meaning provided in Section 11.12(a).

“Debt Fund Affiliate” shall mean any Person (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(a)(xxii)).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, in each case, as now or hereafter in effect, or any successor thereto.

“Declined Amounts” shall mean mandatory prepayments pursuant to Section 5.2 that are declined by Term Loan Lenders.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Letter of Credit Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, on or after the date of this Agreement (i) become or been the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it or been subject to an appointment of a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Letter of Credit Issuer and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Borrower or any Restricted Subsidiary in connection with a sale, transfer or other disposition pursuant to Section 10.4(d) that is designated as Designated Non-Cash Consideration pursuant to a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 120 days following the consummation of the applicable sale, transfer or other disposition).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Disposed Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Disposed Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Disposed Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Disposed Entity in accordance with GAAP.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above or (c) provides for the scheduled payment of dividends or any other scheduled payment in cash, in each case prior to the date that is six months after the then Latest Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such change in control or asset sale provisions prior to the repayment in full in cash of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments (or any refinancing thereof).

“dividends” shall have the meaning provided in Section 10.6.

“Documentation Agent” shall mean The Bank of Tokyo-Mitsubishi-UFJ, Ltd., together with its affiliates, as documentation agent under this Agreement and the other Credit Documents.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” of any Person shall mean each Subsidiary of such Person that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia; provided that the term “Domestic Subsidiary” shall not include any such subsidiary substantially all of the assets of which are “controlled foreign corporations” as defined in Section 957 of the Code. Unless otherwise expressly provided, all references herein to a “Domestic Subsidiary” shall mean a Domestic Subsidiary of the Borrower.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Dutch Auction” means one or more purchases (each, a “Purchase”) by a Purchasing Borrower Party or an Affiliated Lender (either, a “Purchaser”) of Term Loans; provided that, each such Purchase is made on the following basis:

(a)                                 The Purchaser will notify the Administrative Agent and the Auction Agent in writing (a “Purchase Notice”) (and the Auction Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase (i) from each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Auction Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice) and (iii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Auction Agent shall not be less than $10,000,000 in the aggregate;

(b)                                 such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c)                                  based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Auction Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;

(d)                                 such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount (such Term Loans, as applicable, being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e)                                  such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f)                                   the Purchase shall be consummated pursuant to and in accordance with Section 13.6(d) or (e), as applicable, and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) mutually acceptable to the Auction Agent and such Purchaser (provided that such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g)                                  upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 13.6(d) or (e), as applicable, and as otherwise provided herein; and

(h)                                 purchases by a Purchasing Borrower Party of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“Earliest Maturing Revolving Class” shall have the meaning provided in Section 2.1(b)(iii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Contribution” shall mean the contribution by the Permitted Investors to Holdings (through the direct parent of Holdings) of an aggregate amount of not less than $200,000,000 on the Closing Date in cash as common equity and/or preferred equity having terms reasonably acceptable to the Lead Arrangers, and the contribution by Holdings of at least $200,000,000 of cash so received from the Permitted Investors to the Borrower (directly or indirectly through other Parent Guarantors) as common equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any of the Parent Guarantors or any Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges (including depreciation expense and amortization expense) to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries, (iii) the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding (A) Revolving Credit Loans and voluntary prepayments of Term Loans pursuant to Section 5.1, (B) mandatory prepayments of Loans pursuant to Section 5.2, except to the extent, in the case of Section 5.2(a)(i), the Net Cash Proceeds from any Asset Sale Prepayment Event or Casualty Event used to make such mandatory prepayments were included in the calculation of Consolidated Net Income, (C) payments of Subordinated Debt made pursuant to Section 10.7(x) or (z) and payments of intercompany debt among or between the Borrower and its Restricted Subsidiaries, and (D) purchases or repayments of Loans pursuant to a Cancellation or by a Purchasing Borrower Party pursuant to a Dutch Auction or otherwise pursuant to Section 13.6(e)) made during such period (other than in respect of any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries, (iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital for such period, (vi) the amount of Tax Distributions paid during such period as permitted under Section 10.6 to the extent not deducted in arriving at such Consolidated Net Income, (vii) the amount of Investments constituting Permitted Acquisitions made during such period pursuant to Section 10.5(h) to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (viii) the amount of dividends paid during such period pursuant to clause (b) or (d) of the proviso to Section 10.6 to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (ix) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, (x) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of (A) financing fees, (B) fees and expenses in connection with any acquisition, and (C) payments made in respect of earn-outs, purchase price adjustments and similar contingent payments) to the extent that such expenditures are not expensed during such period, and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent such premium, make-whole or penalty payments are financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries.

“Exchange Act” shall have the meaning set forth in the definition of “Change of Control”.

“Excluded Capital Stock” shall mean any Capital Stock of any Domestic Subsidiary that is not a wholly-owned Subsidiary or any Minority Investment that is owned by the Borrower or any Guarantor, only and to the extent and for so long as any joint venture documents of such person prohibits, or requires the consent of any Person other than the Borrower or such Guarantor as a condition to, the pledge of or the creation of any Lien on such Capital Stock.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly-owned Restricted Subsidiary, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date (or, with respect to a Subsidiary acquired after the Closing Date, as of the date such acquisition) and (ii) in the case of a Subsidiary acquired after the Closing Date, was not entered into in connection with or anticipation of such acquisition.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient (including, for the purpose of this definition of “Excluded Taxes”, any Participant) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor (including a Participant’s transferor) immediately before such Lender became a party hereto (or such Participant acquired a participation) or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(d) and Section 5.4(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Class” shall mean, at any time, a Class of Term B Loans or a Class of Revolving Credit Loans existing at such time (not including any Class of Term B Loans or Class of Revolving Credit Loans being made or established at such time).

“Existing Credit Facilities” shall mean (i) the Credit Agreement (First Lien), dated as of June 28, 2007, as amended through the date hereof, among the Parent Guarantors, the Borrower, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent, (ii) the Credit Agreement (Second Lien), dated as of June 28, 2007, as amended through the date hereof, among the Parent Guarantors, the Borrower, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent, (iii) the Credit Agreement, dated as of January 13, 2012, as amended through the date hereof, among WideOpenWest Mid-Michigan Holdings, LLC, WideOpenWest Mid-Michigan, LLC, the lenders party thereto and CoBank, ACB, as administrative agent, and (iv) the Amended and Restated Credit Agreement, dated as of February 18, 2011, as amended through the date hereof, among the Company, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“Existing Letters of Credit” shall mean each of the letters of credit described on Schedule 1.1(c) hereto.

“Existing Term B Loans” shall mean the term loans outstanding immediately prior to the effectiveness of the Sixth Amendment.

“Extended Term Loans” shall have the meaning provided in Section 2.18(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.18(c).

“Extension Date” shall have the meaning provided in Section 2.18(c).

“Facilities” means the Term Facility and the Revolving Credit Facility, including any credit facility comprising the Incremental Commitments and the Loans related thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more materially onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fair Labor Standards Act” shall mean the Fair Labor Standards Act of 1938, as amended from time to time and any successor statute.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of April 18, 2012, among Kingston MergerSub, Inc., a Delaware corporation, the Borrower, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, RBC Capital Markets, SunTrust Bank, SunTrust Robinson Humphrey, Inc., and The Bank of Tokyo-Mitsubishi-UFJ, Ltd.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fifth Amendment” shall mean that certain Fifth Amendment to Credit Agreement, dated as of May 11, 2016, by and among the Borrower, the Parent Guarantors, the Subsidiary Guarantors, certain Lenders and the Administrative Agent.

“Fifth Amendment Effective Date” shall mean May 11, 2016.

“Fifth Amendment Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and joint lead bookrunners under the Fifth Amendment.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero. With respect to any Class of Revolving Credit Commitments, “Final Date” shall mean the date on which the Revolving Credit Commitments of such Class shall have terminated, no Revolving Credit Loans under such Class shall be outstanding and either (i) the Letters of Credit Outstanding shall have been reduced to zero or (ii) the L/C Participations of the Lenders under such Class shall have been reallocated in full to Lenders of one or more other Classes.

“Financial Performance Covenant” shall mean the covenant set forth in Section 10.9.

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Parent Guarantors, the Subsidiary Guarantors, the Lenders party thereto, the Administrative Agent and J.P. Morgan Securities LLC, as lead arranger for the First Amendment.

“First Amendment Agents” shall mean the First Amendment Lead Arranger, the First Amendment Joint Bookrunners and Joint Lead Arrangers, and the First Amendment Co-Syndication Agents.

“First Amendment Co-Syndication Agents” shall mean J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets and SunTrust Robinson Humphrey, Inc., as co-syndication agents under the First Amendment.

“First Amendment Effective Date” shall mean April 1, 2013.

“First Amendment Incremental Lender” shall mean the Lenders initially making the Term B-1 Loans to the Borrower on the First Amendment Effective Date, immediately after giving effect to the First Amendment.

“First Amendment Joint Bookrunners and Joint Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets and SunTrust Bank, as joint lead arrangers and joint bookrunners under the First Amendment.

“First Amendment Lead Arranger” shall mean J.P. Morgan Securities LLC, as lead arranger and lead bookrunner under the First Amendment.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is a first priority Lien on such Collateral, junior to or subordinated to no other Lien other than any Lien expressly permitted by Section 10.2 (excluding Liens required to be subject to an Intercreditor Agreement or Liens permitted under Section 10.2(j)).

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).

“Foreign Subsidiary” of any Person shall mean each Subsidiary of such Person that is not a Domestic Subsidiary of such Person. Unless otherwise expressly provided, all references herein to a “Foreign Subsidiary” shall mean a Foreign Subsidiary of the Borrower.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of July 1, 2015, by and among the Borrower, the Parent Guarantors, the Subsidiary Guarantors, the Fourth Amendment Extended Revolving Credit Lenders and the Administrative Agent.

“Fourth Amendment Lead Arranger” shall mean Credit Suisse Securities (USA) LLC as lead arranger under the Fourth Amendment.

“Fourth Amendment Effective Date” means July 1, 2015.

“Fourth Amendment Extended Revolving Credit Commitments” shall mean the Revolving Credit Commitments held as of the Fourth Amendment Effective Date by Revolving Credit Lenders that consented to the Fourth Amendment, as the same may be assigned from time to time in accordance with this Agreement. For the avoidance of doubt, the Fourth Amendment Extended Revolving

Credit Commitments shall not include any Revolving Credit Commitments in effect on the Fourth Amendment Effective Date of Revolving Credit Lenders that did not consent to the Fourth Amendment. As of the Fourth Amendment Effective Date, the aggregate amount of Fourth Amendment Extended Revolving Credit Commitments is $180,000,000. The Fourth Amendment Extended Revolving Credit Commitment of each Revolving Credit Lender is set forth next to such Lender’s name on Part I-B of Schedule 1.1(b) as such Lender’s “Fourth Amendment Extended Revolving Credit Commitment” or in any Assignment and Acceptance pursuant to which such Lender assumed Fourth Amendment Extended Revolving Credit Commitments.

“Fourth Amendment Extended Revolving Credit Lender” shall mean, at any time, any Lender that has a Fourth Amendment Extended Revolving Credit Commitment or Fourth Amendment Extended Revolving Credit Loan at such time.

“Fourth Amendment Extended Revolving Credit Loans” shall mean the Revolving Credit Loans funded pursuant to the Fourth Amendment Extended Revolving Credit Commitments.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Letter of Credit Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Exposure with respect to Letters of Credit issued by such Letter of Credit Issuer other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10 or any related definition, upon the request of the Borrower or the Required Lenders, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 or any related definition shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreement” shall mean the Guarantee Agreement, made by each Guarantor in favor of the Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time, $60,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 10.1(a)(xi) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, Capital Stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, and (ii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor; provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or any such property or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made (or, if such Guarantee is limited by its terms to a lesser amount, such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” when used as a verb shall mean to provide or incur a Guarantee Obligation and when used as a noun shall have a correlative meaning.

“Guarantors” shall mean the Parent Guarantors and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance for which liability or standards of conduct are imposed under any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by a Credit Party in the ordinary course of business (and not for speculative purposes) in order to protect a Credit Party or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Audited Financial Statements” shall mean (i) the Borrower Historical Audited Financial Statements and (ii) the Company Historical Audited Financial Statements.

“Historical Unaudited Financial Statements” shall mean (i) the Borrower Historical Unaudited Financial Statements and (ii) the Company Historical Unaudited Financial Statements.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Immaterial Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower that is not a Material Subsidiary and that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that, for purposes of this Agreement, at no time shall (a) the total assets of all Immaterial Subsidiaries at the last day of the most recently completed Test Period for which Section 9.1 Financials have been delivered equal or exceed 5% of Consolidated Total Assets of the Borrower or (b) the gross revenues of all Immaterial Subsidiaries for such Test Period equal or exceed 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided, further that, the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Increased Amount Date” shall have the meaning provided in Section 2.17(a).

“Incremental Amendment” shall have the meaning provided in Section 2.17(b).

“Incremental Facility Amount” shall mean (a) $50,000,000 plus (b) any additional amount, so long as, in the case of this clause (b), the Senior Secured Leverage Ratio (provided that the Senior Secured Leverage Ratio for such purpose shall exclude any cash or cash equivalents constituting proceeds of any Loans made under any proposed Incremental Commitments which may otherwise reduce the amount of Consolidated Net Debt) (i) does not exceed 4.00 to 1.00 or (ii) to the extent the proceeds of the Loans made under any proposed Incremental Commitments are to be used primarily to finance a Permitted Acquisition (including repayment of Indebtedness of any Acquired Entity or Business in connection with the consummation of such Permitted Acquisition), (x) does not exceed 4.50 to 1.00 or (y) if such Senior Secured Leverage Ratio exceeds 4.50 to 1.00, the Senior Secured Leverage Ratio is not in excess of the Senior Secured Leverage Ratio immediately prior to such incurrence of Loans made under such proposed Incremental Commitments and the consummation of such Permitted Acquisition), in each case, as of the applicable Increased Amount Date determined on a Pro Forma Basis (which, for the avoidance of doubt, shall be calculated as if any proposed New Term Loans and/or Additional Revolving Credit Commitments being incurred on such day, as applicable, had been outstanding and fully borrowed (except, with respect to the calculation of the Senior Secured Leverage Ratio pursuant to clause (ii)(y) above calculated immediately prior to such incurrence of Loans under such proposed Incremental Commitments and the consummation of such Permitted Acquisition, which shall not include such incurrence of Incremental Commitments and such Permitted Acquisition on a Pro Forma Basis)) plus (c) $239,000,000.00 in New Term B Loans to the extent made on the Sixth Amendment Effective Date.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning provided in Section 13.5.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter ending after the Closing Date.

“Initial Test Period” shall have the meaning provided in Section 11.12(a)(i).

“Initial Yield” shall mean, with respect to any Indebtedness, the amount, as determined by the Administrative Agent, equal to the sum of (x) (i) in the case of Indebtedness subject to interest rates determined by reference to a LIBOR based rate, the one month Adjusted LIBO Rate (giving effect to any “floor” or minimum rate applicable to such Indebtedness) plus the margin above the Adjusted LIBO Rate applicable to such Indebtedness and (ii) in the case of Indebtedness not subject to interest rates determined by reference to a LIBOR based rate, the applicable per annum interest rate applicable to such Indebtedness, and (y) if any discount applies to such Indebtedness or the Lenders making the same receive a fee (other than any customary arrangement, structuring or commitment fees payable in connection therewith to, and retained by, the arrangers or underwriters thereof in their capacity as such) directly or indirectly from (or on behalf of) any Parent Guarantor, the Borrower or any of their respective Subsidiaries, the amount of such discount or fee, expressed as a percentage of the Indebtedness subject to such discount or fee, divided by the lesser of (x) four and (y) the Weighted Average Life to Maturity of such Indebtedness. Notwithstanding the foregoing, any “floor” or minimum rate shall only be taken into account in calculating the Initial Yield to the extent such “floor” or minimum rate exceeds the Adjusted LIBO Rate then in effect (without giving effect to clause (a) of the definition of “Adjusted LIBO Rate”).

“Intercreditor Agreement” shall mean a Pari Passu Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interpolated Rate” shall mean, in relation to any LIBOR Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which the applicable LIBO Rate is available deposits in Dollars) that is shorter than the Interest Period of that LIBOR Loan and (b) the applicable LIBO Rate for the shortest period (for which such LIBO Rate is available for deposits in Dollars) that exceeds the Interest Period of that LIBOR Loan, in each case, as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the acquisition of all or substantially all of the assets of any other Person; provided that, in the event that any investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“Investors” shall mean each of the Sponsor, Northwestern Mutual Life Insurance Company, North American Strategic Partners, L.P., Lincoln National Life Insurance Company, Co-Investment Partners 2005, L.P., Parinvest SAS, Enae Ventures LLC, Co-Investment Partners (NY), L.P., ACP Racecar Co-Invest, LLC, ACP Racecar Co-Invest II, LLC. Colorado Mile High Fund, L.P., Permal Cruiser Holdings LLC, MKMB Corporation, Boscolo Intervest Limited, USS-Constitution Co-Investment Fund II, L.P., John Hancock Life Insurance Company (U.S.A.), Macro Continental Inc., Northwestern Long Term Care Insurance Company, Partners Group Access 107, Partners Group Access Secondary 2008 LP, Partners Group Maple Leaf Secondary Fund II LP Inc., Partner Group Global Value SICAV, Partners Group Global Value 2008 LP and SAAF (Lux) Private Markets Fund SICAV, Crestview W1 TE Holdings, LLC, Crestview W1 Holdings, L.P., Crestview W1 Co-Investors, LLC and their Control Investment Affiliates.

“Joint Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners under this Agreement and the other Credit Documents.

“Joint Venture” shall mean any Person in which the Borrower or a Restricted Subsidiary maintains an equity investment, but which is not a Subsidiary of the Borrower.

“Knology Parent Corporation” means Kite Parent Corp., a Delaware corporation, which has no assets other than shares of Capital Stock of the Company and, upon the Permitted Tax Distribution/Contribution, Capital Stock of the Borrower.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including, without limitation the latest maturity applicable to any Other Term Loans, Other Revolving Credit Loans or Other Revolving Credit Commitments.

“Lender” shall have the meaning provided in the preamble to this Agreement and shall include (a) the Persons listed on Schedule 1.1(b), and (b) any other Person that becomes a party hereto pursuant to an Assignment and Acceptance, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise ceases to have any Loans or Commitments hereunder. All references to Lender herein and in the other Credit Documents shall include the Letter of Credit Issuer unless the context requires otherwise.

“Letter of Credit” shall have the meaning provided in Section 3.1(a) and shall for all purposes hereunder include each Existing Letter of Credit.

“Letter of Credit Commitment” shall mean $40,000,000, as the same may be reduced from time to time pursuant to Section 3.1(c).

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.3(d) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time

(excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.3(d)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) Credit Suisse or any successor pursuant to Section 3.6, or (b) such other Revolving Credit Lender that may become a Letter of Credit Issuer pursuant to Section 3.6; provided such Revolving Credit Lender has agreed to be a Letter of Credit Issuer. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBO Rate” shall mean, in the case of any LIBOR Term Loan or LIBOR Revolving Credit Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Rate.

“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Revolving Credit Loan.

“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for security, fixed or floating charge, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) and any option, trust or deposit or other preferential arrangement having the practical effect of any of the foregoing. For the avoidance of doubt, “Lien” shall not include any licenses of intellectual property in the ordinary course of business.

“Loan” shall mean any Revolving Credit Loan or Term Loan made by any Lender hereunder.

“Loan and Reimbursement Agreement” shall mean the Loan and Reimbursement Agreement, dated as of the date hereof, by and among the Borrower, the Parent Companies and the

Subsidiary Guarantors, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Modification Agreement” shall mean any amendment to this Agreement (in form and substance reasonably satisfactory to the Administrative Agent) pursuant to which the Borrower and the Accepting Lenders agree to one or more Permitted Amendments.

“Loan Modification Offer” shall have the meaning provided in Section 2.18(a).

“Management Investors” shall mean the members of management of the Borrower that beneficially hold Capital Stock of Parent on the Closing Date.

“Management Services Agreement” shall mean that certain Amended and Restated Financial Advisory Agreement, dated as of July 17, 2012, between Parent, Avista and any other Person party thereto.

“Management Termination Fees” means the one-time payment under the Management Services Agreement of a termination fee to Avista and/or the Sponsor in the event of either a Change of Control or the completion of a Qualified IPO.

“Material Adverse Effect” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, or that would materially adversely affect the ability of the Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the most recently completed Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Term B Loan Maturity Date, the maturity date of any other tranche of Term Loans hereunder, the Non-Extended Revolving Credit Maturity Date, the Revolving Credit Maturity Date or the maturity date of any other tranche of Revolving Credit Commitments hereunder, as the context may require.

“Merger” shall have the meaning provided in the preamble to this Agreement.

“Merger Agreement” shall have the meaning provided in the preamble to this Agreement.

“Merger Sub” shall have the meaning provided in the preamble to this Agreement.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Letter of Credit Issuers in their sole discretion.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or such equivalent document entered into and executed and delivered by one or more of the Credit Parties to the Administrative Agent, substantially in the form of Exhibit E or otherwise in form and substance reasonably acceptable to the Administrative Agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i)                                     in the case of any Prepayment Event, the amount, if any, of (x) all taxes paid or estimated to be payable by any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries, as the case may be, or (y), in the case of a Parent Guarantor that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, the taxes paid or estimated to be payable by the direct or indirect partners or members thereof; provided, however, that in no event shall the amount in clause (y) exceed the amount that otherwise would have been calculated pursuant to clause (x) if the Parent Guarantor had been a corporation for federal income tax purposes, in connection with such Prepayment Event,

(ii)                                  in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii)                               in the case of any Prepayment Event, the amount of any Indebtedness (other than Loans) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that such Indebtedness is prepaid with proceeds of such Prepayment Event or the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)                              in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)), Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (including pursuant to a Permitted Acquisition or capital expenditures) (subject to Section 9.14); provided that (A) any portion of such proceeds that has not been so reinvested within such Reinvestment Period shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), (B) any portion of such proceeds with respect to which the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds but that has not been so reinvested within 180 days after the last day of such Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on such 180th day and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), and (C) solely with respect to the South Dakota Sale, the Third Amendment Prepayment shall be deducted in calculating the Net Cash Proceeds applicable thereof.

(v)                                 in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, and other costs paid by any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to any Parent Guarantor, the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Term B Loan Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a New Term B Loan to the Borrower in an amount (as of the Sixth Amendment Effective Date) not to exceed the amount set forth opposite such Lender’s name on Part II-B of Schedule 1.1(B) or in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the aggregate New Term B Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the New Term B Loan Commitments as of the Fifth Amendment Effective Date is $432,500,000. The aggregate amount of the New Term B Loan Commitments as of the Sixth Amendment Effective Date is $239,000,000.00.

“New Term B Loans” shall mean (i) prior to the Sixth Amendment Effective Date, New Term Loans made pursuant to the Fifth Amendment and Section 2.17 and (ii) as of and after the Sixth Amendment Effective Date, additional term loans made in the form of New Term Loans pursuant to the Sixth Amendment and Section 2.17. For all purposes under this Credit Documents, the New Term B Loans shall be of the same Class as the Refinancing Term B Loans, unless the context otherwise requires in connection with the initial funding of the New Term B Loans.

“New Term Loan Commitments” shall have the meaning provided in Section 2.17(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.17(c).

“New Term Loan” shall have the meaning provided in Section 2.17(c).

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.1 and (ii) has been approved by the Required Lenders (or in the case of an amendment, consent or waiver that only requires the approval of the Revolving Credit Lenders or the Term Loan Lenders (or any Class thereof), has been approved by the Required Revolving Credit Lenders or the Required Term Loan Lenders (or Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders of such Class thereof), as applicable).

“Non-Defaulting Lender” shall mean and include each Lender that is not a Defaulting Lender at such time.

“Non-Extended Revolving Credit Commitments” shall mean the Revolving Credit Commitments held as of the Fourth Amendment Effective Date by Revolving Credit Lenders that did not consent to the Fourth Amendment, as the same may be assigned from time to time in accordance with this Agreement. For the avoidance of doubt, the Non-Extended Revolving Credit Commitments shall not include any Fourth Amendment Extended Revolving Credit Commitments. As of the Fourth Amendment Effective Date, the aggregate amount of Non-Extended Revolving Credit Commitments is $20,000,000. The Non-Extended Revolving Credit Commitment of each Revolving Credit Lender is set forth next to such Lender’s name on Part I-A of Schedule 1.1(b) as such Lender’s “Non-Extended Revolving Credit Commitment” or in any Assignment and Acceptance pursuant to which such Lender assumed Non-Extended Revolving Credit Commitments.

“Non-Extended Revolving Credit Lender” shall mean, at any time, any Lender that has a Non-Extended Revolving Credit Commitment or a Non-Extended Revolving Credit Loan at such time.

“Non-Extended Revolving Credit Loans” shall mean the Revolving Credit Loans funded pursuant to the Non-Extended Revolving Credit Commitments.

“Non-Extended Revolving Credit Maturity Date” shall mean July 17, 2017, or, if such date is not a Business Day, the preceding Business Day.

“Non-US Lender” shall mean a Lender that is not a U.S. Person.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“NuLink Acquisition” means the Borrower’s acquisition of HC Cable Opco, LLC, d/b/a NuLink, a privately-held company based in Newnan, Georgia, as reported on the Borrower’s SEC Form 8-K filed on August 2, 2016.

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during any pending bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during any pending bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the any pending bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Agreement and the other Credit Documents, (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Specified Hedge Agreement with a

Qualified Counterparty and (v) the due and punctual payment and performance of all Cash Management Obligations; provided that, in no event shall “Obligations” include Excluded Swap Obligations.

“Offer Price” shall have the meaning set forth in the definition of “Dutch Auction”.

“Original Revolving Credit Commitments” shall mean the Revolving Credit Commitments in effect on the Closing Date, as the terms thereof may be amended from time to time in accordance with this Agreement (but excluding any portion thereof subject to a Loan Modification Agreement). For the avoidance of doubt, all of the Original Revolving Credit Commitments were Refinanced in connection with the First Amendment, and as of and after the First Amendment Effective Date, the aggregate amount of Original Revolving Credit Commitments is $0.

“Original Revolving Credit Loans” shall mean the Revolving Credit Loans funded pursuant to the Original Revolving Credit Commitments.

“Original Term Loans” shall mean the Term Loans funded on the Closing Date, as the terms thereof may be amended from time to time in accordance with this Agreement (but excluding any portion thereof subject to a Loan Modification Agreement and excluding the Term B Loans).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under or enforced any Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Other Revolving Credit Loans” shall mean and include all (a) Incremental Revolving Credit Loans with interest rate, maturity, repayment or other terms that are different than the terms then applicable to the Fourth Amendment Extended Revolving Credit Loans or the Non-Extended Revolving Credit Loans, (b) Refinancing Revolving Credit Loans and (c) Fourth Amendment Extended Revolving Credit Loans and Non-Extended Revolving Credit Loans that are modified pursuant to a Loan Modification Offer.

“Other Term Loans” shall mean and include all (a) New Term Loans with interest rate, maturity, repayment or other terms that are different than the terms then applicable to the Term B Loans, (b) Refinancing Term Loans and (c) Term B Loans that are modified pursuant to a Loan Modification Offer.

“Parent” shall mean Racecar Holdings, LLC, a Delaware limited liability company.

“Parent Companies” shall mean the collective reference to (i) WOW Knology Parent and (ii) any Subsidiary of Holdings that is a direct or indirect parent of or owns Capital Stock of the Borrower.

“Parent Guarantors” shall mean the collective reference to Holdings and the Parent Companies.

“Pari Passu Intercreditor Agreement” shall mean a pari passu intercreditor agreement, in substantially the form of Exhibit H-1 hereto or otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” has the meaning provided in Section 13.6(c)(iii).

“Patriot Act” shall have the meaning provided in Section 13.17.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a Perfection Certificate of the applicable Credit Party in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition (other than the Acquisition), by merger or otherwise, by Holdings, the Borrower or any of the Restricted Subsidiaries of assets or Capital Stock (which assets or Capital Stock shall, in the case of an acquisition by Holdings, be promptly contributed or otherwise transferred to the Borrower), so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance in all material respects with applicable law; (b) such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Subsidiary Guarantor; (c) such acquisition shall result in the Administrative Agent, for the ratable benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired to the extent required by Section 9.11, 9.12 and 9.15; (d) immediately prior to the signing of the applicable acquisition agreement, and after giving pro forma effect to such acquisition and any related debt incurrences (as determined at the time of the signing of such acquisition agreement), no Default or Event of Default shall have occurred and be continuing; and (e) after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 9.14.

“Permitted Additional Junior Debt” shall mean senior secured or senior unsecured, senior subordinated or subordinated debt, in each case issued or incurred by the Borrower; provided that (a) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions which allow for the payment of the Obligations prior to such Indebtedness), in each case, prior to six months after the Latest Maturity Date, (b) such Indebtedness shall not have a shorter Weighted Average Life than the Weighted Average Life to Maturity of any then-outstanding Loans, (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for subordination of such Indebtedness to the Obligations in a manner customary for subordinated high yield securities, (d) if such Indebtedness is secured, (i) such Indebtedness shall be secured by the Collateral on a junior lien, lien- subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and shall not be secured by any property or assets of Holdings and its Subsidiaries other than the Collateral (and the liens, rights and remedies with respect to such Collateral shall be subject to the Second Lien Intercreditor Agreement) and (ii) the Senior Representative, acting on behalf of the holders of such Indebtedness, shall have become party to the Second Lien Intercreditor Agreement and the Administrative Agent shall have become party to the Second Lien Intercreditor Agreement and (e) no Subsidiary of Holdings (other than the Borrower or a Guarantor) is an obligor under such Indebtedness.

“Permitted Amendments” shall have the meaning provided in Section 2.18(f).

“Permitted Equity Issuance” shall mean any sale or issuance of any common Capital Stock of Parent or any Qualified Capital Stock of Parent.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations and is not secured by any property or assets of Holdings and its Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, (iii) such Indebtedness does not mature prior to the Maturity Date of the Refinanced Debt and such Indebtedness shall have a Weighted Average Life to Maturity that is not shorter than the Refinanced Debt, (iv) to the extent applicable, the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) no Restricted Subsidiary guarantees such Indebtedness unless it is a Subsidiary Guarantor (or becomes a Subsidiary Guarantor substantially concurrently with the incurrence of such Indebtedness); provided that, if, at any time, such Restricted Subsidiary ceases to be a Guarantor, it shall not guarantee such Indebtedness, (vi) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) reflect market terms and conditions at the time of incurrence and issuance; provided, that, to the extent such terms and documentation are not substantially identical to the Indebtedness being refinanced, (x) such terms (taken as a whole) shall be less favorable to the providers of such Permitted First Priority Refinancing Debt than those applicable to the Indebtedness being refinanced, except, in each case, for financial or other covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date, or (y) such documentation shall be reasonably acceptable to the Administrative Agent and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement and the Administrative Agent shall have become a party to the Pari Passu Intercreditor Agreement (or any then-existing Pari Passu Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in clause (i) above). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Intercompany Indebtedness” shall have the meaning provided in Section 6.17(b).

“Permitted Investments” shall mean:

(a)                                 securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b)                                 securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)                                  commercial paper issued by any Lender or any bank holding company owning any Lender;

(d)                                 commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)                                  domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(f)                                   repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g)                                  marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h)                                 shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i)                                     in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Investors” shall mean each of the Investors and the Management Investors and the other management officers of Parent, Holdings or the Borrower from time to time.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not required to be paid pursuant to Section 9.4; (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.10; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (including letters of credit, bank guarantees or similar instruments in lieu of any such items or to support the issuance thereof) and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 10.1(a)(xviii) and pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1(a)(xviii); (j) leases or subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business, (l) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (iii) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business; (m) Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements; (n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business; (o) Liens on Capital Stock in joint ventures or Unrestricted Subsidiaries securing obligations of such joint venture or Unrestricted Subsidiaries, as applicable; (p) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (f) of the definition thereof arising out of such repurchase transaction; (q) Liens (i) solely on any cash earnest money deposits or Permitted Acquisitions made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 10.4; (r) Liens disclosed by the title insurance policies delivered pursuant to Section 9.15 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement; and (s) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus, in the case of a Refinancing with respect to a revolving credit facility, an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(a)(vi), 10.1(a)(vii), 10.1(a)(ix), 10.1(a)(x), 10.1(a)(xi) or 10.1(a)(xiii), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (other than Persons that would have been required to be obligors with respect to such Indebtedness had such Person existed or been a Subsidiary of Holdings at the time such Indebtedness was initially incurred), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(a)(vi), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (D) [intentionally omitted], (E) if the Indebtedness being Refinanced is secured by a second-priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders, such Permitted Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (and, in the case of Permitted Refinancing Indebtedness with respect to Indebtedness previously subject to a Pari Passu Intercreditor Agreement or a Second Lien Intercreditor Agreement, such permitted Refinancing Indebtedness shall be subject to the same Intercreditor Agreement that such Indebtedness was previously subject to (with such modifications as the Administrative Agent may reasonably agree)), and (F) such modification, extension, refinancing, renewal, replacement or refund does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide or would have been required or permitted to provide had such Person existed or been a Subsidiary of Holdings at the time such Indebtedness was initially incurred) collateral security with respect to the Refinanced Indebtedness (so long as the assets or assets of the type subject to such liens also secured the Indebtedness so refinanced, refunded, renewed or extended).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date in accordance with Section 10.8; provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $10,000,000, the Board of Directors (or similar governing body) of the Borrower (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, lien-subordinated basis to the Obligations under the Credit Documents and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings and its Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions which allow for the payment of the Obligations prior to such Indebtedness), in each case prior to six months after the then Latest Maturity Date, (iv) such Indebtedness shall have a Weighted Average Life to Maturity that is not shorter than the Refinanced Debt, (v) to the extent applicable, the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) no Restricted Subsidiary guarantees such Indebtedness unless it is a Subsidiary Guarantor (or becomes a Subsidiary Guarantor substantially concurrently with the incurrence of such Indebtedness); provided that, if, at any time, such Restricted Subsidiary ceases to be a Guarantor, it shall not guarantee such Indebtedness, (vii) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) reflect market terms and conditions at the time of incurrence and issuance; provided, that, to the extent such terms and documentation are not substantially identical to the Indebtedness being refinanced, (x) such terms (taken as a whole) shall be less favorable to the providers of such Permitted First Priority Refinancing Debt than those applicable to the Indebtedness being refinanced, except, in each case, for financial or other covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date or (y) such documentation shall be reasonably acceptable to the Administrative Agent, and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Second Lien Intercreditor Agreement, and the Administrative Agent shall have become a party to the Second Lien Intercreditor Agreement (or the Second Lien Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in clause (i) above). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Secured Acquisition Debt” shall mean Indebtedness in the form of one or more series of secured notes or secured loans; provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary term loan amortization) and is not subject to mandatory redemption or prepayment (except (i) in the case of Indebtedness secured on a pari passu basis, market mandatory redemption or prepayment provisions, as reasonably determined by the Borrower at the time such Indebtedness is issued or incurred and (ii) in the case of Indebtedness secured on a junior lien, subordinated basis, market mandatory redemption or prepayment provisions (as reasonably determined by the Borrower at the time such Indebtedness is issued or incurred) which allow for the payment of the Obligations prior to such Indebtedness), in each case, prior to (x) in the event such Indebtedness is secured on a pari passu basis with the Obligations, the Latest Maturity Date and (y) in the event such Indebtedness is secured on a junior lien, subordinated basis with the Obligations, 91 days after the Latest Maturity Date, (ii) such Indebtedness shall not have a shorter Weighted Average Life than the Weighted Average Life to Maturity of any then-outstanding Loans, (iii) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) reflect market terms and conditions at the time of incurrence and issuance (determined at the time such Indebtedness is issued or incurred; provided that a certificate of an Authorized Officer of the Borrower, as the case may be, delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (iii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination, including a reasonable description of the basis upon which it disagrees), (iv) such Indebtedness shall not contain any financial maintenance covenants unless the Term Facility has the benefit of financial maintenance covenants (including the right to amend, waive and enforce such financial maintenance covenants), in which case such Permitted Secured Acquisition Debt may have the benefit of financial maintenance covenants that are not more restrictive or favorable to the holders of such Permitted Secured Acquisition Debt than those applicable to the Term Facility except for periods applicable only after the then Latest Maturity Date, (v) the Senior Representative, acting on behalf of the holders of such Indebtedness, shall have become party to a Pari Passu Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, and the Administrative Agent shall become a party to such agreement, and (vi) in the event such Indebtedness (or Permitted Refinancing Indebtedness in respect thereof pursuant to Section 10.1(xi)) is secured on a pari passu basis with the Obligations, (a) the Borrower shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.17 (excluding sub-section 2.17(c)(iii) but subject to clause (b) below) (with the Incremental Facility Amount being reduced by the amount of such Indebtedness) and (b) if the Initial Yield on such Indebtedness (or Permitted Refinancing Indebtedness in respect thereof pursuant to Section 10.1(xi)) consisting of term loans exceeds the Initial Yield then in effect for any Existing Class (or Classes) of Term Loans by more than 50 basis points, then the Applicable ABR Margin and the Applicable LIBO Margin then in effect for such Existing Class (or Classes) of Term Loans shall automatically be increased by the Yield Differential, effective upon the incurrence of such Indebtedness (or Permitted Refinancing Indebtedness in respect thereof pursuant to Section 10.1(xi)).

“Permitted Tax Distribution/Contribution” means the occurrence on the same calendar day of (i) the distribution by the Borrower to WOW Knology Parent of 100% of the Capital Stock of Knology Parent Corporation, (ii) the contribution by WOW Knology Parent of all of its assets and liabilities (including its Capital Stock in the Borrower) to Knology Parent Corporation and (iii) the

contribution by Knology Parent Corporation to the Borrower of 100% of the Capital Stock of the Company; provided that (a) in no event shall the Company or any Subsidiary of the Company be released from its guarantee of the Obligations in connection with the Permitted Tax Distribution/Contribution, (b) in no event shall the Lien on any property of the Company or any Subsidiary of the Company granted to or held by the Administrative Agent under any Credit Document be released in connection with the Permitted Tax Distribution/Contribution, and (c) during the period from and including the time of the distribution referred to in clause (i) of this definition until the completion of the contribution referred to in clause (ii) of this definition (the “Permitted Tax Distribution Period”) (x) the Company or any Subsidiary of the Company shall not be designated as an Unrestricted Subsidiary, and (y) the Company and each Subsidiary of the Company shall not merge or consolidate, transfer, assign, sell or otherwise dispose of any assets or properties, incur any Indebtedness or make any dividends or distributions or issue any Capital Stock.

“Permitted Tax Distribution Period” shall have the meaning given to such turn in the definition of “Permitted Tax Distribution/Contribution”.

“Permitted Unsecured Refinancing Debt” shall mean any unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions which allow for the payment of the Obligations prior to such Indebtedness), in each case, prior to the Maturity Date of the Refinanced Debt, (iii) such Indebtedness shall have a Weighted Average Life to Maturity that is not shorter than the Refinanced Debt, (iv) no Restricted Subsidiary guarantees such Indebtedness unless it is a Subsidiary Guarantor (or becomes a Subsidiary Guarantor substantially concurrently with the incurrence of such Indebtedness or guarantee); provided that, if, at any time, such Restricted Subsidiary ceases to be a Guarantor, it shall not guarantee such Indebtedness, (v) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) reflect market terms and conditions at the time of incurrence and issuance; provided, that, to the extent such terms and documentation are not substantially identical to the Indebtedness being refinanced, (x) such terms (taken as a whole) shall be less favorable to the providers of such Permitted First Priority Refinancing Debt than those applicable to the Indebtedness being refinanced, except, in each case, for financial or other covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date or (y) such documentation shall be reasonably acceptable to the Administrative Agent, and (vi) such Indebtedness is not secured. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any natural person, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise, any Governmental Authority or any other entity.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.2(c).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Parent Guarantors, the Borrower, the other pledgors party thereto and the Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-2, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six consecutive fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Restricted Subsidiaries; provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that (a) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, and (b) the aggregate amount of any such increase made to Consolidated EBITDA for any Test Period shall not exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any such Pro Forma Adjustment).

“Pro Forma Acquired Entity” shall have the meaning provided in the definition of “Acquired EBITDA”.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder or any calculation with respect thereto required by the terms of this Agreement to be calculated on a Pro Forma Basis, that (a), to the extent applicable, the Pro Forma Adjustment shall have been made, and (b) all Specified Transactions occurring after the most recent Calculation Date for which Section 9.1 Financials have been delivered covering the fiscal quarter ended on such Calculation Date and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Capital Stock in any Subsidiary of Holdings or any division, product line or facility used for operations of any Parent Guarantor, the Borrower or any of their Subsidiaries shall be excluded and (B) in the case of a Permitted Acquisition or permitted Investment described in the definition of “Specified Transaction” shall be included, (ii) any retirement of Indebtedness constituting a Specified Transaction or in connection therewith and (iii) any Indebtedness incurred or assumed by the Parent Guarantors, the Borrower or any of its Restricted Subsidiaries in connection therewith (including Indebtedness of Restricted Subsidiaries constituting a Specified Transaction or acquired in connection with a Specified Transaction that is not retired) and the use of cash or cash equivalents with respect to such Specified Transaction; provided that compliance with Section

10.9 shall be determined without duplication of adjustments made pursuant to the definitions of “Consolidated EBITDA” or “Pro Forma Adjustment”.

“Pro Forma Disposed Entity” shall have the meaning provided in the definition of “Disposed EBITDA”.

“Pro Forma Financial Statements” shall mean the unaudited pro forma balance sheet of the Borrower and its consolidated Subsidiaries (including, for such purposes, the Company and its Subsidiaries on a pro forma basis) at March 31, 2012, and the related unaudited pro forma consolidated statement of income of the Borrower and its consolidated Subsidiaries (including, for such purposes, the Company and its Subsidiaries on a pro forma basis) for the twelve months ended March 31, 2012, in each case prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date, and with respect to such statement of income, on the first day of such twelve-month period.

“Public Lender” shall have the meaning provided in Section 13.2(c).

“Purchase” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Purchase Notice” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Purchaser” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Purchasing Borrower Party” shall mean any Parent Guarantor, the Borrower or any Restricted Subsidiary.

“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Counterparty” shall mean, with respect to any Specified Hedge Agreement, any counterparty thereto that at the time such Specified Hedge Agreement was entered into, or as of the Closing Date, was a Lender or an Agent or an Affiliate of a Lender or an Agent; provided that such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.3.

“Qualified IPO” shall mean an underwritten public offering of the common Capital Stock of Parent, Holdings or the Borrower or any other parent entity of Borrower (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended from time to time (whether alone or in connection with a secondary public offering), which generates gross proceeds of at least $100,000,000.

“Qualified PIK Securities” shall mean (1) any preferred Capital Stock of any Person (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the 180th day after the Latest Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the 180th day after the Latest Maturity Date at the time of issuance of such Capital Stock and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents and (2) any Indebtedness of any Person which has payment terms at least as favorable to such Person and Lenders as described in clauses (1)(a) and (b) above and is subordinated on customary terms and conditions (including remedy standstills at all times prior to the 180th day after the Latest Maturity Date) and has other terms reasonably satisfactory to the Administrative Agent.

“Qualifying Bids” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lenders” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Loans” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Refinance” or “Refinanced” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness”.

“Refinanced Debt” shall have the meaning provided in the definition of the term “Credit Agreement Refinancing Indebtedness”.

“Refinancing” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19.

“Refinancing Revolving Credit Loans” shall mean the Revolving Credit Loans made pursuant to any Refinancing Revolving Credit Commitment

“Refinancing Revolving Credit Commitments” shall mean one or more revolving credit commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term B Loans” shall mean the additional term loans made in the form of Refinancing Term Loans pursuant to the Sixth Amendment and Section 2.19 to refinance the Existing Term B Loans.

“Refinancing Term Loans” shall mean one or more Term Loans made pursuant to any Refinancing Amendment.

“Refinancing Term Loan Commitments” shall mean one or more term loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Transactions” shall mean the payment in full of all amounts due or outstanding under the Existing Credit Facilities, the termination of all commitments thereunder and the release and discharge of all guarantees thereof and security therefor.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean the earlier of (x) 10 Business Days prior to the occurrence of an obligation to make an offer to repurchase or to repay or redeem any Senior Unsecured Notes, Senior Subordinated Notes, Permitted Additional Junior Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Secured Acquisition Debt or Permitted Unsecured Refinancing Debt pursuant to the asset sale or event of loss provisions applicable to such Indebtedness and (y) twelve months following the date of the applicable Asset Sale Prepayment Event or Casualty Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reply Amount” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (other than an event for which the 30-day notice requirement is waived).

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Required Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders having Revolving Credit Exposures representing more than 50% of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders. The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.

“Required Term Loan Lenders” shall mean, at any time, Term Loan Lenders having outstanding Term Loans representing more than 50% of the aggregate outstanding Term Loans of all Term Loan Lenders. The outstanding Term Loans held by any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Return Bid” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Revolving Credit Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit in an aggregate amount (as of the Fourth Amendment Effective Date) not to exceed the amount set forth opposite such Lender’s name on Part I-A or Part I-B of Schedule 1.1(b) as such Lender’s “Non-Extended Revolving Credit Commitment” or “Fourth Amendment Extended Revolving Credit Commitment”, respectively, or in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment (or, subject to the following sentence, in the Incremental Amendment, Refinancing Amendment or Loan Modification Agreement to which such Lender is a party), in each case as the same may be changed from time to time pursuant to terms hereof. Unless the context shall otherwise require, the term “Revolving Credit Commitments” shall include all Classes of Revolving Credit Commitments. The Total Revolving Credit Commitment as of the Closing Date is $200,000,000. All of the Original Revolving Credit Commitments were Refinanced in connection with the First Amendment, and as of and after the First Amendment Effective Date, the aggregate amount of Original Revolving Credit Commitments is $0. The Total Revolving Credit Commitment as of the Second Amendment Effective Date is $200,000,000; the Total Revolving Credit Commitment as of the Third Amendment Effective Date is $200,000,000; and the Total Revolving Credit Commitment as of the Fourth Amendment Effective Date is $200,000,000.

“Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.17(a).

“Revolving Credit Commitment Increase Lender” shall have the meaning provided in Section 2.17(f).

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the Total Revolving Credit Commitment; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination. With respect to any Class of Revolving Credit Lenders, “Revolving Credit Commitment Percentage” shall mean at any time, for each Lender under such Class, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment under such Class by (ii) the aggregate amount of the Revolving

Credit Commitments under such Class; provided that at any time when all of the Revolving Credit Commitments under such Class shall have been terminated, each Lender’s Revolving Credit Commitment Percentage for such Class shall be its Revolving Credit Commitment Percentage for such Class as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the sum of (without duplication): (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time. With respect to any Class of Revolving Credit Lenders, “Revolving Credit Exposure” shall mean at any time, for each Lender under such Class, the sum of (without duplication): (i) the aggregate principal amount of such Lender’s Revolving Credit Loans under such Class then outstanding and (ii) such Lender’s Letter of Credit Exposure under such Class at such time.

“Revolving Credit Facility” shall mean the credit facility comprising the Revolving Credit Commitments and the Revolving Credit Loans.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Loan at such time.

“Revolving Credit Loans” shall mean (i) revolving loans made pursuant to Section 2.01(a), as the same may be amended pursuant to Section 2.18, (ii) Incremental Revolving Credit Loans made pursuant to Section 2.17 and (iii) Refinanced Revolving Credit Loans made pursuant to Section 2.19. Unless the context shall otherwise require, the term “Revolving Credit Loans” shall include all Classes of Revolving Credit Loans. All Revolving Credit Loans shall be denominated in Dollars.

“Revolving Credit Maturity Date” shall mean the earliest of (i) July 1, 2020, (ii) the Revolving Credit Springing Maturity Date and (iii) the Term B Loan Maturity Date.

“Revolving Credit Springing Maturity Date” means January 1, 2019; provided, however, that the Revolving Credit Springing Maturity Date shall not occur if (i) no Existing Term B Loans are outstanding on such day, and (ii) no Indebtedness is outstanding on such day that was issued or incurred to Refinance all or any portion of the Existing Term B Loans and that requires amortization, prepayment or redemption (excluding customary amortization, prepayment and redemption provisions for loans of the same type as the Existing Term B Loans), or has a maturity (regardless of whether such maturity is contingent on any failure to repay or refinance other Indebtedness), in any such case, prior to the date that is 91 days after July 1, 2020.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of November 27, 2013 by and among the Borrower, the Parent Guarantors, the Subsidiary Guarantors, Administrative Agent and certain Lenders and the Administrative Agent.

“Second Amendment Lead Arranger” shall mean J.P. Morgan Securities LLC, as lead arranger and lead bookrunner under the Second Amendment.

“Second Amendment Effective Date” has the meaning set forth in Section 5 of the Second Amendment.

“Second Lien Intercreditor Agreement” shall mean a second lien intercreditor agreement to which the Administrative Agent and the applicable Senior Representative(s) are a party, in substantially the form of Exhibit H-2 hereto or otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Administrative Agent, (iv) the other Agents, (v) each Qualified Counterparty, (vii) each Cash Management Bank, (viii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (vii) any successors, indorsees, transferees and assigns of each of the foregoing.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, each Guarantor and the Administrative Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-1, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee Agreement, (b) the Security Agreement, (c) the Pledge Agreement, (d) the Mortgages, (e) any Intercreditor Agreement and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Representative” shall mean with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Secured Acquisition Debt or Permitted Additional Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Debt” shall mean, as of any date of determination, the aggregate amount of Consolidated Net Debt outstanding at such date that consists of Indebtedness that is then secured by Liens on property or assets of any Credit Party or Restricted Subsidiary.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Senior Secured Debt outstanding at such date to (b) Consolidated EBITDA for (i) in the case of any circumstance in which the date of determination is a Calculation Date, the Test Period ended on such Calculation Date and (ii) in the case of any circumstance in which the date of determination is not required to be a Calculation Date, the Test Period most recently ended for which Section 9.1 Financials have been delivered.

“Senior Subordinated Notes” shall mean the Borrower’s and WideOpenWest Capital Corp.’s 13.375% Senior Subordinated Notes due 2019, issued on the Closing Date pursuant to the Senior Subordinated Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Subordinated Notes Indenture and the related registration rights agreement entered into on the Closing Date with substantially identical terms as the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of July 17, 2012, under which the Senior Subordinated Notes were issued, among the Borrower and the Restricted Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the Borrower’s and WideOpenWest Capital Corp.’s 10.25% Senior Notes due 2019, issued on the Closing Date pursuant to the Senior Unsecured Notes Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Unsecured Notes Indenture and the related registration rights agreement entered into on the Closing Date with substantially identical terms as the Senior Unsecured Notes.

“Senior Unsecured Notes Indenture” shall mean the Indenture, dated as of July 17, 2012, under which the Senior Unsecured Notes were issued, among the Borrower and the Restricted Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Sixth Amendment” shall mean that certain Sixth Amendment to Credit Agreement, dated as of August 19, 2016 by and among the Borrower, the Parent Guarantors, the Subsidiary Guarantors, certain Lenders and the Administrative Agent.

“Sixth Amendment Effective Date” shall mean August 19, 2016.

“Sixth Amendment Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA), LLC, as joint lead arrangers and joint lead bookrunners under the Sixth Amendment.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (i) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value or the fair value, in each case on a going concern basis, of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured; (iii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of the Closing Date; (iv) such Person and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations beyond their ability to pay such debt as they mature in the ordinary course of business; and (v) such Person and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“South Dakota Sale” shall mean the sale of certain assets of the Borrower and its Subsidiaries to Clarity Telecom, LLC pursuant to that certain asset purchase agreement, dated June 12, 2014, by and among Kite Parent Corp., Knology of South Dakota, Inc., Knology Community Telephone, Inc., Knology of the Plains, Inc., Black Hills Fiber Systems, Inc., Knology of the Black Hills, LLC, Knology Condominium Association, Inc. and Clarity Telecom, LLC.

“Specified Collateral” shall have the meaning provided in Section 6.2(a).

“Specified Hedge Agreement” shall mean any Hedge Agreement permitted under Section 10 that is (i) entered into by any Credit Party and any Person who was a Qualified Counterparty as of the date such Hedge Agreement was entered into or (ii) subject in whole or part to a master swap agreement referenced on Schedule 1.1(d).

“Specified Transaction” shall mean, with respect to any determination made on a Pro Forma Basis, any Permitted Acquisition or other purchase of an Acquired Entity or Business or disposition of a Sold Entity or Business, any incurrence or repayment of Indebtedness, any dividend, any designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any asset classified as discontinued operations by the Borrower or any Restricted Subsidiary and any Incremental Commitments (including, without duplication any related Loans) occurring after the most recent Calculation Date for which Section 9.1 Financials covering the fiscal quarter ended on such Calculation Date have been delivered and on or prior to the relevant date of determination.

“Sponsor” shall mean any of Avista Capital Partners, LP and Crestview Partners, LP and their respective Control Investment Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable, under the Credit Documents or other agreement, and including without limitation, the Senior Subordinated Notes and other Indebtedness subject to the subordination provisions of the Senior Subordinated Notes Indenture.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency)

is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 9.11 or otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distributions” shall have the meaning provided in Section 10.6(e).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Facility” shall mean the credit facility comprising any Class of the Term Loan Commitments and any Class of the Term Loans.

“Term Loan” shall mean (i) term loans made pursuant to Section 2.1(a), (ii) Incremental Term Loans made pursuant to Section 2.17, (iii) Refinancing Term Loans made pursuant to Section 2.19, (iv) Refinancing Term B Loans and (v) New Term B Loans, in each case, as the same may be amended pursuant to Section 2.18. Unless the context shall otherwise require, the term “Term Loans” shall include all Classes of Term Loans. All Term Loans shall be denominated in Dollars and treated as a single Class.

“Term B Loan” shall mean, from and after the making of Refinancing Term Loans and New Term Loans on the Sixth Amendment Effective Date, (a) Refinancing Term B Loans and (b) New Term B Loans . All Term B Loans shall be denominated in Dollars.

“Term B Loan Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Term B Loan to the Borrower in an amount (as of the Sixth Amendment Effective Date) not to exceed the amount set forth opposite such Lender’s name on Part II-A of Schedule 1.1(b) or in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the aggregate Term B Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term B Loan Commitments as of the First Amendment Effective Date is $1,560,400,000. The aggregate amount of the Term B Loan Commitments as of the Third Amendment Effective Date is $1,411,430,013.12. The only Term B Loan Commitments as of the Fifth Amendment Effective Date are the New Term B Loan Commitments in effect on the Fifth Amendment Effective Date. The aggregate amount of the Term B Loan Commitments as of the Sixth Amendment Effective Date is $1,826,000,000.00.

“Term B Loan Maturity Date” shall mean August 19, 2023; provided that, the “Term B Loan Maturity Date” shall be (a) April 15, 2019, if (i) any of the Senior Unsecured Notes are outstanding on April 15, 2019 or (ii) any Indebtedness (other than Indebtedness incurred under this Agreement) is outstanding on April 15, 2019, the proceeds of which were used to refinance any portion of the Senior Unsecured Notes and which has a Weighted Average Life to Maturity shorter than the Term B Loans in effect on the Sixth Amendment Effective Date (after giving effect to the Loans made on such Date) or has a final maturity prior to the date that is 91 days after August 19, 2023, or (b) July 15, 2019, if (i) any of the Senior Subordinated Notes are outstanding on July 15, 2019 or (ii) any Indebtedness (other than Indebtedness incurred under this Agreement) is outstanding on July 15, 2019, the proceeds of which were used to refinance any portion of the Senior Subordinated Notes and which has a Weighted Average Life to Maturity shorter than the Term B Loans in effect on the Sixth Amendment Effective Date (after giving effect to the Loans made on such Date) or has a final maturity prior to the date that is 91 days after August 19, 2023; provided that if any such applicable date is not a Business Day, the preceding Business Day shall be the “Term B Loan Maturity Date”.

“Term B-1 Loan” has the meaning given to such term in the Third Amendment.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an amount not to exceed the amount of such Lender’s commitment as set forth in the applicable documentation evidencing such Term Loan Commitment (including in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the aggregate Term Loan Commitment (or, subject to the following sentence, in the Incremental Amendment, Refinancing Amendment or Loan Modification Agreement to which such Lender is a party)), in each case as the same may be changed from time to time pursuant to the terms hereof. Unless the context shall otherwise require, the term “Term Commitments” shall include all Classes of Term Loan Commitments. The aggregate amount of the Term Loan Commitments as of the Third Amendment Effective Date is $1,826,000,000.00.  The only Term B Loan Commitments as of the Fifth Amendment Effective Date are the New Term B Loan Commitments in effect on the Fifth Amendment Effective Date. The aggregate amount of the Term Loan Commitments as of the Sixth Amendment Effective Date is $2,065,000,000.00.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Purchase Amount” shall have the meaning assigned to such term in the definition of “Dutch Auction”.

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of May 21, 2015, by and among the Borrower, the Parent Guarantors, the Subsidiary Guarantors, certain Lenders and the Administrative Agent.

“Third Amendment Lead Arranger” shall mean Credit Suisse Securities (USA) LLC as lead arranger and lead bookrunner under the Third Amendment.

“Third Amendment Effective Date” has the meaning set forth in Section 5 of the Third Amendment.

“Third Amendment Prepayment” shall mean a prepayment of $150 million applied on a pro rata basis to the Term B-1 Loans and Term B Loans and made on the Third Amendment Effective Date immediately prior to the making of the Refinancing Term Loan.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time .

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Debt outstanding at such date to (b) Consolidated EBITDA for the Test Period most recently ended for which Section 9.1 Financials have been delivered.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, including the Refinancing Transactions and the Acquisition.

“Transferee” shall have the meaning provided in Section 13.6(f).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Revolving Credit Loan.

“Uniform Customs” shall have the meaning provided in Section 13.12.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any, (i) made available to the Borrower on the assumption that each Lender has made its pro rata share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.4(b) and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender and (b) with respect to the Letter of Credit Issuer, the aggregate amount, if any, of unreimbursed payments under any Letter of Credit made by the Letter of Credit Issuer that shall not have been reimbursed by the Borrower pursuant to Section 3.4(a), or repaid for the account of the Letter of Credit Issuer by the L/C Participants pursuant to Section 3.3(d).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Uniform Commercial Code” shall mean the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other jurisdiction govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such jurisdiction.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 9.19.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d)(ii).

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“WOW Knology Parent” shall have the meaning provided in the preamble to this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” shall have the meaning provided in Section 2.17(c).

(b)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)                                  For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., a “Term B Loan” or a “Revolving Credit Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Term B Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term B Loan Borrowing” or a “Revolving Credit Loan Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Term B Loan Borrowing”).

(d)                                 For purposes of any covenant, test or basket hereunder conditioned on or subject to compliance with or measured by a financial ratio or test measured by reference to the Section 9.1 Financials, (x) with respect to any period prior to the initial delivery of Section 9.1 Financials, (i) calculations of Consolidated EBITDA shall be determined as set forth in the definition of the term “Consolidated EBITDA” for the applicable period, (ii) Indebtedness and related calculations (including, without limitation, Consolidated Net Debt) shall be determined based on the outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on the applicable date of determination as to compliance with such condition or test and shall include any Loans, Senior Unsecured Notes or Senior Subordinated Notes outstanding on such date, and (iii) calculations of assets and revenues shall be determined by reference to the Pro Forma Financial Statements and after giving effect to other appropriate pro forma adjustments, including any acquisitions or dispositions or debt incurrences after the beginning of the relevant determination period but prior to or simultaneous with such determination; and (y) with respect the Section 9.1 Financials for the fiscal quarter ended on June 30, 2012, Indebtedness and related calculations (including, without limitation, Consolidated Net Debt) shall be determined based on the outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on the applicable date of determination as to compliance with such condition or test and shall include any Loans, Senior Unsecured Notes or Senior Subordinated Notes outstanding on such date.

(e)                                  Any reference to pro forma compliance with the Financial Performance Covenant as of any date prior to the initial Calculation Date to which the Financial Performance Covenant is applicable shall refer to the Financial Performance Covenant level applicable as of such initial Calculation Date.

SECTION 2.                            Amount and Terms of Credit

2.1                               Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a Term Loan on the Closing Date to the Borrower, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender. Such Term Loans (i) shall be made on the Closing Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Term Loans; provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, and (iv) shall not exceed in the aggregate the total of all Term Loan Commitments. On the Term Loan Maturity Date, all Original Term Loans shall be repaid in full. All Other Term Loans shall be repaid in full on the Maturity Date set forth in the applicable Incremental Amendment, Refinancing Amendment or Loan Modification Agreement.

(b)                                 (i) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a Revolving Credit Loan or Revolving Credit Loans to the Borrower, which Revolving Credit Loans (A) (1) that are Non-Extended Revolving Credit Loans shall be made by such Lender with Non-Extended Revolving Credit Commitments at any time and from time to time after the Closing Date and prior to the Non-Extended Revolving Credit Maturity Date and (2) that are Fourth Amendment Revolving Credit Loans shall be made by such Lender with Fourth Amendment Revolving Credit Commitments at any time and from time to time on or after the Fourth Amendment Effective Date and prior to the Revolving Credit Maturity Date; provided that Revolving Credit Loans may be made on the Closing Date in an amount not to exceed $48,000,000, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.

(ii)                                  Each Lender may, at its option, make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply). On the First Amendment Effective Date, all Original Revolving Credit Loans were repaid in full. On the Non-Extended Revolving Credit Maturity Date, the Non-Extended Revolving Credit Loans then outstanding shall be repaid in full (it being understood that any such Non-Extended Revolving Credit Loans may, at the Borrower’s option, be repaid with the proceeds of Fourth Amendment Extended Revolving Credit Loans made on the Non-Extended Revolving Credit Maturity Date, subject to the terms and conditions applicable to Fourth Amendment Extended Revolving Credit Loans). On the Revolving Credit Maturity Date, all Revolving Credit Loans then outstanding shall be repaid in full, except to the extent set forth in any applicable Incremental Amendment, Refinancing Amendment or Loan Modification Agreement with respect to any Other Revolving Credit Loans.

(iii)                               For the avoidance of doubt and notwithstanding anything to the contrary expressed or implied herein, for so long as any Class of Revolving Credit Commitments has an earlier Maturity Date than any other Class of Revolving Credit Commitments (such Class with the earliest occurring Maturity Date being referred to as the “Earliest Maturing Revolving Class”), (w) each Borrowing of Revolving Credit Loans shall be made pro rata across all such Classes (based on the aggregate unutilized Revolving Credit Commitments with respect to each such Class) (but excluding any Earliest Maturing Revolving Class with respect to Borrowings to be made on the Maturity Date of such Class or the date the Revolving Credit Commitments with respect to such Class are terminated so long as all Revolving Credit Commitments and all Revolving Credit Loans under such Class have been terminated and repaid concurrently with or prior to such Borrowing), (x) each payment or prepayment (whether pursuant to Section 5.1 or 5.2 or otherwise) of Revolving Credit Loans shall be made pro rata across all such Classes (based on the aggregate principal amount of Revolving Credit Loans then outstanding with respect to each such Class), (y) any termination or reduction of Revolving Credit Commitments shall be made pro rata across all such Classes (based on the aggregate Revolving Credit Commitments with respect to each such Class), and (z) subject to the last sentence of Section 3.3(a), all L/C Participations shall be pro rata across all such Classes (based on the aggregate Revolving Credit Commitments with respect to each such Class); provided that, in the case of any prepayment or repayment of Revolving Credit Loans under the Earliest Maturing Revolving Class or termination or reduction of Revolving Credit Commitments under such Class either on (A) the Maturity Date for such Class or (B) an earlier date, solely to the extent the Revolving Credit Loans under such Class are being repaid in full on such date and all Revolving Credit Commitments under such Class have been terminated on or prior to such date, any such prepayment, repayment, reduction or termination shall be applied (or, in the case of any voluntary prepayment pursuant to Section 5.1 or voluntary reduction pursuant to Section 4.2, at the Borrower’s option, may be applied) first to the Revolving Credit Loans under such Class until paid in full and to the Revolving Credit Commitments under such Class until terminated in full, as applicable, unless immediately after giving effect thereto the Aggregate Revolving Credit Outstandings would exceed 100% of the Total Revolving Credit Commitment as then in effect.

2.2                               Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $1,000,000 (unless otherwise agreed to by the Administrative Agent) and the aggregate principal amount of Revolving Credit Loans shall be in a multiple of $1,000,000 (unless otherwise agreed to by the Administrative Agent) and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 12 Borrowings of LIBOR Loans under this Agreement.

2.3                               Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or such shorter period as the Administrative Agent is willing to accommodate from time to time) (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York City time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b), a “Notice of Borrowing”) shall be irrevocable, shall be substantially in the form of Exhibit D or any other form approved by the Administrative Agent, and shall specify (i) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender notice of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, prior to 1:00 p.m. (New York City time) (i) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Revolving Credit Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) on the date of the Borrowing of Revolving Credit Loans if all such Revolving Credit Loans are to be ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the Interest Period to be initially applicable thereto, and (iv) remittance instructions. The Administrative Agent shall promptly give each applicable Lender notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)                                  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(d)                                 Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the

Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4          Disbursement of Funds. (a) No later than 3:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b)           Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to the Borrower’s account (as designated by it in a written notice to the Administrative Agent from time to time) the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the proposed date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, and the Administrative Agent has made available same to the Borrower, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans, calculated in accordance with Section 2.8. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5          Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders, on the Term Loan Maturity Date, the then-unpaid Term Loans. The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Non-Extended Revolving Credit Lenders, on the Non-Extended Revolving Credit Maturity Date, the then-unpaid Non-Extended Revolving Credit Loans. The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the applicable Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans, except to the extent set forth in any applicable Incremental Amendment, Refinancing Amendment or Loan Modification Agreement with respect to any Other Revolving Credit Loans.

(b)           The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Term Loan Lenders, on (A) December 31, 2016 (or, if such date is not a Business Day, the immediately preceding Business Day) and the last Business Day of each subsequent calendar quarter ending after the Sixth Amendment Effective Date, the principal of the Term B Loans in an amount equal to 0.25% of the aggregate principal amount of the Term B Loans on the Sixth Amendment Effective Date (after giving effect to the Loans made on such date) (as such payments are adjusted from time to time pursuant to Sections 2.17, 2.18, 2.19 or Section 5), and (B) on the Term B Loan Maturity Date, the unpaid outstanding balance of the Term B Loans, in each case, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment (each, a “Term Loan Repayment Amount”).

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)           The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Class and Type of each Loan made and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e)           The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(f)            Upon the request by any Lender, at any time and from time to time, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit K-1 or K-2, as the case may be, evidencing the Term Loans and Revolving Credit Loans, respectively, owing to such Lender.

2.6          Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Revolving Credit Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans or LIBOR Revolving Credit Loans as LIBOR Term Loans or LIBOR Revolving Credit Loans, as the case may be, for an additional Interest Period; provided that (i) no partial conversion of LIBOR Term Loans or LIBOR Revolving Credit Loans shall reduce the outstanding principal amount of LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Term Loans or LIBOR Revolving Credit Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section

2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least three Business Days’ (or, in the case of a conversion into ABR Loans, prior to 1:00 p.m. (New York City time) on the date of such conversion) prior written notice (or telephonic notice promptly confirmed in writing) (or, in each case, such shorter period as may be permitted by the Administrative Agent in its sole discretion) (each a “Notice of Conversion or Continuation”), specifying the Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Term Loans or Revolving Credit Loans to be converted or continued into and, if such Term Loans or Revolving Credit Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Revolving Credit Loans.

(b)           If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the then-current Interest Period into ABR Loans. If no Interest Period is specified in any Notice of Conversion or Continuation with respect to any conversion to or continuation as a Borrowing of LIBOR Loans, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to deliver a Notice of Conversion or Continuation to continue or convert such Borrowing as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such then-current Interest Period.

2.7          Pro Rata Borrowings. Each Borrowing of Term B Loans (including Refinancing Term B Loans and New Term B Loans) under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term B Loan Commitments or New Term B Loan Commitments (as applicable) with respect to the applicable Class. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments with respect to the applicable Class in accordance with Section 2.1(b)(iii) (it being understood that the Non-Extended Revolving Credit Commitments and the Fourth Amendment Extended Revolving Credit Commitments shall be drawn on a ratable basis, subject to Section 2.1(b)(iii), as if the Non-Extended Revolving Credit Commitments and the Fourth Amendment Extended Revolving Credit Commitments are one Class of Revolving Credit Commitments for this purpose). It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8          Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)           The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant Adjusted LIBO Rate.

(c)           Any amount (whether of principal, interest or Fees) not paid when due hereunder or under any other Credit Document (whether at the stated maturity, by acceleration or otherwise) shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate that would otherwise be applicable thereto plus 2.00% per annum, and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to an ABR Loan that is a Term Loan (and, if there is more than one Class of Term Loans then outstanding, the highest such rate applicable to ABR Loans that are Term Loans) plus 2.00% per annum, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full.

(d)           Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each calendar quarter of the Borrower, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan (except ABR Loans, other than in the case of prepayments which constitute prepayments in full of all Loans), on any prepayment (on the amount prepaid), on conversion into an ABR Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)           If on any day a Loan is outstanding with respect to which a Notice of Borrowing or Notice of Conversion or Continuation has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be an ABR Loan.

2.9          Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or (if agreed to by all the Lenders making such loans) a nine or twelve month period; provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent. Notwithstanding anything to the contrary contained above:

(a)           the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and shall end on the numerically corresponding day in the calendar month that is one, two, three, six (or, if applicable as provided above) nine or twelve months thereafter, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)           if any Interest Period relating to a Borrowing of LIBOR Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d)           the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan; and

(e)           in the event the Borrower fails to specify an Interest Period for any LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one month.

2.10        Inability to Determine Interest Rate, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Adjusted LIBO Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBO Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market.

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, LIBOR Term Loans and LIBOR Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Term Loans or LIBOR Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender or the Administrative Agent, as applicable, pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Revolving Credit Loan and LIBOR Term Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

2.11        Increased Costs.

(a)           Increased Costs Generally.

(i)            If any Change in Law shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Letter of Credit Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(ii)           If any Change in Law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Letter of Credit Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Letter of Credit Issuer or other Recipient, the Borrower will pay to such Lender, Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Letter of Credit Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Letter of Credit Issuer, to a level below that which such Lender or Letter of Credit Issuer or such Lender’s or Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Letter of Credit Issuer’s policies and the policies of such Lender’s or Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer or such Lender’s or Letter of Credit Issuer’s holding company for any such reduction suffered. Each Lender or Letter of Credit Issuer, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.11(b), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.14, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(b) upon receipt of such notice. The Borrower shall pay such Lender or Letter of Credit Issuer, as the case may be, the amount shown as due on any such notice within 10 days after receipt thereof.

(c)           It is understood that, to the extent duplicative of Section 5.4, this Section 2.11 shall not apply to Taxes.

2.12        Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower (or, with respect to Section 13.7, is purchased by a replacement bank or institution), as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of any action or assignment pursuant to Section 2.13, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.13        Change of Lending Office. If any Lender requests compensation under Section 2.10(a)(ii) or (iii), 2.11 or 3.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10(a)(ii) or (iii), 2.11, 3.5 or 5.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Nothing in this Section 2.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 2.11, 2.12, 3.5 or 5.4.

2.14        Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, any Lender that gives any notice required by Section 2.10, 2.11, 2.12, 3.5 or 5.4 shall not be entitled to compensation under Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower, as the case may be (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 181-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.15        Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8(a) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer hereunder; third, to cash collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Unpaid Drawing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or such Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unpaid Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unpaid Drawings owed to, such Defaulting Lender until such time as all Loans and Letter of Credit Exposure are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.15(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender or to post cash collateral in accordance with Section 2.16 that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          All or any part of such Defaulting Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 13.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described in this clause (iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(iv)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Letter of Credit Exposure for which it has provided Cash Collateral pursuant to Section 2.16. With respect to any Letter of Credit Fees not required to be paid to any Defaulting Lender pursuant to this clause (iv), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) above, (y) pay to each Letter of Credit Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Letters of Credit. So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16        Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Letter of Credit Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Exposure, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Letter of Credit Issuers as herein provided (other than nonconsensual Liens permitted by Section 10.2), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Letter of Credit Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and each Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and; provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

2.17        Incremental Commitments. (a) The Borrower may, from time to time after the Closing Date, by written notice to the Administrative Agent request the establishment of (i) one or more new term loan commitments (the “New Term Loan Commitments”), (ii) one or more additional tranches of revolving credit commitments (the “Additional Revolving Credit Commitments”) and/or (iii) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and, together with the New Term Loan Commitments and the Additional Revolving Credit Commitments, the “Incremental Commitments”), in an aggregate amount for all such

Incremental Commitments established following the First Amendment Effective Date not in excess of the Incremental Facility Amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than ten Business Days (or such shorter period as is acceptable to the Administrative Agent) after the date on which such notice is delivered to Administrative Agent. The Borrower may seek Incremental Commitments from existing Lenders or from by any other bank, financial institution, other institutional lender or other Person that is an eligible assignee pursuant to Section 13.6(b) (any such other Person being called an “Additional Lender”); provided, that the Administrative Agent (and, solely with respect to any Additional Revolving Credit Commitment and/or Revolving Credit Commitment Increase, each Letter of Credit Issuer) shall have consented to such Additional Lender’s providing any Incremental Commitments to the extent such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender; provided, further, that any Lender offered or approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment.

(b)           Such Incremental Commitment shall become effective as of such Increased Amount Date; provided that (1) the representations and warranties set forth herein and in the other Credit Documentation shall be true and correct in all material respects on and as of such Increased Amount Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, with respect to any Incremental Commitments the proceeds of which are used to fund a Permitted Acquisition substantially concurrently upon the receipt thereof, unless otherwise agreed by the Borrower, the Administrative Agent and the Lenders providing the applicable Incremental Commitment, the only representations and warranties the making of which shall be a condition to the making of such Incremental Commitments shall be the representations and warranties set forth in clause (b) of the definition of Closing Date Representations and the representations and warranties contained in the purchase agreement relating to such Permitted Acquisition as are material to the interests of the Lenders but only to the extent that the Borrower or any of its Affiliates have the right to terminate its or their obligations under such purchase agreement as a result of a breach of such representations and warranties in such purchase agreement); (2) the Incremental Commitments (and the Loans made pursuant thereto) shall be secured on a pari passu basis with the Term B Loans, the Revolving Credit Commitments and the Revolving Credit Loans and shall be secured only by the Collateral securing the Obligations; (3) no Parent Guarantor nor any Restricted Subsidiary shall guarantee the Incremental Commitments or Loans made pursuant thereto unless such Parent Guarantor or Restricted Subsidiary is a Guarantor (or becomes a Guarantor on the Increased Amount Date); (4) no Default or Event of Default shall exist on such Increased Amount Date immediately prior to or after giving effect to such Incremental Commitments and to the making of any Loans pursuant thereto; provided that, with respect to any Incremental Commitments the proceeds of which are used to fund a Permitted Acquisition substantially concurrently upon the receipt thereof, unless otherwise agreed by the Borrower, the Administrative Agent and the Lenders providing the applicable Incremental Commitment, the absence of a Default or Event of Default shall not constitute a condition to the making of such Incremental Commitments; (5) the Incremental Commitments and related Loans made pursuant thereto shall be effected pursuant to one or more amendments (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Parent Guarantors, the Borrower, each Lender and each Additional Lender providing such New Term Loan Commitments, Additional Revolving Credit Commitments or Revolving Credit Commitment Increase, as applicable (each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d)), and the Administrative Agent; and (6) the Borrower shall make any payments required pursuant to Section 2.12 in connection with the Incremental Commitments, as applicable.  Any New Term Loans made on an Increased Amount Date that have terms and provisions that differ from Term Loans outstanding on the date on which such New Term Loans are made shall be designated as a separate Class of Term Loans for all purposes of this Agreement. Each of the parties hereto hereby agrees that each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17.

(c)           Notwithstanding the foregoing, without the prior written consent of the Required Lenders, (i) the Maturity Date of any New Term Loans shall not be earlier than the then-existing Latest Maturity Date with respect to any Existing Class of Term Loans, (ii) any New Term Loans shall not have a shorter Weighted Average Life than the Weighted Average Life to Maturity of any then-outstanding Term Loans, (iii) if the Initial Yield on any New Term Loans exceeds the Initial Yield then in effect for any such Existing Class (or Classes) of Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable ABR Margin and the Applicable LIBO Margin then in effect for such Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loans and (iv) any New Term Loans shall otherwise have the same terms and conditions of the Term Loans then in effect or such other terms and conditions reasonably satisfactory to the Administrative Agent. On any Increased Amount Date on which any New Term Loan Commitments of any Class are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Class shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Class, and (ii) each New Term Loan Lender of any Class shall become a Lender hereunder with respect to the New Term Loan Commitment of such Class and the New Term Loans of such Class made pursuant thereto.

(d)           Notwithstanding the foregoing, without the prior written consent of the Required Lenders or the Required Revolving Credit Lenders, (A) any Revolving Credit Commitment Increase shall be on the exact same terms (including with respect to commitment reductions and interest rates) as the Fourth Amendment Extended Revolving Credit Commitments, except for such differences (including with respect to maturity date) that are expressly permitted by the following subclause (B), and (B) (i) the Maturity Date of any Additional Revolving Credit Commitments shall not be earlier than, and shall not require mandatory commitment reduction (except ratably with the Revolving Credit Commitments) prior to, the then-existing Latest Maturity Date with respect to the latest maturing Existing Class of Revolving Credit Loans, (ii) if the Initial Yield on any Additional Revolving Credit Commitments (and related Revolving Credit Loans) that expire on or before the one-year anniversary of the Latest Maturity Date with respect to the latest maturing Existing Class (or Classes) of Revolving Credit Commitments (and, in each case, any related Revolving Credit Loans) (such expiration of Additional Revolving Credit Commitments determined without giving effect to contingencies that would cause such expiration to be earlier than otherwise stated unless and until such contingency occurs), exceeds the Initial Yield then in effect for any such Existing Class (or Classes) of Revolving Credit Commitments (and related Revolving Credit Loans) by more than 50 basis points, then the Applicable ABR Margin and the Applicable LIBO Margin then in effect for such Existing Class (or Classes) of Revolving Credit Commitments (and related Revolving Credit Loans) shall automatically be increased by the Yield Differential, effective upon the effectiveness of such Additional Revolving Credit Commitments, (iii) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Revolving Credit Loans under any Additional Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Revolving Credit Loans then in effect (the mechanics for which may be implemented through the applicable Incremental Amendment and may include technical changes related to the borrowing and repayment procedures of the Revolving Credit Loans then in effect) and (iv) any Additional Revolving Credit Commitments shall otherwise have the same terms and conditions of the Revolving Credit Commitments then in effect or such other terms and conditions reasonably satisfactory to the Administrative Agent, including, for the avoidance of doubt any “MFN” protection applicable to such Additional Revolving Credit Commitments.

(e)           Each of the parties hereto hereby agrees that the Administrative Agent may, with the consent of the Borrower (not to be unreasonably withheld), take any and all action as may be reasonably necessary to ensure that all New Term Loans that, pursuant to the applicable Incremental Amendment, are to be of the same Class of an Existing Class of Term Loans, when originally made, are included in each Borrowing of such Existing Class of Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of LIBOR Term Loans to be converted into a Borrowing of Term Loans that are ABR Loans on the date the applicable New Term Loan is made, or by allocating a portion of each such New Term Loan to each outstanding Borrowing of LIBOR Term Loans on a pro rata basis. Any conversion of Borrowing of LIBOR Term Loans to Term Loans that are ABR Loans required by the preceding sentence shall be subject to Section 2.12. If any New Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Term Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Amendment. In addition, (i) to the extent any New Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.5(b) required to be made after the making of such New Term Loans shall be ratably increased by the aggregate principal amount of such New Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation.

(f)            Upon each Revolving Credit Commitment Increase pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.12. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

This Section 2.17 shall supersede any provisions in Section 5.2, 13.1 or 13.8(a) to the contrary.

2.18        Loan Modification Offers. (a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. In the event that the aggregate amount of Term Loans and Revolving Credit Commitments (which, for the avoidance of doubt, shall include any previously extended Extended Revolving Credit Commitments of such tranche) of Accepting Lenders exceeds the amount of Extended Term Loans and Extended Revolving Credit Commitments permitted pursuant to the Loan Modification Offer, Term Loans and Revolving Credit Commitments subject to Loan Modification Offers shall be converted to Extended Term Loans and Extended Revolving Credit Commitments on a pro rata basis based on the amount of Term Loans and Revolving Credit Commitments included in each Accepting Lender’s acceptance of the Loan Modification Offer or as may be otherwise agreed to in the applicable Loan Modification Amendment.

(b)           The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.

(c)           Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Affected Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Accepting Lender of the Affected Class, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Term Loans so converted by such Lender on such date (the “Extended Term Loans”), and the Extended Term Loans shall be established as a separate Class of Term Loans from the Affected Class of Term Loans and from any other Existing Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the existing Revolving Credit Commitments of each Accepting Lender with respect the Affected Class, the aggregate principal amount of such existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Revolving Credit Commitments so converted by such Lender on such date (the “Extended Revolving Credit Commitments”), and such Extended Revolving Credit Commitments shall be established as a separate Class of Revolving Credit Commitments from the Affected Class and from any other Existing Class of Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (ii) if, on any Extension Date, any Revolving Credit Loans of any Accepting Lender are outstanding under the Affected Class of Revolving Credit Commitments, such Revolving Credit Loans (and any related participations) shall be deemed to be allocated as Revolving Credit Loans (and related participations) under the Extended Revolving Credit Commitments in the same proportion as such Accepting Lender’s Revolving Credit Commitments of the Affected Class to such Accepting Lender’s Extended Revolving Credit Commitments.

(d)           With respect to any Extended Revolving Credit Commitments (i) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Affected Class (the mechanics for which may be implemented through the applicable Loan Modification Amendment and may include technical changes related to the borrowing and repayment procedures Affected Class), and (ii) such Extended Revolving Credit Commitments shall be treated identically to all existing Revolving Credit Commitments of the Affected Class for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3; provided that, notwithstanding the foregoing, the applicable Loan Modification Amendment may provide that the L/C Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Loan Modification Amendment) so long as the Letter of Credit Issuer has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). If so provided in the applicable Loan Modification Agreement, participations in Letters of Credit expiring after the L/C Maturity Date (without giving effect to such Loan Modification Agreement) shall be re-allocated to Accepting Lenders of the Affected Class in accordance with the terms of such Loan Modification Agreement and pursuant to such procedures as may be designated by the Administrative Agent.

(e)           Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders of the Affected Class as Term Loans, Revolving Credit Loans and/or Revolving Credit Commitments). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.18 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates and legal opinions consistent with those delivered on the Closing Date under Sections 6.3 and 6.9.

(f)            “Permitted Amendments” shall be (A) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders, (B) a reduction, elimination or extension, of the scheduled amortization of the applicable Loans of the Accepting Lenders, (C) a change in rate of interest (including a change to the Applicable ABR Margin, the Applicable LIBOR Margin and any provision establishing a minimum rate), premium or other amount with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (such change and/or payments to be in the form of cash, Capital Stock or other property to the extent not prohibited by this Agreement) and/or a change in, or imposition of, “MFN” pricing protection with respect to additional Loans made after the date of such Permitted Amendment, (D) any additional or different financial or other covenants or other provisions that are agreed between the Borrower, the Administrative Agent and the Accepting Lenders; provided that such covenants and provisions are applicable only during periods after the Latest Maturity Date that is in effect on the effective date of such Permitted Amendment and (E) any other amendment to a Credit Document required to give effect to the Permitted Amendments described in clauses (A) to (D) of this Section 2.18(f).

This Section 2.18 shall supersede any provisions in Section 5.2, 13.1 or 13.8(a) to the contrary.

2.19        Refinancing Amendments. (a)  At any time after the Closing Date, the Borrower may obtain, from any Lenders or any Additional Lenders (provided, that the Administrative Agent (and, solely with respect to any Refinancing Amendment establishing any Revolving Credit Commitments, each Letter of Credit Issuer) shall have consented to such Additional Lender’s providing any Refinancing Commitments to the extent such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender; provided, further, that any Lender offered or approached to provide all or a portion of the Refinancing Commitments may elect or decline, in its sole discretion, to provide a Refinancing Commitment), Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement or (b) all or any portion of the Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement, in the form of (x) Refinancing Term Loans or Refinancing Term Loan Commitments or (y) Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Refinancing Term Loans,

Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments:

(i)            will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder;

(ii)           will have such pricing, premiums and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof;

(iii)          (x) with respect to any Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, will have a Maturity Date that is not prior to the Maturity Date of Revolving Credit Loans (or unused Revolving Credit Commitments) being refinanced, and (y) with respect to any Refinancing Term Loans or Refinancing Term Loan Commitments, will have a Maturity Date that is not prior to the Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Term Loans being refinanced;

(iv)          subject to clause (ii) above, will have terms and conditions that reflect market terms and conditions at the time of incurrence and issuance; provided, that, to the extent such terms and documentation are not substantially identical to the Indebtedness being refinanced, (x) such terms (taken as a whole) shall be less favorable to the providers of such Permitted First Priority Refinancing Debt than those applicable to the Indebtedness being refinanced, except, in each case, for financial or other covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date, and (y) such documentation shall be reasonably acceptable to the Administrative Agent;

(v)           shall not be secured by any property or assets of Holdings and its Subsidiaries other than the Collateral; and

(vi)          no Person shall guarantee such Indebtedness unless it is a Guarantor (or becomes a Guarantor substantially concurrently with the incurrence of such Indebtedness or the issuance of such guarantee); provided that, if, at any time, such Person ceases to be a Guarantor, it shall not guarantee such Indebtedness.

(b)           The proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans or reduction of Revolving Credit Commitments being so refinanced (and repayment of Revolving Credit Loans outstanding thereunder), as applicable. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, pursuant to any Refinancing Revolving Credit Commitments established thereby, on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments subject to the approval of the Letter of Credit Issuer.

(c)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Credit Loans, Refinancing Revolving Credit Commitments and/or Refinancing Term Loan Commitments) and to treat any such Refinancing Term Loans or Refinancing Term Loan Commitments as Term Loans or Term Loan Commitments and to treat such Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments as Revolving Credit Loans or Revolving Credit Commitments.

(d)           Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or to effect a replacement of any Intercreditor Agreement) and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Letter of Credit Issuer, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended Revolving credit Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon reallocation thereof to the relevant Lenders holding Revolving Credit Commitments, be deemed to be participations in respect of such Letters of Credit and the terms of such participations (including, without limitation, the fees applicable thereto) shall be adjusted accordingly among Lenders holding extended revolving credit commitments.

(e)           This Section 2.19 shall supersede any provisions in Section 5.2, 13.1 or 13.8(a) to the contrary.

2.20        Repricing Protection. In the event that, prior to the six-month anniversary of the Sixth Amendment Effective Date, (i) there shall occur any amendment, amendment and restatement or other modification of this Agreement that has the effect of reducing the Applicable Margin with respect to any Term B Loans (including any reduction or elimination of any “LIBOR floor”) or (ii) all or a portion of any Term B Loans, are prepaid or refinanced substantially concurrently with, or with the proceeds of, Indebtedness under any term loan financings (including any new or additional Indebtedness under this Agreement) having an Initial Yield lower than the applicable total yield of the Term B Loans (as determined by the Administrative Agent to be equal to (x) the Applicable Margin then in effect for Term B Loans that are LIBOR Loans plus (y) the one month Adjusted LIBO Rate applicable to Term B Loans, then each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to 1.00% of the outstanding principal amount of the Term B Loans affected by such amendment, amendment and restatement or modification, or subject to such prepayment or refinancing. As a condition to effectiveness of any required assignment by any non-consenting Lender of its Term B Loans pursuant to Section 13.7 in respect of any amendment, amendment and restatement or modification to this Agreement effective prior to the six-month anniversary of the Sixth Amendment Effective Date that has the effect of reducing the applicable total yield (as determined by the Administrative Agent on the same basis) for any Term B Loans, the Borrower shall pay to such non-consenting Lender of Term B Loans a premium or fee equal to the premium or fee that would apply pursuant to the preceding sentence if such non-consenting Lender’s Term B Loans being assigned were being prepaid and subject to the premium or fee set forth in the immediately preceding sentence.

2.21        Refinancing Term B Loans; New Term B Loans.

(a)           Immediately prior to the effectiveness of the Sixth Amendment, each Lender having a Term B Loan Commitment on the Sixth Amendment Effective Date severally agrees to make a Refinancing Term B Loan to the Borrower, which Refinancing Term B Loan shall not exceed, for any such Lender, the Term B Loan Commitment of such Lender. Such Refinancing Term B Loan (i) shall be made on the Sixth Amendment Effective Date immediately prior to the effectiveness of the Sixth Amendment, (ii) shall be subject to Section 2.19(b), (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (iv) shall not exceed the aggregate total of all Term B Loan Commitments as of the Sixth Amendment Effective Date. The proceeds of such Refinancing Term B Loans shall be applied to repay the Existing Term B Loans immediately prior to the effectiveness of the Sixth Amendment. On the Term B Loan Maturity Date, all Refinancing Term B Loans shall be repaid in full.

(b)           Immediately after the effectiveness of the Sixth Amendment, each Lender having a New Term B Loan Commitment severally agrees to make a New Term B Loan to the Borrower, which New Term B Loan shall not exceed, for any such Lender, the New Term B Commitment of such Lender. Such New Term B Loan (i) shall be made on the Sixth Amendment Effective Date immediately after the effectiveness of the Sixth Amendment, (ii) shall be subject to Section 2.17(e), (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed in the aggregate the total of all New Term B Loan Commitments and (v) shall be of the same Class as the Refinancing Term B Loans (it being understood that from and after the making of the New Term B Loans, such New Term B Loans shall be treated as Term B Loans under this Agreement and the other Credit Documents). The proceeds of such New Term B Loans shall be applied (i) to redeem or repurchase a portion of the Senior Subordinated Notes, (ii) finance the NuLink Acquisition, (iii) to pay fees and expenses and other additional amounts incurred or owing in connection with the transactions contemplated in the Sixth Amendment and (iv) for general corporate purposes. On the Term B Loan Maturity Date, all New Term B Loans shall be repaid in full.

2.22        Cashless Rollover of Term Loans. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 3.                            Letters of Credit

3.1          Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the date that is 30 days prior to the Revolving Credit Maturity Date, the Borrower may request that the Letter of Credit Issuer issue for the account of the Borrower (or any Restricted Subsidiary of the Borrower so long as the Borrower is a joint and several co-applicant with respect thereto) standby letter or letters of credit denominated in Dollars (the “Letters of Credit” and each a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer, in its reasonable discretion. The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each L/C Participant’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at such time to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided that in no event shall such expiration date occur later than the L/C Maturity Date (except to the extent provided in Section 2.18(d), Section 2.19(d) or Section 3.2(c)), unless the Borrower agrees, at the time of such request, to Cash Collateralize such Letter of Credit on the Business Day prior to the L/C Maturity Date on terms reasonably acceptable to the Letter of Credit Issuer; provided that the Borrower’s failure to so Cash Collateralize such Letter of Credit on the Business Day prior to the L/C Maturity Date shall constitute an Event of Default; (iv) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (v) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1; (vi) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.15(a)(iii), any Defaulting Lender Fronting Exposure remains outstanding, unless such Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Letter of Credit Issuer, with the Borrower or such Lender to eliminate such Letter of Credit Issuer’s Defaulting Lender Fronting Exposure arising from the Letter of Credit then proposed to be issued and such Letter of Credit and all other Letter of Credit Exposure as to which such the Letter of Credit Issuer has Defaulting Lender Fronting Exposure and (vii) no Letter of Credit Issuer shall be obligated to issue Letters of Credit which are trade or commercial Letters of Credit.

(c)           Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, to terminate or permanently reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2          Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account or for the account of any of its Subsidiaries, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each such notice shall be executed by the Borrower and shall be in the form of Exhibit G (each a “Letter of Credit Request”).

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

(c)           If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Revolving Credit Lenders or the Borrower that one or more of the applicable conditions specified in Section 7.2 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

3.3          Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of

Credit (and on the Closing Date, with respect to all Existing Letters of Credit), the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Subject to Section 5.2(b), in the event that there are Letters of Credit outstanding on (i) the Non-Extended Revolving Credit Maturity Date or (ii) an earlier date that is a Business Day specified in a written notice to the Administrative Agent by the Borrower on at least three Business Days prior written notice (solely to the extent (x) the Non-Extended Revolving Credit Loans are being repaid in full on such date, (y) all Non-Extended Revolving Credit Commitments have been terminated on or prior to such date and (z) the Aggregate Revolving Credit Outstandings would not exceed 100% of the Total Revolving Credit Commitment as then in effect immediately after giving effect to such repayment and termination and the reallocation contemplated in this sentence) (such date, the “Reallocation Date”), participations in such Letters of Credit shall be reallocated to the Fourth Amendment Extended Revolving Credit Lenders on the Reallocation Date pursuant to such procedures as may be designated by the Administrative Agent such that the Fourth Amendment Extended Revolving Credit Lenders are L/C Participants with respect to such Letters of Credit to the extent of each such L/C Participant’s Revolving Credit Commitment Percentage (immediately after giving effect to the expiration or termination of the Non-Extended Revolving Credit Commitments on the Reallocation Date).

(b)           Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b). The L/C Participants shall have no right to receive any portion of any L/C Fronting Fees.

(c)           In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(d)           In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent, for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent, for the account of the

Letter of Credit Issuer, such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent, for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent, for the account of the Letter of Credit Issuer, at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent, for the account of the Letter of Credit Issuer, its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent, for the account of the Letter of Credit Issuer, its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent, such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(e)           Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (d) above, the Letter of Credit Issuer shall pay to the Administrative Agent, and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(f)            The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4          Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 10:00 a.m. (New York City time) on such next succeeding Business Day from the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Required Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the Required Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Required Reimbursement Date in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Required Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)           The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5          Increased Costs. If after the date hereof, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to Taxes, which shall be governed by Section 2.11(a)(ii)) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower by the Letter of Credit Issuer or a L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6          New or Successor Letter of Credit Issuer. Any Letter of Credit Issuer may resign as Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the terms of the following sentence, the Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer and the Borrower may add Letter of Credit Issuers at any time. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders with Revolving Credit Commitments a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, that is willing so to act, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, power and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor issuer or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (d). The acceptance of any appointment as the Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent (which, in the case of any new issuer of Letters of Credit, shall set forth the Letter of Credit Commitment with respect to such new issuer of Letters of Credit (which such Letter of Credit Commitment may increase the aggregate amount of the then-outstanding Letter of Credit Commitment); provided that, in no event shall the aggregate amount of Letter of Credit Commitments hereunder exceed $40,000,000) and, from and after the effective date of such agreement, such new or successor Lender shall have become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of any Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this Section 3.6 (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as a Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was a Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4.                            Fees; Commitments

4.1          Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender having a Revolving Credit Commitment (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date applicable to such Revolving Credit Commitment. Such commitment fee shall be payable for each Class of Revolving Credit Commitments quarterly in arrears (x) on the last Business Day of each fiscal quarter of the Borrower and (y) on the Final Date for such Class (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1(a).

(b)           The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans on the average daily Stated Amount of such Letter of Credit subject to L/C Participations relating to Revolving Credit Commitments. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero. Any accrued and unpaid Letter of Credit Fees payable to any Non-Extended Revolving Credit Lenders shall also be paid to the Non-Extended Revolving Credit Lenders on the Reallocation Date.

(c)           The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “L/C Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.250% per annum on the average daily Stated Amount of such Letter of Credit. Such L/C Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d)           The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the

Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)           The Borrower agrees to pay (i) each Revolving Credit Lender on the Closing Date an upfront fee equal to 1.00% of the aggregate amount of the Revolving Credit Commitments of such Revolving Credit Lender, (ii) each Term Loan Lender on the Closing Date an upfront fee equal to 4.00% of the aggregate amount of the Term Loan Commitments of such Term Loan Lender and (iii) each Term Loan Lender on the Sixth Amendment Effective Date an upfront fee equal to 0.50% of the aggregate amount of the Term Loan Commitments of such Term Loan Lender on the Sixth Amendment Effective Date.

4.2          Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (of which the Administrative Agent shall promptly notify each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to terminate or permanently reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders on a pro rata basis (except as otherwise provided for in Section 2.1(b)(iii)), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

4.3          Mandatory Termination of Commitments. (a) The Term Loan Commitments shall terminate upon the earlier of (i) 5:00 p.m. (New York City time) on the Sixth Amendment Effective Date and (ii) (x) with respect to Refinancing Term B Loans pursuant to the Sixth Amendment, on the Sixth Amendment Effective Date upon funding of the Refinancing Term B Loans and (y) with respect to the New Term B Loans pursuant to the Sixth Amendment, on the Sixth Amendment Effective Date upon funding of the New Term B Loans.

(b)           The Non-Extended Revolving Credit Commitments shall terminate at 5:00 p.m. (New York City time) on the Non-Extended Revolving Credit Maturity Date. The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c)           The Letter of Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the L/C Maturity Date.

SECTION 5.                            Payments

5.1          Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans and Revolving Credit Loans, in each case, without premium or penalty (but subject to Section 2.20), in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans (other than Revolving Credit Loans that are ABR Loans), 12:00 noon (New York City time) one Business Day prior to or (ii) in the case of Revolving Credit Loans that are ABR Loans, 10:00 a.m. on the same day as, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000; provided that no partial prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single

Borrowing shall reduce the outstanding LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Term Loans or LIBOR Revolving Credit Loans; and (c) any prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.12. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Borrower may rescind any such notice if such prepayment would have resulted from a refinancing of all of the then outstanding Loans, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment in respect of Term Loans pursuant to this Section 5.1 shall be (a) applied to such Class of Term Loans in such manner as the Borrower may determine and (b) applied to reduce Term Loan Repayment Amounts applicable to such Class in such order as the Borrower may determine or, if not so specified on or prior to the time of such voluntary prepayment, ratably in direct order of maturity to the remaining amortization payments required to be made by the Borrower pursuant to Section 2.5(b) or the terms of any Other Term Loans entitled to such prepayment. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2          Mandatory Prepayments. (a) Mandatory Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, at the option of the Borrower, the Net Cash Proceeds from any transaction permitted by Section 10.4(e) (including pursuant to any securitization) may be applied to repay Revolving Credit Loans, which repayment shall automatically result in the reduction of the Revolving Credit Commitment of each Lender by an amount equal to the amount of the Revolving Credit Loans prepaid to such Lender.

(ii)           For each fiscal year (commencing with the fiscal year ending December 31, 2013), not later than five days after the date on which the financial statements of the Borrower referred to in Section 9.1(a) for such fiscal year are required to be delivered to the Lenders, the Borrower shall prepay, in accordance with paragraph (c) below, the principal amount of the Loans in an amount equal to (x) 75% of Excess Cash Flow for such fiscal year (provided that such percentage shall be reduced to (I) 50% of Excess Cash Flow for such fiscal year if the Senior Secured Leverage Ratio as of the end of such fiscal year is less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00; (II) 25% if the Senior Secured Leverage Ratio as of the end of such fiscal year is less than 3.00 to 1.00 but greater than or equal to 2.00 to 1.00; and (III) 0% if the Senior Secured Leverage Ratio as of the end of such fiscal year is less than 2.00 to 1.00), minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year and Revolving Credit Loans voluntarily prepaid pursuant to Section 5.1 to the extent accompanied by an equivalent permanent reduction of the Total Revolving Credit Commitments in an equal amount pursuant to Section 4.2, in each case, except to the extent financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries or the exercise of the Cure Right; provided that the above clause (y) shall not include the Third Amendment Prepayment or any prepayment with Credit Agreement Refinancing Indebtedness or pursuant to Section 2.19.

(b)           Mandatory Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds 100% of the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations) (a “Cash Collateral Agreement”). For the avoidance of doubt, in the case of an excess caused by the expiration, termination or reduction of the Non-Extended Revolving Credit Commitments (whether on the Non-Extended Revolving Credit Maturity Date, the Reallocation Date or any earlier date), such repayment or cash collateralization shall be made not later than such Maturity Date or earlier date (and, in any event, prior to or substantially concurrently with any reallocation contemplated by the last sentence of Section 3.3(b)).

(c)           Application of Loan Prepayment Amounts. Each prepayment of Loans required by Section 5.2(a) shall be applied as follows: first, to reduce the amortization payments in respect of the Term Loans (other than any Other Term Loans that are not entitled to such prepayment pursuant to the terms thereof) ratably in direct order of maturity to the remaining amortization payments required to be made by the Borrower pursuant to Section 2.5(b) or the terms of any Other Term Loans entitled to such prepayment (such amount being, the “Amortization Amount”) (provided that any Term Loan Lender may decline any such prepayment required by Section 5.2(a) in the manner set forth below in this Section 5.2(c), in which case any such Declined Amounts shall be retained by the Borrower and shall be used by the Borrower for general corporate purposes); and second, subject to Section 2.1(b)(iii), to repay the Revolving Credit Loans and Unpaid Drawings, ratably in accordance with respective amounts thereof (provided that (x) until the Revolving Credit Loans have been paid in full, the portion thereof that would otherwise be applied to Unpaid Drawings shall instead be applied ratably to the Revolving Credit Loans and (y) any application of any such prepayment to Revolving Credit Loans or Unpaid Drawings shall be without reduction of the Revolving Credit Commitments of each Lender (unless otherwise elected by the Borrower in a notice delivered at the time of such prepayment pursuant to Section 5.1 and Section 4.2); and third, to cash collateralize Letters of Credit Outstanding pursuant to a Cash Collateral Agreement. With respect to each such prepayment, (i) the Borrower will, on the date prior to the date of any Debt Incurrence Prepayment Event and not later than the date three Business Days prior to the date specified in Section 5.2(a) for making such prepayment with respect to any other Prepayment Event, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender, (ii) each Term Loan Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Borrower and the Administrative Agent within two Business Days (or, with respect to any Debt Incurrence Prepayment Event, within one Business Day) after such Lender’s receipt of notice from the Administrative Agent of such prepayment and (iii) the Borrower will make all such prepayments not so refused upon the date specified in Section 5.2(a) for making such prepayment. Any Term Loan Lender that does not decline such prepayment in writing on or prior to the date referenced in clause (ii) above shall be deemed to have accepted such prepayment.

(d)           Application to Term Loans. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 5.2(a), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or LIBOR Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 5.2(c), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to such Term

Loans that are ABR Loans to the full extent thereof before application to Term Loans that are LIBOR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.12.

(e)           Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required or elected by the Borrower pursuant to Section 5.2(a) or required by Section 5.2(b) and subject to Section 2.1(b)(iii), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (w) LIBOR Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2(e) only on the last day of an Interest Period applicable thereto unless all LIBOR Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the Borrower of LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Revolving Credit Loans, such Borrowing shall immediately be converted into ABR Loans; and (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.12.

(f)            LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)           Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) with respect to Asset Sale Prepayment Events, Casualty Events and Permitted Sale Leasebacks unless and until the amount at any time of Net Cash Proceeds from such Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds $7,500,000 in the aggregate for all such Prepayment Events.

(h)           Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow attributable to Restricted Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this

Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or a portion of Excess Cash Flow attributable to Restricted Foreign Subsidiaries would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Foreign Asset Sale so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or, in the case of Excess Cash Flow, a date on or before the date that is twelve months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 5.2(a)(ii) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 5.2(a) as if such funds had been received as Excess Cash Flow by the Borrower (and constituted Excess Cash Flow of the Borrower) in the prior fiscal year), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3          Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent, for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars and in immediately available funds at the Administrative Agent’s Office. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent, prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)           Any payments by the Borrower under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.4          Taxes. (a) All payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If any such Tax is an Indemnified Tax, the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section)) interest or any such other amounts payable hereunder at the rates or in the amounts it would have received had no deductions or withholding been made. Whenever any Indemnified Taxes are payable by the Borrower pursuant to this Section 5.4 as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to the Administrative Agent and to such Lender, acting reasonably) received by the Borrower showing payment thereof. If the Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Each Non-US Lender shall, to the extent it is legally entitled to do so:

(i)            deliver to the Borrower and the Administrative Agent two copies on or prior to the date on which such person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) of either (x) in the case of a Non-US Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or Form W-8IMY (or any applicable successor form) (together with a certificate substantially in the form of Exhibit I representing that such Non-US Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (described in Section 881(c)(3)(C) of the Code)) (a “U.S. Tax Compliance Certificate”), or (y) United States Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (or any applicable successor form), in each case properly completed (including, in the case or Form W-8IMY, the attachment of the properly completed and executed, United States Internal Revenue Service Forms W-8 and W-9 that support such form, to the extent required by applicable law) and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)          obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless, in any such case, any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly compiling and delivering any such form with respect to it, and such Lender so advises the Administrative Agent and the Borrower. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Section 5.4(d) and (e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Each other Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) an United States Internal Revenue Service Form W-9.

(e)           If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA and any regulations promulgated thereunder after the date of this Agreement.

(f)            If any Lender or the Administrative Agent determines in good faith that it has received a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount, net of all out-of-pocket expense (together with any interest received from the relevant Governmental Authority thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. The Borrower, upon the request of the Lender or the Administrative Agent, as the case may be, shall repay to such Lender or the Administrative Agent, as applicable, the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender or the Administrative Agent be obliged to disclose any information regarding its tax affairs or computations to the Borrower (or any information it deems confidential to any person) in connection with this paragraph (f) or any other provision of this Section 5.4.

5.5          Computations of Interest and Fees. (a) Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on (i) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and (ii) interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)           All Fees shall be calculated on the basis of a 360- day year for the actual days elapsed.

5.6          Limit on Rate of Interest.

(a)           No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)           Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6.                            Conditions Precedent to Initial Borrowing. The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1          Credit Documents. The Administrative Agent shall have received:

(a)           this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Parent Guarantor;

(b)           the Guarantee Agreement, executed and delivered by a duly authorized officer of each Guarantor;

(c)           the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(d)           the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(e)           for the account of each Lender requesting the same pursuant to Section 2.5(f) at least three days prior to the Closing Date, a promissory note, substantially in the form of Exhibit K-1 or K-2, as the case may be, evidencing the Term Loans and the Revolving Credit Loans, respectively, owing to such Lender, and executed by a duly authorized officer of the Borrower.

6.2          Collateral. (a) (i) All outstanding Capital Stock in whatever form of the Borrower, the Parent Companies and each Restricted Subsidiary directly owned by or on behalf of any Credit Party shall have been pledged pursuant to the Security Documents, and the Administrative Agent shall have received all certificates representing securities pledged under any of the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(ii)           All Indebtedness for borrowed money in excess of $2,500,000 of the Parent Guarantors, the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more promissory notes (or global promissory notes) and shall have been pledged pursuant to the Security Documents, and the Administrative Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(iii)          All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by law or reasonably requested in writing by the Administrative Agent to be filed, registered or recorded (to the extent such matter is governed by the laws of the United States, any state or territory thereof, or the District of Columbia) to create the valid and perfected First Priority Liens intended to be created by the Security Documents (which shall include Mortgages with respect to any real estate owned in fee by any Credit Party on the Closing Date with a book value or market value in excess of $5,000,000), shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording. Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid First Priority Lien on the Mortgaged Property described therein, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request;

; provided, however, that to the extent any security interest in the Collateral is not granted or perfected on the Closing Date despite Borrower’s commercially reasonable efforts to do so (other than (x) the delivery of stock certificates or other certificates representing Capital Stock that is part of the Collateral and (y) grants of Collateral subject to the Uniform Commercial Code and the delivery of Uniform Commercial Code financing statements) (the “Specified Collateral”), the grant or perfection of such security interest shall not constitute a condition precedent to the Closing Date.

(b)           The Borrower shall have delivered to the Administrative Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, and certified copies of Uniform Commercial Code, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any material property of any Credit Party is located and the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

6.3          Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Kirkland & Ellis LLP, special New York counsel to the Credit Parties, (b) Drinker Biddle & Reath LLP, regulatory counsel to the Credit Parties, and (c) local counsel to the Credit Parties in certain jurisdictions as may be reasonably requested by the Administrative Agent, in each case, (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (iii) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4          Closing Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 6.6, 6.7, 6.8, 6.17 and 7.1 have been satisfied as of the Closing Date.

6.5          Senior Unsecured Notes and Senior Subordinated Notes. (a) The Senior Unsecured Notes Indenture shall have been duly executed and delivered by each party thereto and shall be in full force and effect, and the Borrower shall have received gross proceeds of not less than $725,000,000 from the Senior Unsecured Notes, and (b) the Senior Subordinated Notes Indenture shall have been duly executed and delivered by each party thereto and shall be in full force and effect, and the Borrower shall have received gross proceeds of not less than $295,000,000 from the Senior Subordinated Notes.

6.6          Equity Contribution. The Equity Contribution shall have been, or substantially simultaneously with the initial Credit Event on the Closing Date be, consummated.

6.7          Acquisition; Merger Agreement; Merger. The Acquisition (including the Merger) shall have been, or substantially simultaneously with the initial Credit Event on the Closing Date shall be, consummated in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereof by Merger Sub or the Borrower that are materially adverse to the Lenders or the Joint Lead Arrangers as reasonably determined by the Joint Lead Arrangers, without the prior consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned). The Administrative Agent shall have received copies of the Merger Agreement and all material certificates, opinions and other material documents delivered thereunder, certified by an Authorized Officer as being complete and correct.

6.8          Company Material Adverse Effect. There not having occurred, since December 31, 2011, a Company Material Adverse Effect (as defined in the Merger Agreement).

6.9          Closing Secretary Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, in the case of the Borrower, substantially in the form of Exhibit J-1, and in the case of each other Credit Party, substantially in the form of Exhibit J-2, in each case with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.10 and 6.11.

6.10        Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.11        Corporate Documents; Good Standing Certificates; Incumbency Certificates. The Administrative Agent shall have received, in each case, in form and substance reasonably satisfactory to the Administrative Agent, (a) true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party together with a good standing certificate, in each case certified as of a recent date from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, and (b) incumbency certificates of the officers of each Credit Party executing this Agreement or any other Credit Documents to which such Credit Party is a party as of the Closing Date.

6.12        Fees. The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented at least three Business Days prior to the Closing Date shall have been paid.

6.13        Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Financial Officer or Chief Executive Officer of Holdings in substantially in the form of Exhibit L, demonstrating that after giving effect to the consummation of the Transactions, Holdings on a consolidated basis with its Subsidiaries is Solvent.

6.14        Historical Financial Statements. The Lenders shall have received the Historical Audited Financial Statements and the Historical Unaudited Financial Statements.

6.15        Pro Forma Financial Statements. The Administrative Agent shall have received the Pro Forma Financial Statements, together with a certificate of the Chief Financial Officer of Borrower to the effect that such statements accurately present the pro forma financial position of Borrower and its Subsidiaries (including, for such purposes, the Company and its Subsidiaries on a pro forma basis) as of the date of the pro forma balance sheet forming part of the Pro Forma Financial Statements and for the period covered by the related pro forma income statement, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

6.16        Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 9.3 and, if applicable, the designation of the Administrative Agent as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder, such certificates to be in such form and contain such information as is specified in Section 9.3 (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

6.17        Existing Indebtedness (a) Concurrently with the initial Credit Event made hereunder, the Refinancing Transactions shall have been consummated on terms and conditions reasonably satisfactory to the Administrative Agent.

(b)           Immediately after giving effect to the Transactions, the Company, Holdings, the Borrower and their respective Subsidiaries shall have outstanding no third-party Indebtedness for borrowed money (excluding Indebtedness outstanding on the Closing Date under Capital Leases and letters of credit) other than (i) Indebtedness outstanding under this Agreement, (ii) Indebtedness outstanding under the Senior Unsecured Notes Indenture, (iii) Indebtedness outstanding under the Senior Subordinated Notes Indenture; (iv) Indebtedness owing by the Subsidiaries to the Borrower under the Loan and Reimbursement Agreement (the “Permitted Intercompany Indebtedness”) and (v) other existing Indebtedness permitted under Section 10.1.

6.18        Money Laundering. On or before the date three days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing at least ten days prior to the Closing Date by the Administrative Agent that the Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

SECTION 7.                            Conditions Precedent to All Credit Events

Except to the extent set forth in Section 2.17(b)(1) and (4), the agreement of each Lender to make any Loan requested to be made by it on any date and the obligation of each Letter of Credit Issuer to issue any Letter of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1          No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) with respect to any Credit Event on any date after the Closing Date, no Default or Event of Default shall have occurred and be continuing and (b) (i) in the case of the initial Credit Events on the Closing Date, (x) the Closing Date Representations referred to in clause (a) of the definition of Closing Date Representations shall be true and correct as and to the extent required under Section 6.2(a) of the Merger Agreement (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) and (y) the Closing Date Representations referred to in clause (b) of the definition of Closing Date Representations shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (ii) with respect to each other Credit Event, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2          Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Term Loan and each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above shall have been satisfied as of that time.

SECTION 8.                            Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower and the Parent Guarantors make the following representations and warranties on the Closing Date and the date of any Credit Event occurring subsequent to the Closing Date to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1          Corporate Status. Each of each Parent Guarantor, the Borrower and each Restricted Subsidiary (other than any Immaterial Subsidiary) (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified or in good standing, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Parent Guarantor, the Borrower and the Subsidiaries may consummate any transaction permitted under Section 10.3.

8.2          Corporate Power and Authority. (a) Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party (and, in the case of the Borrower, to borrow hereunder); (b) each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity; and (c) each Credit Party (i) has the corporate or other organizational power and authority and possesses all franchises, licenses, permits, authorizations and approvals, in each case from Governmental Authorities, necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits, franchises and regulations of any applicable Governmental Authority, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.3          Authorization; No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention could not reasonably be expected to have a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any indenture (including the Senior Unsecured Notes Indenture and the Senior Subordinated Notes Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound, except where such breach or default could not reasonably be expected to have a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries.

8.4          Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of any Credit Party, threatened in writing with respect to any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5          Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof or of the proceeds of any drawing under any Letter of Credit will violate the provisions of Regulation T, U or X of the Board.

8.6          Governmental Approvals. The execution, delivery and performance of the Credit Documents does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7          Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8          True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any Parent Guarantor, the Borrower or any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections, pro forma financial information, and information of a general industry or economic nature.

(b)           The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Person to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9          Financial Statements; Financial Condition; Material Adverse Effect. The (a) unaudited historical consolidated financial information of the Borrower and its Subsidiaries as set forth in the Confidential Information Memorandum, (b) the unaudited historical consolidated financial information of the Company and its Subsidiaries as set forth in the Confidential Information Memorandum, (c) the Borrower Historical Audited Financial Statements, (d) the Borrower Historical Unaudited Financial Statements, (e) the Company Historical Audited Financial Statements and (f) the Company Historical Unaudited Financial Statements, in each case, present fairly in all material respects the combined financial position of the Borrower and its consolidated Subsidiaries, at the respective dates of said information or statements and results of operations of the applicable Person for the respective periods covered thereby. The financial statements referred to in clauses (c), (d), (e) and (f) of the preceding sentence have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements subject, in the case of unaudited financial statements, year-end adjustments and the absence of footnotes. There has been no Material Adverse Effect since December 31, 2011; provided that the representation and warranty contained in this sentence will not be made on the Closing Date.

8.10        Tax Returns and Payments. Except, in each case, as could not reasonably be expected to result in a Material Adverse Effect, each of each Parent Guarantor, the Borrower and each of the Restricted Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) being contested in good faith as to which adequate reserves have been provided in accordance with GAAP.

8.11        Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any Credit Party, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Credit Party nor any Subsidiary nor any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Credit Party, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any Credit Party, any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any Credit Party, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Credit Party, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower and its Subsidiaries contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

8.12        Subsidiaries. Schedule 8.12 lists (a) each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein) and (b) each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. To the knowledge of the Borrower, after due inquiry, each Immaterial Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13        Patents, etc. Each of each Parent Guarantor, the Borrower and each of the Restricted Subsidiaries owns or possesses all patents, trademarks, servicemarks, trade names, copyrights, trademark licenses, patent licenses, copyright licenses and other rights, free from Liens other than Permitted Liens, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14        Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of each Parent Guarantor, the Borrower and each of the Restricted Subsidiaries and all Real Estate is in compliance with all Environmental Laws; (ii) none of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) none of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries.

(b)           None of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

(c)           Section 8.4 and this Section 8.14 set forth the sole and exclusive representations and warranties of the Borrower and the Parent Guarantors in this Agreement with respect to environmental matters, including matters relating to Environmental Laws, Environmental Claims or Hazardous Materials.

8.15        Properties. (a) Each of each Parent Guarantor, the Borrower and each of the Restricted Subsidiaries has good and marketable title to or valid leasehold interests in all properties that are necessary for the operation of its respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interests could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16        Security Documents.  (a) Upon execution and delivery thereof by the parties thereto, the Pledge Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the pledged Capital Stock described therein (to the extent such matter is governed by the laws of the United States or a jurisdiction therein) and, when certificates representing or constituting the pledged Capital Stock described in the Pledge Agreement are delivered to the Administrative Agent or Uniform Commercial Code financing statements have been filed in each of the jurisdictions of organization of each Credit Party party to the Pledge Agreement, such security interest shall constitute a perfected First Priority lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged Capital Stock described therein (to the extent such matter is governed by the laws of the United States or a jurisdiction therein).

(b)           Upon execution and delivery thereof by the parties thereto, the Security Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (to the extent such matter is governed by the laws of the United States or a jurisdiction therein), and Uniform Commercial Code financing statements have been filed in each of the jurisdictions listed on Schedule 8.16(b), or arrangements have been made for such filing in such jurisdictions, and upon such filing, such security interests will, subject to the existence of Permitted Liens, constitute perfected First Priority Liens on, and security interests in (or, in the case of any such Collateral the security interests in which may be perfected only by possession, upon the taking of possession of such Collateral by the Administrative Agent, such security interests will constitute perfected First Priority liens on and security interests in), all right, title and interest of the Credit Party parties thereto in the Collateral described therein (except to the extent the Security Agreement does not require the applicable Credit Party to perfect a security interest in such Collateral), except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction.

(c)           Upon execution and delivery thereof by the Credit Parties party thereto, each Mortgage will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions listed on Schedule 8.16(c) (or, in the case of a Mortgage delivered pursuant to Section 9.15, the jurisdiction in which the property covered by such Mortgage is located), such security interests will, subject to the existence of Permitted Liens, constitute First Priority Liens on, and perfected security interests in, all rights, title and interest of the Credit Party party thereto in the collateral described therein.

8.17        Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of the Loans and the issuance of the Senior Unsecured Notes and the Senior Subordinated Notes and after giving effect to the application of the proceeds of such Loans and the Senior Unsecured Notes and the Senior Subordinated Notes on the Closing Date, Holdings on a consolidated basis with its Subsidiaries will be Solvent.

8.18        Senior Indebtedness. The Obligations shall constitute “Senior Indebtedness” (or equivalent term) and the Obligations shall be “Designated Senior Indebtedness” (or equivalent term) under all Subordinated Debt (including, without limitation, the Senior Subordinated Notes) of any Credit Party.

8.19        Use of Proceeds. The Borrower will use the Letters of Credit from time to time issued hereunder, the proceeds of all Loans made on the Closing Date and the proceeds of all Revolving Credit Loans from time to time made pursuant to the Revolving Credit Commitments for the purposes set forth in the introductory statement to this Agreement. The Borrower will use the proceeds of all New Term Loans and Loans made pursuant to the Additional Revolving Credit Commitments for general corporate purposes, including funding Permitted Acquisitions, dividends, capital expenditures and repayment of Indebtedness not prohibited hereunder. The Borrower will use the proceeds of all Refinancing Term Loans and Term B-1 Loans incurred on the First Amendment Effective Date to refinance the Term Loans outstanding immediately prior to the First Amendment Effective Date and to pay fees (including the prepayment premium required to be paid pursuant to Section 2.20 of this Agreement ) and expenses incurred in connection therewith. The Borrower will use the proceeds of all Refinancing Term Loans incurred on the Second Amendment Effective Date to refinance the Term B-1 Loans outstanding immediately prior to the Second Amendment Effective Date. The Borrower will use the proceeds of all Refinancing Term Loans incurred on the Third Amendment Effective Date to refinance the Term B Loans outstanding immediately prior to the Third Amendment Effective Date. The Borrower will use the proceeds of all New Term Loans incurred on the Fifth Amendment Effective Date (a) to refinance the Term B-1 Loans outstanding immediately prior to the Fifth Amendment Effective Date and to pay fees and expenses incurred in connection therewith and (b) for general corporate purposes. The Borrower will use the proceeds of (a) Refinancing Term B Loans to refinance the Existing Term B Loans and (b) the New Term B Loans (i) to pay the fees and expenses and other additional amounts incurred or owing in connection with the transactions contemplated under the Sixth Amendment, (ii) to finance the NuLink Acquisition, (iii) to repurchase or redeem a portion of the Senior Subordinated Notes and (iv) for general corporate purposes.

SECTION 9.                            Affirmative Covenants

The Borrower and the Parent Guarantors hereby covenant and agree that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than inchoate indemnity obligations) incurred hereunder, are paid in full:

9.1                               Information Covenants. The Borrower will furnish to the Administrative Agent (who will distribute to each Lender):

(a)                                 Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is (x) in the case of the fiscal year ending on December 31, 2012, 120 days after the end of such fiscal year and (y) thereafter, 90 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Subsidiaries (other than any Immaterial Subsidiary) as a going concern.

(b)                                 Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (commencing with the fiscal quarter ending on June 30, 2012; provided that, with respect to the fiscal quarter ending on June 30, 2012, such financial statements shall be separate financial statements for each of (i) the Borrower and its Subsidiaries as of such date and (ii) the Company and its Subsidiaries as of such date) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is (x) in the case of the fiscal quarters ending on June 30, 2012, and September 30, 2012, 60 days after the end of such quarterly accounting period and (y) thereafter, 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries (and, with respect to the financial statements for the fiscal quarter ending on June 30, 2012, the Company and its Subsidiaries) in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c)                                  Budgets. Within 90 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d)                                 Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower (a “Compliance Certificate”) to the effect that no Default or Event of Default exists or, if any Default or

Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and the Restricted Subsidiaries were in compliance with the Financial Performance Covenant as at the end of such fiscal year or other period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be (and, in the event there are any Unrestricted Subsidiaries, a reconciliation or narrative explanation of such financial statements depicting or explaining the results of the Borrower and the Restricted Subsidiaries, on the one hand and the Unrestricted Subsidiaries on the other hand), (iii) the then applicable Senior Secured Leverage Ratio for purposes of determining the Applicable ABR Margin, Applicable LIBOR Margin and Commitment Fee Rate at such time and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail (x) the Borrower’s calculation of the Excess Cash Flow for such fiscal year (commencing with the financial statements for the fiscal year ended December 31, 2013) and (y) the Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d)(ii), as the case may be.

(e)                                  Certain Notices. Promptly after an Authorized Officer or any other senior officer of any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect and (iii) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(f)                                   Environmental Matters. The Borrower or the applicable Parent Guarantor or Restricted Subsidiary will promptly advise the Lenders in writing after any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     Any pending or threatened Environmental Claim against any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries or any Real Estate;

(ii)                                  Any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Parent Guarantor, the Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Parent Guarantor, the Borrower or any of the Subsidiaries or any Real Estate;

(iii)                               Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of the Restricted Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)                                  Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of any Parent Guarantor, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information regarding the business, financial, legal or corporate affairs (including any information required under the Patriot Act) of any Credit Party or any of its Restricted Subsidiaries, or compliance with the terms of the Credit Documents, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)                                 Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment and not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2                               Books, Records and Inspections. Each of the Borrower and each Parent Guarantor will, and will cause each of the Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower, such Parent Guarantor or such Subsidiary, as the case may be. Each of the Borrower and each Parent Guarantor will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of any Parent Guarantor, the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such applicable party’s control to permit such inspection, and to examine the books and records of any Parent Guarantor, the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of any Parent Guarantor, the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire; provided that there shall be no more than one such inspection in any fiscal year unless an Event of Default has occurred and is continuing.

9.3                               Maintenance of Insurance. Each of the Borrower and each Parent Guarantor will, and will cause each of the Restricted Subsidiaries (other than any Immaterial Subsidiary) to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. In addition to the foregoing, if any portion of a Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the Borrower shall maintain, or cause to be maintained, with responsible and reputable insurance companies or associations, such flood insurance if then available in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

9.4                               Payment of Taxes. Except, in each case, where failure to do so could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each Parent Guarantor will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it and all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Borrower, any of the Parent Guarantors or any of the Restricted Subsidiaries; provided that none of the Borrower, any of the Parent Guarantors or any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) that is not yet delinquent or (ii) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5                               Consolidated Corporate Franchises. Each of the Borrower and each Parent Guarantor will do, and will cause each Restricted Subsidiary (other than any Immaterial Subsidiary) to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that each Parent Guarantor, the Borrower and the Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6                               Compliance with Statutes, Regulations, etc. Each of the Borrower and each Parent Guarantor will, and will cause each other Restricted Subsidiary to, comply with all applicable laws, rules, regulations, ordinances and orders of any Governmental Authority applicable to it or its property, and take all reasonable actions to maintain all governmental franchises, licenses, permits, approvals and authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7                               ERISA. Promptly after any Parent Guarantor, the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that any Parent Guarantor, the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by any Parent Guarantor, the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against any Parent Guarantor, the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that any Parent Guarantor, the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8                               Good Repair. Each of the Borrower and each Parent Guarantor will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted and casualty or condemnation excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9                               Transactions with Affiliates. Each of the Borrower and each Parent Guarantor will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Parent Guarantors, the Borrower or their Restricted Subsidiaries) on terms that are substantially as favorable to such Parent Guarantor, the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) (i) the payment of customary annual fees to the Sponsor for management, consulting and financial services rendered to Parent, the Borrower and the Subsidiaries in an aggregate amount per fiscal year not to exceed the amount permitted to be paid pursuant to the Management Services Agreement as in effect on the Closing Date and any Management Termination Fees not to exceed the amount set forth in the Management Services Agreement as in effect on the Closing Date; (ii) customary and reasonable investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, including the Transactions; and (iii) reimbursement of reasonable out-of-pocket fees and expenses of the Sponsor incurred in connection with any such services rendered by the Sponsor, (b) customary fees and indemnities paid to members of the Board of Directors (or similar governing body) of each of each Parent Guarantor, the Borrower and the Subsidiaries, (c) transactions permitted by Sections 10.1, 10.3, 10.4 and 10.6, (d) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Borrower or Parent Guarantors, (e) the payment of indemnities to officers, employees or members of management of any Parent Guarantor, the Borrower and its Restricted Subsidiaries in the ordinary course of business, (f)(A) any employment or severance agreements or arrangements entered into by any Parent Guarantor, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with employees, officers, directors or members of management, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto, (g) any purchase by Parent of or contributions to, the equity capital of the Parent Guarantors, and (h) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, which letter states that such transaction is on terms that when taken as a whole are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

9.10                        End of Fiscal Years; Fiscal Quarters. Each of the Borrower and each Parent Guarantor will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11                        Additional Guarantors and Grantors; Additional Subsidiaries. Except as set forth in Section 10.1(a)(xi), each of the Borrower and each Parent Guarantor will cause (i) each of its direct or indirect Domestic Subsidiaries (other than any Unrestricted Subsidiary, any Immaterial Subsidiary or any Domestic Subsidiary owned by a Foreign Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) that is not an Excluded Subsidiary and (ii) each of its Subsidiaries (other than any Unrestricted Subsidiary or any Immaterial Subsidiary) that is not a Domestic Subsidiary at the time it is formed or otherwise purchased or acquired but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary or any Immaterial Subsidiary) that is not an Excluded Subsidiary, in each case to execute a supplement to each of the Guarantee Agreement and the Security Agreement, and, with respect to any such Subsidiary that is a direct or indirect parent or owner of the Borrower, to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in order to become a guarantor under the Guarantee Agreement and a grantor under the Security Agreement, and, in the case of any such Subsidiary that is a direct or indirect parent or owner of the Borrower, a party to this Agreement, and deliver the same to the Administrative Agent.

9.12                        Pledges of Additional Capital Stock and Evidence of Indebtedness. Except as set forth in Section 10.1(a)(xi), each of the Borrower and each Parent Guarantor will pledge, and, if applicable, will cause each of its Domestic Subsidiaries to pledge, to the Administrative Agent for the ratable benefit of the Secured Parties, (i) all the Capital Stock of each of its (a) Domestic Subsidiaries that are wholly-owned Subsidiaries (other than any Unrestricted Subsidiary or any Domestic Subsidiary owned by a Foreign Subsidiary), (b) Domestic Subsidiaries that are not wholly-owned Subsidiaries (other than any Unrestricted Subsidiary or any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) and Minority Investments, in each case, other than Excluded Capital Stock, and (c) each of its Foreign Subsidiaries that are wholly-owned Subsidiaries (other than an Unrestricted Subsidiary, any Immaterial Subsidiary or any Voting Stock representing in excess of 65% of the issued and outstanding Voting Stock in any of its Foreign Subsidiaries) held by any Parent Guarantor, the Borrower or a Subsidiary Guarantor, in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $2,500,000 received by the Borrower or any of the

Domestic Subsidiaries of Holdings (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b) or, if the obligor under such Indebtedness is not a Guarantor, Section 10.4(c), in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness of the Borrower, each Subsidiary and each Minority Investment that is owing to the Borrower or any Guarantor, in each case pursuant to a supplement to the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent.

9.13                        Use of Proceeds. The Borrower will use the Letters of Credit from time to time issued hereunder, the proceeds of all Loans made on the Closing Date and the proceeds of all Revolving Credit Loans from time to time made pursuant to the Revolving Credit Commitments for the purposes set forth in the introductory statement to this Agreement. The Borrower will use the proceeds of all New Term Loans and Loans made pursuant to the Additional Revolving Credit Commitments for general corporate purposes, including funding of Permitted Acquisitions, dividends, capital expenditures and repayment of Indebtedness not prohibited hereunder. The Borrower will use the proceeds of all Refinancing Term Loans and Term B-1 Loans incurred on the First Amendment Effective Date to refinance the Term Loans outstanding immediately prior to the First Amendment Effective Date and to pay fees (including the prepayment premium required to be paid pursuant to Section 2.20 of this Agreement) and expenses incurred in connection therewith. The Borrower will use the proceeds of all Refinancing Term Loans incurred on the Second Amendment Effective Date to refinance the Term B-1 Loans outstanding immediately prior to the Second Amendment Effective Date. The Borrower will use the proceeds of all Refinancing Term Loans incurred on the Third Amendment Effective Date to refinance the Term B Loans outstanding immediately prior to the Third Amendment Effective Date. The Borrower will use the proceeds of all New Term Loans incurred on the Fifth Amendment Effective Date (a) to refinance the Term B-1 Loans outstanding immediately prior to the Fifth Amendment Effective Date and to pay fees and expenses in connection therewith and (b) for general corporate purposes. The Borrower will use the proceeds of (a) Refinancing Term B Loans to refinance the Existing Term B Loans and (b) the New Term B Loans (i) to pay the fees and expenses and other additional amounts incurred or owing in connection with the transactions contemplated under the Sixth Amendment, (ii) to finance the NuLink Acquisition, (iii) to repurchase or redeem a portion of the Senior Subordinated Notes and (iv) for general corporate purposes.

9.14                        Changes in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental, related or reasonably complementary to any of the foregoing.

9.15                        Further Assurances. (a) Each of the Borrower and each Parent Guarantor will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request in writing, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries. The Borrower and each Parent Guarantor shall use commercially reasonable efforts to obtain, and the cause each Excluded Subsidiary to obtain, any ministerial, administrative or routine governmental approvals, consents, conditions, notifications or authorizations that, if obtained or satisfied, would result in such Person ceasing to be an Excluded Subsidiary or any Capital Stock ceasing to be Excluded Capital Stock; provided that such efforts are not required to be commenced in advance of any Permitted Acquisition or other Investment pursuant to which any such Excluded Subsidiary or Excluded Capital Stock is acquired.

(b)                                 If any assets (including any fee owned real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $5,000,000 are acquired by any Credit Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders in writing, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens (in the case of Collateral other than Capital Stock, under the laws of the United States, any state or territory thereof, or the District of Columbia) consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section 9.15, all at the expense of the Credit Parties. Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid First Priority Lien on the Mortgaged Property described therein, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (y) a flood zone determination and any applicable Borrower notices with respect thereto and any flood insurance that may be required under Section 9.3 and (z) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the mortgagor, to such Subsidiary), in form and substance reasonably satisfactory to the Administrative Agent.

9.16                        Maintenance of Rating of Facilities. The Borrower will use commercially reasonable efforts to cause each of (i) a public senior secured credit rating with respect to the credit facilities hereunder from each of S&P and Moody’s and (ii) a public corporate rating by S&P and a public corporate family rating by Moody’s of the Borrower, to be available at all times until the last Maturity Date under this Agreement.

9.17                        Interest Rate Protection. Commencing not later than 180 days after the Closing Date, not less than 50% of the aggregate principal amount of then outstanding Funded Debt (excluding Revolving Credit Loans) shall be either (x) fixed rate debt or (y) debt subject to Hedge Agreements. Such Hedge Agreements shall be maintained for not less than two years.

9.18                        Limitations on Activities. No Parent Guarantor will engage in any business or activity other than (i) the ownership of all the outstanding shares of Capital Stock of the Parent Companies and the Borrower, as applicable, (ii) maintaining its corporate or other existence, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors and the Borrower, (iv) the performance of the Credit Documents to which it is a party, (v) making any dividend or distribution permitted by Section 10.6 or holding any cash, Capital Stock or property received in connection with dividends or distributions made by the Borrower in accordance with Section 10.6 pending (x) application thereof by any applicable Parent Guarantor, as applicable, in the manner contemplated by Section 10.6 or (y) transactions permitted under this Agreement, (vi) Indebtedness permitted under Section 10.1, including without limitation, Permitted Intercompany Indebtedness and the guarantees of such Permitted Intercompany Indebtedness by the Parent Guarantors, (vii) transactions permitted under Section 10.3, 10.4, 10.5 or 10.6, (viii) ownership of any Unrestricted Subsidiary to the extent otherwise permitted hereunder and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 9.18.

9.19                        Designation of Subsidiaries. The Borrower may, at any time after the Closing Date, designate any Restricted Subsidiary of the Borrower as any Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by providing written notice thereof to the Administrative Agent; provided that (a) immediately prior to and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and (b) in the case of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (i) any Subsidiary so designated does not, directly, indirectly or beneficially own any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, the Borrower or any of its Restricted Subsidiaries, (ii) neither the Borrower nor any of its Restricted Subsidiaries shall at any time be directly or indirectly liable for any Indebtedness that permits the holder thereof to (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any indebtedness, lien or other obligations of any Unrestricted Subsidiary (including the right to take enforcement action against such Unrestricted Subsidiary), (iii) any such designation shall constitute an Investment on the date of such designation in an Unrestricted Subsidiary in an amount equal to the sum of (x) the fair market value of the equity interest in the Subsidiary to be designated as an Unrestricted Subsidiary held by any Credit Party or Restricted Subsidiary (without duplication) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary to any Credit Party or Restricted Subsidiary immediately prior to such designation, and (iv) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under (I) the Senior Unsecured Notes Indenture and all Permitted Refinancing Indebtedness in respect thereof and (II) the Senior Subordinated Notes Indenture and all Permitted Refinancing Indebtedness in respect thereof, (c) no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to this Section 9.19 may again be designated as an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Subsidiary at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time, and (d) during the Permitted Tax Distribution Period, neither Knology nor any of its Subsidiaries may be designated as an Unrestricted Subsidiary.

9.20                        Post-Closing Covenants. The Borrower will cause to be delivered or performed the documents and other agreements set forth on Schedule 9.20 within the time frames specified therein.

SECTION 10.                     Negative Covenants

The Borrower and the Parent Guarantors hereby covenant and agree that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than inchoate indemnity obligations) incurred hereunder, are paid in full:

10.1                        Limitation on Indebtedness. (a) The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness arising under the Credit Documents;

(ii)                                  Indebtedness of (x) the Borrower or any of the Parent Guarantors to the Borrower, any of the Parent Guarantors or any Subsidiary of the Borrower (including, without limitation, the Permitted Intercompany Indebtedness) and (y) subject to compliance with Section 10.5(g), any Restricted Subsidiary to the Borrower or any of the Parent Guarantors or any other Restricted Subsidiary of the Borrower; provided that (A) all such Indebtedness owing to a Credit Party shall be subject to a perfected, First Priority Lien pursuant to the Pledge Agreement, and (B) all such Indebtedness shall be unsecured and, if constituting an obligation of a Credit Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the Loan and Reimbursement Agreement (as in effect on the date hereof) or otherwise in a manner reasonably satisfactory to Administrative Agent;

(iii)                               Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(iv)                              except as provided in clauses (x), (xi) and (xiii) below, subject to compliance with Section 10.5(g), Guarantee Obligations incurred by (x) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement, (y) the Borrower or any of the Parent Guarantors in respect of Indebtedness of the Borrower or the Restricted Subsidiaries that is permitted to be incurred under this Agreement and (z) any Foreign Subsidiary in respect of Indebtedness of any other Foreign Subsidiary that is permitted to be incurred under this Agreement;

(v)                                 Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(vi)                              (w) Indebtedness of the Borrower or the Restricted Subsidiaries (including Indebtedness arising under Capital Leases but excluding Indebtedness incurred in connection with Permitted Acquisitions) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets subject to pro forma compliance with Section 10.9, (x) Indebtedness of the Borrower or the Restricted Subsidiaries arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (y) Indebtedness of the Borrower or the Restricted Subsidiaries arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (w) and (x) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (y) shall not exceed $40,000,000 at any time outstanding, and (z) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(vii)                           (A) Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and (B) any Permitted Refinancing Indebtedness incurred to Refinance (in whole or in part) such Indebtedness;

(viii)                        Indebtedness in respect of Hedge Agreements;

(ix)                              (A) Indebtedness under the Senior Unsecured Notes, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (B) Indebtedness under the Senior Subordinated Notes, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(x)                                 (A) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that (w) before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by the Borrower, any Parent Guarantor or any Restricted Subsidiary (other than by any such person that so becomes a Restricted Subsidiary), (z) (1) the Capital Stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.12 and (2) such Person executes a supplement to the Guarantee Agreement and the applicable Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Sections 9.11 or 9.12, as applicable, and (B) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(xi)                              (A) Indebtedness of the Borrower or any Restricted Subsidiary issued or incurred to finance a Permitted Acquisition; provided that (u) the Total Leverage Ratio on a Pro Forma Basis as of the date of such Permitted Acquisition (but excluding any cash or cash equivalents constituting proceeds of such Indebtedness which may otherwise reduce the amount of Consolidated Net Debt for such purpose), shall be less than 6.50 to 1.00, as certified by a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the Borrower demonstrating such compliance in reasonable detail, (v) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant, as such covenant is recomputed as at the most recent Test Period for which Section 9.1 Financials have been delivered, as if such acquisition had occurred on the first day of such Test Period, as certified by a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the Borrower demonstrating such compliance in reasonable detail, (w) such Indebtedness is not guaranteed in any respect by any Parent Guarantor or any Restricted Subsidiary unless such Parent Guarantor or Restricted Subsidiary is a Guarantor (or becomes a Guarantor substantially concurrently with the incurrence of such Indebtedness or guarantee), (x)(1) the Parent Guarantor, the Borrower or such other relevant Credit Party pledges the Capital Stock of any Person acquired (the “acquired Person”) to the Administrative Agent to the extent required under Section 9.12 and (2) such acquired Person executes a supplement to the applicable Guarantee Agreement and the applicable Security Agreements (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Sections 9.11 or 9.12, as applicable; provided that the requirements of this subclause (x) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (I) such Indebtedness and (II) all other Indebtedness as to which this proviso then applies, (y) such Indebtedness (other than any such Indebtedness constituting Permitted Secured Acquisition Debt) does not have a maturity or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions which allow for the payment of the Obligations prior to such Indebtedness), in each case, prior to six months following the Latest Maturity Date at the time of incurrence of such Indebtedness and will not have a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity of any then outstanding Loans, and (z) to the extent such Indebtedness is secured pursuant to Section 10.2(h), (1) the Senior Secured Leverage Ratio, on a Pro Forma Basis as of the date of such Permitted Acquisition, shall not exceed 4.50 to 1.00 (or, if such Senior Secured Leverage Ratio exceeds 4.50 to 1.00, the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis (giving effect to such Permitted Acquisition and Indebtedness), is not in excess of the Senior Secured Leverage Ratio calculated on a Pro Forma Basis immediately prior to such incurrence of secured Indebtedness and the consummation of such Permitted Acquisition, and without giving effect to such incurrence of secured Indebtedness and such Permitted Acquisition), as certified by a certificate from the Chief Financial Officer or Treasurer (or other equivalent officer) of the Borrower demonstrating such compliance in reasonable detail and (2) to the extent the Liens securing such Indebtedness are on any assets constituting Collateral, such Indebtedness shall be Permitted Secured Acquisition Debt, and (B) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided further that if such Indebtedness constitutes Permitted Secured Acquisition Debt and the provisions of clause (b) of the definition of Permitted Secured Acquisition Debt are applicable (or Permitted Refinancing Indebtedness in respect thereof), then the applicable margins on the relevant Term Loans described therein shall be increased as provided therein concurrently with the incurrence of such Permitted Secured Acquisition Debt (or Permitted Refinancing Indebtedness in respect thereof);

(xii)                           Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, bid, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(xiii)                        Permitted Additional Junior Debt in an amount not to exceed (i) $35,000,000 plus (ii) any such additional amount so long as (x) the Total Leverage Ratio shall be less than 6.50 to 1.00, determined on a Pro Forma Basis as of the date of incurrence of such Permitted Additional Junior Debt (but excluding any cash or cash equivalents constituting proceeds of such Indebtedness which may otherwise reduce the amount of Consolidated Net Debt for such purpose), and (y) if such Indebtedness is secured on a junior lien, lien subordinated basis with respect to the Obligations, the Senior Secured Leverage Ratio shall be less than 4.25 to 1.00, determined on a Pro Forma Basis as of the date of incurrence of such Permitted Additional Junior Debt (but excluding any cash or cash equivalents constituting proceeds of such Indebtedness which may otherwise reduce the amount of Consolidated Net Debt for such purpose), in each case, as if any such Indebtedness had been outstanding and fully borrowed, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(xiv)                       Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets (including Capital Stock of Subsidiaries) of the Borrower or any Subsidiary permitted by Section 10.5, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(xv)                          Indebtedness consisting of promissory notes issued by the Borrower and its Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the purchase or redemption of Capital Stock of Parent or any direct or indirect parent thereof permitted by Section 10.6(b);

(xvi)                       Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(xvii)                    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)                 Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(xix)                       without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest to the extent such Indebtedness is permitted hereunder;

(xx)                          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix);

(xxi)                       Indebtedness of the Borrower or any Restricted Subsidiary that is unsecured or Indebtedness of a Restricted Foreign Subsidiary that is secured solely by property of Restricted Foreign Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; and

(xxii)                    Credit Agreement Refinancing Indebtedness.

(b)                                 Neither the Borrower nor any Parent Guarantor will issue any preferred Capital Stock other than Qualified PIK Securities. The Borrower will not permit any Restricted Subsidiary to issue any preferred Capital Stock to any Person other than the Borrower or the Subsidiary Guarantors (or, in the case of a Restricted Subsidiary not directly owned by the Borrower or a Subsidiary Guarantor, to another Restricted Subsidiary) other than Qualified PIK Securities.

10.2                        Limitation on Liens. The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower, any Parent Guarantor or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                 Liens arising under the Credit Documents;

(b)                                 Permitted Liens;

(c)                                  Liens securing Indebtedness permitted pursuant to Section 10.1(a)(vi); provided that such Liens attach at all times only to the assets so financed;

(d)                                 Liens existing on the date hereof and listed on Schedule 10.2;

(e)                                  the replacement, extension or renewal of any Lien permitted by clauses (a), (c), (d), (f), (g), (h), (i) and (k) of this Section 10.2 upon or in the same assets theretofore subject to such Lien in connection with the incurrence of Permitted Refinancing Indebtedness in respect of the Indebtedness secured thereby;

(f)                                   Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(a)(x); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1(a)(x)) that such Liens secured, immediately prior to such Permitted Acquisition;

(g)                                  (i) Liens placed upon the Capital Stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount incurred pursuant to Section 10.1(a)(xi) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such

Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount;

(h)                                 Liens securing Permitted Secured Acquisition Debt permitted by Section 10.1(a)(xi); provided that such Liens attach at all times only to the Collateral and to no property or assets of Holdings and its Subsidiaries other than the Collateral;

(i)                                     Liens securing Permitted Additional Junior Debt permitted by Section 10.1(a)(xiii); provided that such Liens attach at all times only to the Collateral and to no property or assets of Holdings and its Subsidiaries other than the Collateral;

(j)                                    additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $60,000,000 at any time outstanding; and

(k)                                 Liens securing Credit Agreement Refinancing Indebtedness permitted to be incurred under Section 10.1(a)(xxii); provided that, (A) in the case of Liens securing obligations with respect thereto on a pari passu basis with the Liens securing the Obligations, the Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement and (B) in the case of Liens securing obligations with respect thereto on a junior lien, subordinated basis to the Obligations, the Senior Representative acting on behalf of the holders of such Indebtedness shall have entered into the Second Lien Intercreditor Agreement.

10.3                        Limitation on Fundamental Changes. The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)                                 (i) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving entity; (ii) any Parent Company may be merged or consolidated with or into Holdings; provided that Holdings shall be the continuing or surviving entity; and (iii) any Parent Company may be merged or consolidated with or into any other Parent Company; provided that a Parent Company shall be the continuing or surviving entity;

(b)                                 any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, a Restricted Subsidiary shall be the continuing or surviving entity, and (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving entity;

(c)                                  (i) any Restricted Subsidiary that is not a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Guarantor or any other Restricted Subsidiary of the Borrower, subject to compliance with Section 10.5(g) and (ii) the Borrower or any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to other Persons (including by way of merger, in the case of a Restricted Subsidiary), so long as such sale, lease, transfer or other disposition (x) does not constitute a sale, lease, transfer or other disposition of all or substantially all of the business units, assets or properties of the Borrower and its Restricted Subsidiaries, taken as a whole, and (y) is in compliance with Section 10.4;

(d)                                 any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor;

(e)                                  any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution;

(f)                                   any Subsidiary of a Parent Guarantor (other than the Borrower) that is not a Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any other Subsidiary of a Parent Guarantor (other than the Borrower) or a Parent Guarantor; provided that a Parent Guarantor shall be the continuing or surviving entity; and

(g)                                  any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 10.5 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 9.11 and 9.12 and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 10.5) or (ii) effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 9.19.

10.4                        Limitation on Sale of Assets. The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Capital Stock or issue any Capital Stock of a Restricted Subsidiary to any Person (other than the Borrower or a Guarantor or, solely in the case of a Restricted Subsidiary that is not a Guarantor, to another Restricted Subsidiary), except that:

(a)                                 the Parent Guarantors, the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets, including any tangible or intangible property, in the ordinary course of business;

(b)                                 the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable (unless in connection with a sale of a division as permitted herein)) for fair market value; provided that (i) with respect to any such sale, transfer or disposition pursuant to this clause (b) for a purchase price in excess of $5,000,000, the Borrower or such Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or cash equivalents (in each case, free and clear of all Liens, other than Liens granted under the Security Documents and nonconsensual Liens permitted under Section 10.2); provided that for the purposes of this clause (i), any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such sale, transfer or disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that has not been converted to cash, not in excess of $70,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash, (ii) any non-cash proceeds received are pledged to the Administrative Agent to the extent required under Section 9.12, (iii) the Net Cash Proceeds of any such transaction which is an Asset Sale Prepayment Event shall be applied to prepay the Loans to the extent provided for in Section 5.2(a), (iv) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant, as such covenant is recomputed as at the last day of the most recently ended Test Period for which Section 9.1 Financials have been delivered and (v) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)                                  (i) the Parent Guarantors, the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Subsidiary Guarantor or any Parent Guarantor; and (ii) the Borrower and the Restricted Subsidiaries may make sales of assets to Restricted Subsidiaries that are not Guarantors; provided that, in the case of this clause (ii), (w) such sale, transfer or disposition shall be for fair market value, (x) the aggregate amount of such sales, transfers and dispositions since the Closing Date shall not exceed $70,000,000, (y) at least 50% of the consideration received by the Borrower and the Restricted Subsidiaries shall consist of cash and cash equivalents) and (z) any non-cash proceeds received are pledged to the Administrative Agent to the extent required under Section 9.12;

(d)                                 any Parent Guarantor, the Borrower or any Restricted Subsidiary may effect any transaction permitted by Section 10.3 or 10.6;

(e)                                  in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in the case of clauses (i) and (ii), the Net Cash Proceeds thereof to the Borrower and its Restricted Subsidiaries (except in the case of transactions permitted by Section 10.4(e)(i) to the extent the Net Cash Proceeds of any such transaction do not exceed $10,000) are promptly applied to the prepayment of Loans and/or commitment reductions as provided for in Section 5.2;

(f)                                   the Borrower and its Restricted Subsidiaries may lease or sub-lease any real property or personal property in the ordinary course of business;

(g)                                  any Asset Swap shall be permitted; provided that (i) no Default or Event of Default shall exist and be continuing before or after giving effect thereto and (ii) if and to the extent that the Borrower and its Restricted Subsidiaries receive consideration for the cable television system or systems (or portions thereof) and related assets transferred to them in connection with such Asset Swap that is in addition to the cable television systems (or portions thereof) and related assets received upon disposition thereof, such Asset Swap shall be deemed to be a disposition of assets and shall be permitted only if the provisions of Section 10.4(b) and Section 5.2 shall be complied with in connection therewith;

(h)                                 the Borrower and its Restricted Subsidiaries may abandon, allow to lapse or otherwise dispose of intangible property that the Borrower or such Restricted Subsidiary shall determine in its reasonable business judgment is immaterial to the conduct of its business;

(i)                                     forgiveness of any loans or advances made pursuant to Section 10.5(c);

(j)                                    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(k)                                 transfers of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(l)                                     sales, transfers, leases and other dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries; and

(m)                             Liens permitted by Section 10.2 and Investments permitted by Section 10.5 (excluding Section 10.5(r)).

10.5                        Limitation on Investments. The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a)                                 extensions of trade credit and asset purchases in the ordinary course of business;

(b)                                 Permitted Investments;

(c)                                  loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding under this clause (c) (determined without regard to any write-downs or write-offs of such loans or advances) not exceeding $30,000,000;

(d)                                 Investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e)                                  Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f)                                   Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings or Parent;

(g)                                  Investments (i) in any Guarantor or the Borrower and (ii) in Restricted Subsidiaries that are not Guarantors, in the case of this clause (g)(ii), in an aggregate amount not to exceed the Applicable Amount at any time outstanding (valued net in the case of intercompany loans); provided that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(h)                                 Investments constituting Permitted Acquisitions; provided that (i) the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by Holdings, the Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Applicable Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made); and (ii) the Borrower shall have delivered to the Administrative Agent, no later than five Business Days after the date on which such Investment is consummated, a certificate of an Authorized Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in the definition of “Permitted Acquisition” have been satisfied or will be satisfied on or prior to the consummation of such Investment;

(i)                                     (i) other Investments (including Investments in Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed the sum of (x) the Applicable Amount at such time plus (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j)                                    dividends permitted under Section 10.6;

(k)                                 Investments in Hedge Agreements;

(l)                                     Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b) or (c);

(m)                             Guarantee Obligations and other Indebtedness otherwise permitted under Section 10.1;

(n)                                 loans made to any Parent Guarantor in lieu of, and not in excess of the amount of, any Restricted Payment to the extent permitted to be made pursuant to Section 10.6;

(o)                                 Investments consisting of cash earnest money required in connection with Permitted Acquisitions made not to exceed $40,000,000 in the aggregate at any time;

(p)                                 Investments constituting deposits or pledges permitted under Section 10.2;

(q)                                 advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(r)                                    Investments consisting of sales of assets and Permitted Sale Leasebacks permitted under Section 10.4 and 10.8;

(s)                                   the Acquisition; and

(t)                                    acquisitions by the Borrower or any Parent Guarantor of obligations of one or more directors, officers, employees, members or management or consultants of any Parent Guarantor, the Borrower or its Subsidiaries in connection with such person’s acquisition of Capital Stock of Holdings, Parent (or its parent entity), so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations.

10.6                        Limitations on Dividends. The Borrower and the Parent Guarantors and the Restricted Subsidiaries will not declare or pay any dividends (other than dividends payable solely in its Capital Stock) or return any capital to its equityholders or make any other distribution, payment or delivery of property or cash to its equityholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or equity appreciation rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Capital Stock of any Parent Guarantor or the Borrower, now or hereafter outstanding (or any options or warrants or equity appreciation rights issued with respect to any of its Capital Stock) (all of the foregoing “dividends”); provided that, except in the case of clauses (d) and (e) below, so long as no Default or Event of Default exists or would exist after giving effect thereto, (a) each of each Parent Guarantor and the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Capital Stock redeemed thereby; (b) the Borrower may declare and pay dividends and/or make distributions to the Parent Companies, and the Parent Companies may declare and pay dividends and/or make distributions to Holdings, and Holdings may declare and pay dividends and/or make distributions to Parent, to enable Parent to repurchase shares of its Capital Stock (or any options or warrants or equity appreciation rights issued with respect to any of its Capital Stock) held by officers, directors and employees of Parent, Holdings, the Parent Companies, the Borrower and its Subsidiaries so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided that the aggregate amount of dividends made by the Borrower pursuant to this clause (b) shall not exceed (i) $10,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $20,000,000 in any fiscal year), or (ii) $70,000,000 in the aggregate after the Closing Date; (c) the Borrower may declare and pay dividends to the Parent Companies, the Parent Companies may declare and pay dividends to Holdings, and Holdings may declare and pay dividends to Parent; provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to the Applicable Amount at such time; (d) the Borrower may declare and pay dividends and/or make distributions to the Parent Companies, the Parent Companies may declare and pay dividends and/or make distributions to Holdings, and Holdings may declare and pay dividends and/or make distributions to Parent, solely to pay (i) administrative and similar expenses actually incurred by Holdings or Parent related to ownership of Holdings, the Parent Companies and the Borrower; provided that the amount of such dividends and/or distributions does not exceed in any fiscal year the amount of such expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $1,000,000 in the aggregate per fiscal year), or (ii) payments permitted pursuant to Section 9.9(a) or (b); (e) the Borrower may make tax distributions pursuant to Section 4.1(b) of the Borrower’s limited liability company agreement to the Parent Companies in amounts sufficient so that each Parent Company may (i) pay its U.S. federal, state, local and non-United States income taxes, franchise taxes or similar taxes attributable to the operation and business of the Borrower and its Subsidiaries and (ii) make distributions to Holdings, and Holdings may make distributions to Parent, so that each of Holdings and Parent can pay franchise or similar taxes attributable to the operations and business of the Borrower and its Subsidiaries (distributions pursuant to this clause (e) are referred to as “Tax Distributions”); provided that (i) income tax distributions made with respect to any taxable period (or portion thereof) to any Parent Company shall be made based on the items of income, gain, loss and deduction that are (or are reasonably estimated to be) allocable to such Parent Company for such period under the Borrower’s limited liability company agreement (taking into account any loss or credit carryovers or other tax attributes that are available to offset the income of such Parent Company in such period) and (ii) each Parent Company promptly shall pay over any tax distributions made pursuant to this Section 10.6 to the appropriate taxing authority; (f) the Permitted Tax Distribution/Contribution shall be permitted; (g) distributions by the Borrower to the Parent Guarantors of any Subsidiary in connection with a disposition by Holdings or a Parent Guarantor permitted under Section 10.4; (h) dividends by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis; and (i) after the occurrence of a Qualified IPO, the Borrower may declare and pay dividends of up to 6.00% per annum of the net cash proceeds received by (or contributed to) Borrower from such Qualified IPO.

10.7                        Limitations on Subordinated Debt Payments and Amendments. (a) The Borrower and the Parent Guarantors will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Subordinated Debt (other than any intercompany loans); provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Debt (w) on or after the fifth anniversary of the date of the incurrence of such Subordinated Debt in the amount (if any) as shall be necessary to ensure that such Subordinated Debt shall not be considered an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, (x) for an aggregate price not in excess of the Applicable Amount at the time of such prepayment, repurchase or redemption, (y) with the proceeds of Permitted Refinancing Indebtedness, (z) pursuant to an exchange of Subordinated Debt for Qualified Capital Stock of Holdings or Parent or any direct or indirect parent company thereof or (aa) solely to the extent such Subordinated Debt constitutes Senior Subordinated Notes, for an aggregate purchase price not in excess of $239,800,000 following the Sixth Amendment Effective Date.

(b)                                 The Borrower and the Parent Guarantors will not, and will not permit any Restricted Subsidiary to, waive, amend, modify, terminate or release any Subordinated Debt to the extent that any such waiver, amendment, modification, termination or supplement would be materially adverse to the Lenders.

10.8                        Limitations on Sale Leasebacks. The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks for aggregate proceeds not to exceed $50,000,000 during any fiscal year of the Borrower.

10.9                        Financial Covenant. The Borrower will not permit the Senior Secured Leverage Ratio to exceed, on any Calculation Date occurring during a period set forth below, the correlative ratio indicated with respect to such period:

Calculation Date Occurring During Period	Maximum Senior Secured Leverage Ratio

From the Sixth Amendment Effective Date through and including December 31, 2016	5.50 to 1.00
From and including January 1, 2017, through and including March 31, 2017	5.40 to 1.00
From and including April 1, 2017, through and including June 30, 2017	5.30 to 1.00
From and including July 1, 2017, through and including September 30, 2017	5.20 to 1.00
From and including October 1, 2017, through and including December 31, 2017	5.10 to 1.00
From and including January 1, 2018, through and including March 31, 2018	5.05 to 1.00
From and including April 1, 2018, through and including June 30, 2018	5.00 to 1.00
From and including July 1, 2018, through and including September 30, 2018	4.90 to 1.00

From and including October 1, 2018, through and including December 31, 2018	4.80 to 1.00
From and including January 1, 2019, through and including March 31, 2019	4.70 to 1.00
From and including April 1, 2019, through and including June 30, 2019	4.60 to 1.00
From and including July 1, 2019, through and including September 30, 2019	4.50 to 1.00
From and including October 1, 2019, through and including December 31, 2019	4.40 to 1.00
From and including January 1, 2020, through and including March 31, 2020	4.30 to 1.00
From and including April 1, 2020, through and including June 30, 2020	4.20 to 1.00
From and including July 1, 2020, through and including September 30, 2020	4.10 to 1.00
From and including October 1, 2020, through and including December 31, 2020	4.00 to 1.00
From and including January 1, 2021, through and including March 31, 2021	3.90 to 1.00
From and including April 1, 2021, through and including June 30, 2021	3.80 to 1.00
From and including July 1, 2021, through and including September 30, 2021	3.70 to 1.00
From and including October 1, 2021, through and including December 31, 2021	3.60 to 1.00
From and including January 1, 2022, through and including the Maturity Date	3.50 to 1.00

10.10                 Limitations on Negative Pledges; Limitations on Clauses Restricting Subsidiary Distributions. The Borrower and the Parent Guarantors will not, and will not permit any of the Restricted Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (I) the ability of the Borrower, any Parent Guarantor or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents, or (II) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower, any Guarantor or any other Restricted Subsidiary or to guarantee Indebtedness of the Borrower, any Guarantor or any other Restricted Subsidiary; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law, (b) restrictions contained in any Credit Document, (c) restrictions contained in the Senior Unsecured Notes Indenture and any Permitted Refinancing Indebtedness in respect thereof, restrictions contained in the Senior Subordinated Notes Indenture and any Permitted Refinancing Indebtedness in respect thereof and Indebtedness incurred under Section 10.1(xi), (xiii) and (xxii) (so long as any such restrictions or conditions do not restrict Liens securing the Obligations and are otherwise no more restrictive than the Credit Documents), (d) customary restrictions and conditions contained in agreements relating to the sale, transfer, lease or other disposition of assets permitted by Section 10.4; provided that such restrictions and conditions apply only to the assets that are to be sold, transferred or disposed of, (e) with respect to clause (I) above, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 10.1 to the extent such restrictions or conditions apply only to the property or assets securing such Indebtedness, (f) restrictions and conditions contained in agreements that represent Indebtedness of a Restricted Subsidiary that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1, (g) with respect to clause (I) above, customary restrictions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof, (h) any agreement in effect at the time a Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary, and is not binding on other Credit Parties, (i) restrictions and conditions that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 10.5 and applicable solely to such joint venture or Capital Stock of such joint venture entered into in the ordinary course of business, (j) with respect to clause (I) above, restrictions and conditions that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower, any Parent Guarantor or any Restricted Subsidiary, (k) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (l) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 10.1 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement and do not restrict Liens securing the Obligations), so long as the Borrower shall have reasonably determined that such restrictions will not affect (a) its obligation or ability to make any payments required hereunder, (b) the obligation of any Restricted Subsidiary to provide a guaranty under any Credit Documents or (c) its obligation or the obligations of any Credit Party to grant Liens on the Collateral to secure the Obligations.

SECTION 11.                     Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1                        Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2                        Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3                        Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, any Security Document or the Fee Letter and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4                        Default Under Other Agreements. (a) Any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $75,000,000 in the aggregate, for the Parent Guarantors, the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5                        Bankruptcy, etc. Any Parent Guarantor, the Borrower, or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall commence a voluntary case, proceeding or action concerning itself under any Debtor Relief Law; or an involuntary case, proceeding or action is commenced against any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, liquidator or similar person is appointed for, or takes charge of, all or any substantial part of the property of any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) and such appointment continues undischarged or unstayed for a period of 60 days; or any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, winding up, relief of debtors, dissolution, receivership, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary); or there is commenced against any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) any such proceeding or action that remains undismissed for a period of 60 days; or any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate action is taken by any Parent Guarantor, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.6                        ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); Holdings or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7                        Guarantee Agreement. The Guarantee Agreement or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee Agreement; or

11.8                        Security Agreement and Pledge Agreement. (a) The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or (b) the Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement; or

11.9                        Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s or grantor’s obligations under any Mortgage; or

11.10                 Judgments. One or more judgments or decrees shall be entered against any Parent Guarantor, the Borrower or any of the Restricted Subsidiaries involving a liability of $75,000,000 or more in the aggregate for all such judgments and decrees for the Parent Guarantors, the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage after having been notified thereof) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.11                 Change of Control. A Change of Control shall occur; or

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, with the consent of the Required Lenders, and upon the request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to any Parent Guarantor, the Borrower or any Subsidiary (other than any Immaterial Subsidiary), the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower or any Subsidiary (other than any Immaterial Subsidiary), it will pay) to the Administrative Agent at its Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding prior to their maturity dates and/or (v) exercise all rights and remedies available under the Credit Documents or at law or in equity.

11.12                 Cure Right.  (a) Notwithstanding anything to the contrary contained in Section 11, in the event that the Borrower fails to comply with the Financial Performance Covenant with respect to a Test Period, after the completion of the last fiscal quarter in the Test Period to which such Financial Performance Covenant applies until the expiration of the 10th Business Day subsequent to the date the certificate calculating the Financial Performance Covenant with respect to such Test Period is required to be delivered pursuant to Section 9.1(d) (such period commencing after the Test Period and prior to the end of such ten Business Day period, the “Cure Period”), Parent may engage in an issuance of Capital Stock or other Qualified Capital Stock that constitutes a Permitted Equity Issuance for cash (or a capital contribution in cash to the Parent) and contribute such amount to the common equity capital of the Borrower (including through a capital contribution of such cash proceeds by Parent to Holdings to the Parent Companies to the Borrower) (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash common equity (the “Cure Amount”) the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)                                     Consolidated EBITDA shall be increased, solely for purposes of measuring the Financial Performance Covenant for such Test Period (the “Initial Test Period”) and applicable subsequent Test Periods which include the last fiscal quarter of the Initial Test Period and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                                  if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement;

provided that (x) the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right prior to the issuance of the relevant Capital Stock or other Qualified Capital Stock for cash or the receipt of the cash contributions by Parent and (y) such cash is actually received by the Borrower (including through capital contribution of such cash by Parent to Holdings to the Parent Companies to the Borrower) during the Cure Period.

(b)                                 Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of this Section 11.12, the Cure Amount shall not exceed the aggregate amount necessary to cause the Borrower to be in compliance with the Financial Performance Covenant for any applicable period, and any amounts in excess thereof shall not be deemed to be a Cure Amount, and this Section 11.12 may not be relied on for purposes of calculating any financial ratios or tests other than as applicable to compliance with the Financial Performance Covenant (including for purposes of determining any financial ratio-based terms, the Applicable Amount and any other available basket hereunder) and (iv) exercise of the Cure Right and receipt of the Cure Amount shall not result in any reduction in Indebtedness for purposes of calculating compliance with the Financial Performance Covenant or any other financial ratio test hereunder.

11.13                 Government Approvals and Consents. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, each Agent agrees that to the extent prior Governmental Authority approval is required pursuant to Requirements of Law for (i) the operation and effectiveness of any grant, right or remedy hereunder or under the other Credit Documents or (ii) taking any action that may be taken by the Administrative Agent hereunder or under the other Credit Documents, such grant, right, remedy or actions will be subject to such prior Governmental Authority approval having been obtained by or in favor of the Administrative Agent. Voting rights in any Collateral representing control over any license, permit, franchise or other authorization issued by any such Governmental Authority shall remain in the authorized holder thereof notwithstanding the occurrence and continuance of any Event of Default until any necessary consents of a Governmental Authority shall have been obtained for any assignment of assets or change of control that requires such prior approval.

11.14                 Application of Proceeds. Upon or following the acceleration of the maturity of the Obligations and the exercise of remedies with respect to any Collateral, or an Event of Default under Section 11.5 with respect to the Borrower or any Parent Guarantor, the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, or other amounts received in respect of the Obligations may, if not otherwise applied to preserve the value of the Collateral, be applied by the Administrative Agent at any time after receipt as follows:

(a)                                 first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with the Credit Documents or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document and the payment of all reimbursement and indemnification obligations or claims owing to the Agents, the Letter of Credit Issuers and the Related Parties of the Agents and the Letter of Credit Issuers hereunder or under any other Credit Document;

(b)                                 second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and the Letter of Credit Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

(c)                                  third, to the Secured Parties, an amount equal to all Obligations (including Obligations to cash collateralize outstanding Letters of Credit) owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(d)                                 fourth, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 12.                     The Administrative Agent

12.1                        Appointment. Each Lender and each Letter of Credit Issuer hereby irrevocably designates and appoints Credit Suisse AG as the Administrative Agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents, and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Letter of Credit Issuers, and neither the Borrower nor any other Loan Party shall have rights (as a third-party beneficiary or otherwise) with respect to any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document, or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2                        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement and the other Credit Documents by or through agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Commitments and Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents.

12.3                        Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11 and Section 13.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

12.4                        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any writing, resolution, request, instrument, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person or Persons, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

12.5                        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6                        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender, any Letter of Credit Issuer or any of their respective Related Parties. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, any Letter of Credit Issuer or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement and the other Credit

Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7                        Indemnification. The Lenders agree to indemnify the Administrative Agent (or any sub-agent thereof), any Letter of Credit Issuer or any Related Party of any of the foregoing in its capacity as such, or, in the case of any Related Party, acting for the Administrative Agent or a Letter of Credit Issuer in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, any Letter of Credit Issuer or any Related Party of any of the foregoing in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, any Letter of Credit Issuer or any Related Party of any of the foregoing under or in connection with any of the foregoing; provided that no Lender shall be liable to any such Person for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Person; provided, further, that with respect to such unpaid amounts owed to any Letter of Credit Issuer solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable indemnification is sought (or if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and all Unpaid Drawings shall have been paid in full and all Letters of Credit have been terminated or cash collateralized, ratably in accordance with the Revolving Credit Commitment Percentage immediately prior to such date). The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8                        Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party or any Subsidiary or Affiliate thereof as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents and without any duty to account therefor to the Lenders. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9                        Successor Agent. The Administrative Agent may, at any time resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be approved by the Borrower except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If (i) the Borrower withholds its consent to the appointment of any successor Administrative Agent as permitted hereunder or (ii) the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and the Required Lenders may perform the duties of the resigning Administrative Agent (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Administrative Agent may continue to hold such Collateral until such time as a successor Administrative Agent is appointed and such Collateral is assigned to such successor Administrative Agent and the retiring Administrative Agent may elect to distribute notices or payments to the Lenders, in which case it shall remain entitled to the benefits of this Section 12 for so long as it is acting in any such manner). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10                 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest or other payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 12.10.

12.11                 Other Agents; Arranger and Bookrunner. None of the Lenders or other Persons identified on the cover page of this Agreement as a “joint lead arranger”, “lead arranger”, “joint bookrunner”, “bookrunner”, “co-syndication agent” or “documentation agent” or any of the Amendment Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document in their respective capacities as such, but shall be entitled to all the benefits of this Section 12 applicable to the Administrative Agent. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any

Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.12                 Administrative Agent May File Proofs of Claim. (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(b)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Unpaid Drawings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under Sections 4.1. and 13.5) allowed in such judicial proceeding; and

(c)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.5.

12.13                 Collateral and Guaranty Matters. (a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion (except where it is otherwise obligated to do so under the Credit Documents),

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Letter of Credit Issuer shall have been made), (y) that is sold or otherwise disposed of to a Person that is not a Credit Party in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 13.1, if approved, authorized or ratified in writing by the Required Lenders (or such other amount of Lenders required to authorize such sale or disposition);

(ii)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.2(c) (or release any such Liens to the extent Liens in favor of the Administrative Agent on such property are not permitted by the Indebtedness secured pursuant to the Liens permitted under Section 10.2(c)); and

(iii)                               to release any Subsidiary Guarantor from its obligations under the Credit Documents and to terminate any Liens granted by such Subsidiary Guarantor if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Credit Documents (including pursuant to such Person being designated as an Unrestricted Subsidiary in accordance with this Agreement);

it being understood that, notwithstanding anything herein or in any other Credit Documents, the Company and its Subsidiaries shall not be released from their obligations under the Credit Documents, and the Liens granted thereby shall not be terminated, in connection with, or as a result of, the Permitted Tax Distribution/Contribution.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.13.

(b)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

12.14                 Credit Bidding. The Lenders hereby irrevocably authorize the Administrative Agent, upon the written consent of Required Lenders to Credit Bid (in an amount and on such terms as may be directed by the Required Lenders) and purchase (either directly or through one or more acquisition vehicles) at any public or private sale conducted under the provisions of the UCC (including pursuant to sections 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) (or any similar provision of any other applicable Debtor Relief Law) or under similar provisions of any applicable Requirements of Law in the relevant jurisdiction, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law, all or any portion of the Collateral on behalf of and for the benefit of the Lenders. Each Lender hereby agrees that, except with the written consent of the Administrative Agent and the Required Lenders, it will not exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC, the Bankruptcy Code (or any applicable other Debtor Relief Law) or any similar Requirement of Law in the relevant jurisdiction, foreclosure sales or other similar dispositions of Collateral.

12.15                 Cash Management Obligations; Swap Agreements. Except as otherwise expressly set forth herein or in any Credit Document, no Cash Management Bank or Qualified Counterparty that obtains the benefits of any guarantee or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Hedge Agreements unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be.

SECTION 13.                     Miscellaneous

13.1                        Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties (to the extent approval of a Credit Party is required) written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that (x) no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or extend the date for the payment of any Term Loan Repayment Amount or other scheduled amortization of Term Loans added after the Closing Date or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates (it being understood that any amendment or modification of defined terms used in the Financial Performance Covenant in this Agreement shall not constitute a reduction in the stated rate or fees for purposes of this clause (i)), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby (provided that extensions of Letter of Credit expiration dates beyond the L/C Maturity Date will be permitted without such consent if the obligations of such Lender directly affected terminate on the L/C Maturity Date or such Lender otherwise consents to such extension), or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentage specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party, in each case without the written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and the Revolving Credit Commitments, as applicable, on the date hereof), or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of each Letter of Credit Issuer, or (v) amend, modify or waive the application of any provision of any Credit Document in a manner that adversely affects any Class of Lenders in a manner that is disproportionate to the impact thereof on another Class of Lenders without the written consent of the Lenders holding a majority of the Loans and outstanding and unused commitments of such Class (it being understood that Lenders providing Indebtedness permitted under Sections 2.17, 2.18 or 2.19 and, with the consent of the Required Lenders, Lenders providing additional extensions of credit pursuant to this Agreement may be permitted to share in the allocation of prepayments with holders of the Term Loans (in the case of additional or extended term loans) or the Revolving Credit Commitments (in the case of additional or extended revolving credit facilities), as applicable, on substantially the same basis as the Term Loans and the Revolving Credit Commitments on the date hereof), or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the value of the Guarantors under the Guarantee Agreement (except as expressly permitted by the Guarantee Agreement or pursuant to a transaction permitted under Section 10.4), or release all or substantially all of the Collateral under the Security Documents, in each case without the prior written consent of each Lender, or (viii) change

Section 4.2 in a manner that would alter the pro rata sharing of reductions of Revolving Credit Commitments required thereby, in each case without the written consent of each Lender directly and adversely affected thereby; (y) no amendment or modification that reduces the percentage specified in the definition of the “Required Revolving Credit Lenders” (it being understood that, Additional Revolving Credit Commitments, Extended Revolving Credit Commitments and Refinancing Revolving Credit Commitments and, with the consent of the Required Lenders, additional extensions of revolving credit pursuant to this Agreement, may be included in the definition of the “Required Revolving Credit Lenders” on substantially the same basis as the Revolving Credit Commitments are included on the date hereof) shall be effective without the consent of each Revolving Credit Lender; and (z) no amendment or modification that reduces the percentage specified in the definition of “Required Term Loan Lenders” (it being understood that additional Term Loans permitted hereunder and, with the consent of the Required Lenders, additional extensions of term loans pursuant to this Agreement may be included in the definition of “Required Term Loan Lenders” on substantially the same basis as the Term Loans are included on the date hereof) shall be effective without the consent of each Term Loan Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Letter of Credit Issuer hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or such Letter of Credit Issuer, as applicable. In the case of any waiver, the Borrower, the Lenders, the Letter of Credit Issuers and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

The Administrative Agent is authorized to enter into the Pari Passu Intercreditor Agreement and the Second Lien Intercreditor Agreement (or amend any then-existing Intercreditor Agreement) in connection with the incurrence of secured Indebtedness pursuant to Sections 10.1(a)(xi), 10.1(a)(xiii) or 10.1(a)(xxii).

Notwithstanding the foregoing, no consent of the Borrower or any Credit Party shall be required for amendments or waivers to any Intercreditor Agreement except to the extent expressly set forth in such Intercreditor Agreement.

Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend, in a writing executed by both the Administrative Agent and the Borrower, any Credit Document to effect administrative changes that are not adverse to any Lender or to correct errors or omissions, (ii) upon the effectiveness of any Incremental Amendment, Loan Modification Agreement or Refinancing Amendment, the Administrative Agent, the Borrower and the Lenders providing the relevant Incremental Commitments, Extended Term Loans, Extended Revolving Credit Commitments or Credit Agreement Refinancing Indebtedness, as applicable, may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments, Extended Term Loans, Extended Revolving Credit Commitments or Credit Agreement Refinancing Indebtedness, as applicable, incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Credit Loans, Extended Term Loans, Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments and/or Refinancing Term Loan Commitments), and (iii) the Administrative Agent may enter into amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.17, 2.18 and 2.19 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.17, 2.18 and 2.19.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the Revolving Credit Loans, as applicable, and accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Required Revolving Credit Lenders and Required Term Loan Lenders, as applicable.

Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Commitments or Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Credit Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), Required Revolving Credit Lenders, Required Term Loan Lenders or other majority of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 13.1); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (y) any waiver, amendment or modification required the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

13.2                        Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic transmission pursuant to paragraph (b) of this Section 13.2), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, or, in the case of telecopy notice, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

(i)                                     if to the Borrower or any Parent Guarantor:

7887 East Belleview Avenue
Suite 1000
Englewood, CO 80111
Fax:                       (720) 479-3503

(ii)                                  if to the Administrative Agent:

Credit Suisse AG
Attention: Sean Portrait — Agency Manager
Eleven Madison Avenue
New York, NY 10010
Fax: 212-322-2291
Email: agency.loanops@credit-suisse.com;

(iii)                               if to Credit Suisse AG, in its capacity as a Letter of Credit Issuer:

Credit Suisse AG
One Madison Ave., 2nd Floor
New York, NY 10010
Phone: 212-538-1370
Fax: 212-325-8315
E-mail: list.ib-letterofcredit@credit-suisse.com; and

(iv)                              if to any other Letter of Credit Issuer, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as a Letter of Credit Issuer hereunder; and

(v)                                 if to a Lender, to it at its address (or fax number) set forth on Schedule 1.1(b) or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Notices delivered through electronic communications to the extent provided in Section 13.2(b) below, shall be effective as provided in said Section 13.2(b).

(b)                                 Notices and other communications to the Lenders and the Letter of Credit Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.3 or 3, if such Lender or Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, each Parent Guarantor and the Borrower may, in their respective discretion, agree to accept notices and other communications hereunder via electronic communications pursuant to procedures approved by such Person; provided that approval of such procedures may be limited to a particular notice or particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in each case, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Each of each Parent Guarantor and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise agreed by the Administrative Agent) that (i) is or relates to a Notice of Borrowing or a Notice of Conversion or Continuation, (ii) relates to the payment of any principal or other amount due under this Agreement, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to such electronic mail address as provided by the Administrative Agent from time to time. In addition, each of each Parent Guarantor and the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Letter of Credit Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of the Credit Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S

TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM EXCEPT TO THE EXTENT ARISING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.3                        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Letter of Credit Issuer or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 13.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or a Parent Guarantor in any case shall entitle the Borrower or any Parent Guarantor to any other or further notice or demand in similar or other circumstances.

13.4                        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit hereunder.

13.5                        Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Amendment Agents for all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented or invoiced fees, disbursements and other charges of one counsel to the Administrative Agent and the Amendment Agents, and in connection with local and collateral matters, one counsel in any relevant local jurisdiction, (b) to pay all reasonable out of pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent and any other Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (including, without limitation, after the occurrence and during the continuance of a

Default or Event of Default and in connection with any workout or restructuring or proceeding under the Bankruptcy Code or any other Debtor Relief Law), including the reasonable fees, disbursements and other charges of one primary counsel (and, in the case of an actual or perceived conflict of interest by an Agent, where the Agent affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another counsel to the affected Agent), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions), (d) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (e) to pay, indemnify, and hold harmless each Lender, each Letter of Credit Issuer and each Agent and their respective Related Parties (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel (and, in the case of an actual or perceived conflict of interest by an Indemnitee, where the Indemnitee affected by such conflict informs the Borrower or such conflict and thereafter retains its own counsel, of another counsel to the affected Indemnitee), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including the financing contemplated hereby (regardless of whether any Indemnitee is a party thereto and regardless of whether any such matter is initiated by a third party or by Holdings, the Borrower, any of their respective Affiliates, creditors or equity holders or any other Person), including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involved or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (e), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any such Indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities result from (i) the gross negligence or willful misconduct of such Indemnitee or its controlled Affiliates or its controlling persons or their respective officers, directors, employees, agents, advisors or members, in each case, who are involved in the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnitee or one of its Affiliate of its funding obligations hereunder or (iii) disputes by and among such Indemnitees (other than any claims against any Agent, any other agent, arranger or bookrunner named on the cover page hereto, any Amendment Agent or any Letter of Credit Issuer in such capacities or fulfilling such roles or any similar role or with respect to acts or omissions taken in furtherance of or relating to such capacities or roles) to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, SyndTrak or other similar information transmissions systems in connection with this Agreement or the Transactions. No Indemnitee shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6                        Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) neither the Borrower nor any Parent Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Parent Guarantor or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Agents, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer, the Lenders and the Agents, and any Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)                               the Borrower (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) with respect to the Term Facility, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) with respect to the Revolving Credit Facility, for an assignment to a Revolving Credit Lender or (z) with respect to any Facility, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required for assignments of the Term B Loans by the Agents and their respective Affiliates during the primary syndication of the Term B Loans, which shall in any event end upon the earlier of (i) the date the Third Amendment Lead Arranger reasonably determines that the primary syndication has concluded and (ii) the date that is 60 days after the Third Amendment Effective Date; and provided, further, that the Borrower’s consent shall not be required for assignments of the Refinancing Term B Loans and the New Term B Loans by the Agents and their respective Affiliates during the primary syndication of such Refinancing Term B Loans and New Term B Loans, which shall in any event end upon the earlier of (i) the date the Sixth Amendment Lead Arrangers reasonably determine that the primary syndication has concluded and (ii) the date that is 60 days after the Sixth Amendment Effective Date; and

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for with respect to the Term Facility, an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and, with respect to the Revolving Credit Facility, Credit Suisse AG, in its capacity as a Letter of Credit Issuer.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) with respect to the Term Facility, $1,000,000, and increments of $1,000,000 in excess thereof and (y) with respect to the Revolving Credit Facility, $5,000,000, and increments of $1,000,000 in excess thereof, unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Lenders that are Affiliates of each other or to assignees that are Affiliates by a single Lender or group of Lenders that are Affiliates of each other shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and, if required, applicable tax forms;

(E)                                at the time any Lender is making purchases of Loans or Commitments, it shall enter into an Assignment and Assumption Agreement identifying the Class and tranche of such Loans or Commitments (including, without limitation, in the case of any assignment of Revolving Credit Commitments); and

(F)                                 no such assignment shall be made to (w) a natural Person, (x) a Defaulting Lender, (y) an Affiliated Lender, other than pursuant to Section 13.6(d) or (z) any Parent Guarantor, the Borrower or their respective Subsidiaries, other than pursuant to Section 13.6(e).

For the purpose of this Section 13.6(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender (with respect to any entry relating to such Lender’s Commitment or Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)                                  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Letter of Credit Issuer, sell participations to one or more banks or other Persons (other than a natural person or any Parent Guarantor, the Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided, however, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (x) under Section 2.10 or 5.4, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld) and (y) under Section 2.11 or 2.12, unless such greater payment arises by reason of a Change in Law taking place after the date the participation is entered into.

(iii)                               Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligation with respect to Loans under this Agreement to an Affiliated Lender (including Affiliated Investment Funds) pursuant to this Section 13.6 through (x) Dutch Auctions open to all Lenders of a particular Class of Term Loans subject to such Dutch Auction on a pro rata basis or (y) through open market purchases, in each case subject to the following additional conditions and limitations:

(i)                                     Affiliated Lenders shall not receive information provided solely to Lenders and the Administrative Agent and their respective advisors by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided that Affiliated Investment Funds shall not be subject to such limitation;

(ii)                                  notwithstanding anything in Section 13.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Credit Document (including such modifications pursuant to Section 13.1), (2) otherwise acted on any matter related to any Credit Document, (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, or (4) voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code) is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that Affiliated Investment Funds shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding anything herein to the contrary, Affiliate Investment Funds may not in the aggregate account for more than 49.9% of the amounts necessary to constitute Required Lenders, and any amount in excess of such percentage will be subject to the limitations set forth in this clause (ii);

(iii)                               no Auction Purchase or assignment of Revolving Credit Loans or Revolving Credit Commitments may be made to any Affiliated Lender; provided that such limitation shall not apply to the Revolving Credit Loans and Revolving Credit Commitments of any Lender that is a Defaulting Lender at the time of such assignments;

(iv)                              at the time any Affiliated Lender is making purchases of Loans or Commitments, it shall enter into an Assignment and Assumption Agreement identifying itself as an Affiliated Lender to the applicable assignor; and

(v)                                 the aggregate principal amount of all Term Loans held by Affiliated Lenders (other than Affiliated Investment Funds) shall in no event exceed 25% of the aggregate outstanding principal amount of the Term Loans.

Notwithstanding anything to the contrary herein, this Section 13.6(d) shall supersede any provisions in Sections 5.2 or 13.8 to the contrary.

(e)                                  Assignments to Purchasing Borrower Parties. Each Lender acknowledges that each Purchasing Borrower Party may (x) purchase or acquire Term Loans hereunder from Lenders from time to time pursuant to a Dutch Auction in accordance with the terms of this Agreement (including, without limitation, Section 13.6 hereof), subject to the restrictions set forth in the definition of “Dutch Auction” and (y) acquire Term Loans hereunder through a contribution from an Affiliate, in each case, subject to the following additional conditions and limitations:

(i)                                     Purchasing Borrower Parties shall not receive information provided solely to Lenders or the Administrative Agent or their respective advisors by the Administrative Agent or any Lender or their respective advisors and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors;

(ii)                                  notwithstanding anything herein or in any of the other Credit Documents to the contrary, with respect to any Auction Purchase or other assignment to a Purchasing Borrower Party (or contribution from an Affiliate of the Borrower), under no circumstances, whether or not any Credit Party is subject to a bankruptcy or other insolvency proceeding, shall any Purchasing Borrower Party be permitted to exercise any voting rights or other privileges with respect to any Loans or Commitments, and any Term Loans that are assigned to a Purchasing Borrower Party, shall have no voting rights or other privileges under this Agreement and the other Credit Documents and shall not be taken into account in determining any required vote or consent;

(iii)                               no Auction Purchase or assignment (or contribution) of Revolving Credit Loans or Revolving Credit Commitments may be made to any Purchasing Borrower Parties;

(iv)                              at the time any Purchasing Borrower Parties is making purchases or sales of Loans or Commitments, it shall enter into an Assignment and Assumption Agreement identifying itself as a Purchasing Borrower Parties to the applicable assignor;

(v)                                 (i) with respect to a Dutch Auction, at the time of such Purchase Notice and Auction Purchase, and (ii) with respect to any other assignment of Term Loans, at the time of such assignment, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(vi)                              no proceeds from any Revolving Credit Loan shall be used, directly or indirectly, to fund any Auction Purchase or assignment pursuant to this Section 13.6(e); and

(vii)                           immediately upon the effectiveness of each Auction Purchase or assignment to a Purchasing Borrower Party or a contribution of Term Loans from an Affiliate of the Borrower, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically and irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase or assignment for no consideration, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Credit Documents no longer be outstanding, and the Credit Parties shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Credit Parties being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven.

Notwithstanding anything to the contrary herein, this Section 13.6(e) shall supersede any provisions in Sections 5.2 or 13.8 to the contrary.

(f)                                   Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent or any other Person, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit K-1 or K-2, as the case may be, evidencing the Term Loans and Revolving Credit Loans, respectively, owing to such Lender.

(g)                                  Subject to Section 13.16, the Borrower authorizes each Lender or Participant to disclose to any Participant, proposed Participant, secured creditor of such Lender, assignee or proposed assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(h)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans hereunder. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i)                                     In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, any Letter of Credit Issuer shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then such Letter of Credit Issuer shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Letter of Credit Issuer or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of, and interest accrued to the date of payment on, the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

13.7                        Replacements of Lenders under Certain Circumstances. If any Lender requests compensation under Section 2.10(a)(ii) or (iii), 2.11 or Section 3.5, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11, Section 3.5 or Section 5.4) and obligations under this Agreement and the related Credit Documents to an eligible assignee pursuant to Section 13.6(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.6;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Unpaid Drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.12 or Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 5.4, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything to the contrary contained herein, with respect to a Non-Consenting Lender that has not consented to a matter which requires the consent of all Lenders of a particular Class, such assignment (and related payments) may be made, at the election of the Borrower, solely with respect to Loans and Commitments of such Class. In the event any such Lender fails to execute an Assignment and Acceptance in connection with such assignment, such Assignment and Acceptance may be executed by the Borrower or the Administrative Agent (on behalf of the assigning Lender) and the Borrower and the Administrative Agent are granted a power of attorney to execute such an Assignment and Acceptance in the circumstances provided for in this Section 13.7.

13.8                        Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, and (y) the provisions of this paragraph shall not be construed to apply to (A) any payment made or collateral provided by the Borrower or any other Person pursuant to and in accordance with the express terms of this Agreement (including, for the avoidance of doubt, any such provisions added pursuant to any permitted amendment to this Agreement and including the application of funds arising from the existence of a Defaulting Lender or assignments made pursuant to Section 13.6(e) or Section 13.7), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Unpaid Drawings to any assignee or participant, other than to any Parent Guarantor, the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply except if such assignment or participation is made pursuant to Section 13.6).

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders or provided by law each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under any other Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff pursuant to this Section 13.8(b), (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuers, and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9                        Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 The words “execution”, “signed”, “signature” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.10                 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11                 Integration. This Agreement, the other Credit Documents and the Fee Letter represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents or the Fee Letter.

13.12                 GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

13.13                 Submission to Jurisdiction; Waivers. Each Parent Guarantor and the Borrower each hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York, New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                                 consents and agrees that any such action or proceeding arising out of or relating to this Agreement or any other Credit Document may be brought in any court referred to in paragraph (a) of this Section 13.13 and waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, indirect, exemplary, punitive or consequential damages.

Each of the parties hereto agrees that a final judgment in any such action or proceeding arising out of or relating to this Agreement or any other Credit Document and brought in any court referred to in paragraph (a) of this Section 13.13 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Letter of Credit Issuer or any Lender may otherwise have to bring any action or proceeding relating to enforcement of the Security Documents and the exercise of rights and remedies with respect to the Collateral against the Borrower or any other Credit Party or their respective properties in the courts of any jurisdiction.

13.14                 Acknowledgments. Each Agent, each Letter of Credit Issuer, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 13.14, the “Lenders”) may have economic interests that conflict with those of the Parent Guarantors, the Borrower and their Subsidiaries, their respective stockholders and/or their respective affiliates (collectively, solely for purposes of this Section 13.14, the “Credit Parties”). Each Credit Party hereby acknowledges and agrees that: (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other; (b) (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; and (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent Guarantors, the Borrower and the Lenders. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.15                 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.16                 Confidentiality. Each of the Administrative Agent, the Lenders and the Letter of Credit Issuers agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 13.16 or an agreement containing confidentiality provisions customary in connection with the syndication or assignment of loans, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.16, or (y) becomes available to the Administrative Agent, any Lender, any Letter of Credit Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. For purposes of this Section 13.16, “Confidential Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Letter of Credit Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

13.17                 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Parent Guarantor and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Guarantor and the Borrower, which information includes the name and address of each Guarantor and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable to identify each Guarantor and the Borrower in accordance with the Patriot Act.

13.18                 Consent to Effectiveness. Each Term Lender, each First Amendment Revolving Credit Lender and the Administrative Agent consents to and agrees to the terms of the First Amendment. Each Lender holding a Term B Loan and the Administrative Agent consents to and agrees to the terms of the Third Amendment and this Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment. Each Lender holding a New Term B Loan (on the Fifth Amendment Effective Date) and the Administrative Agent consent to and agree to the terms of the Fifth Amendment and this Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment. Each Lender holding a Term B Loan on the Sixth Amendment Effective Date and the Administrative Agent consent to and agree to the terms of the Sixth Amendment and this Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment.

13.19                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

WIDEOPENWEST FINANCE, LLC

By:	/s/ Richard E. Fish, Jr.
Name:
Title:

RACECAR ACQUISITION, LLC

By:	/s/ Richard E. Fish. Jr.
Name:
Title:

WIDEOPENWEST KITE INC.

By:	/s/ Richard E. Fish, Jr.
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as a Lender and as Administrative Agent and Letter of Credit Issuer

By:	/s/ Judith E. Smith
Name:
Title:

By:	/s/ Kelly Heimrich
Name:
Title: